Form 10KSB, Exhibit 13
period 1997-06-30
REDWOOD FINANCIAL INC /MN/
filed 1997-09-26
CIK 942895

EXHIBIT 13

                             REDWOOD FINANCIAL, INC.


Profile and Related Information

Redwood Financial, Inc. (the Company) is a Minnesota corporation organized at the direction of the board of directors of the Redwood Falls Federal Savings and Loan Association (the Association) to acquire all of the capital stock that the Association issued upon its conversion from the mutual to stock form of ownership. The Company is a unitary savings and loan holding company which generally, under existing laws, is not restricted in the types of business activities in which it may engage, provided that the Association retains a specified amount of its assets in housing-related investments. At the present time, because the Company does not conduct any significant business, the Company does not intend to employ any persons other than officers of the Association but utilizes the support staff of the Association from time to time.

The Association is a federally chartered mutual savings and loan association headquartered in Redwood Falls, Minnesota. The Association has two full-service offices located in Redwood and Renville Counties, Minnesota. The Association was founded in 1924 and obtained its current name in 1982. The Association's deposits have been federally insured by the Savings Association Insurance Fund
(SAIF) and its predecessor, the Federal Savings and Loan Insurance Corporation (FSLIC), since 1958. The Association is a member of the Federal Home Loan Bank
(FHLB) System. The Association is a community oriented, retail savings institution offering traditional mortgage loan products. It is the Association's intent to remain an independent community savings and loan association serving the local banking needs of Redwood and Renville Counties, Minnesota.

The Association attracts deposits from the public and uses such deposits primarily to invest in residential lending on owner-occupied properties. The Association also originates consumer and commercial real estate loans.

Stock Market Information

Since its issuance on July 7, 1995, the Company's common stock has been traded in the over-the-counter market. The following table reflects the stock price as published by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                                  High bid       Low bid
------------------------------------------------------------------------

Fiscal 1997:
   First Quarter                                   $ 10            8 3/4
   Second Quarter                                    10            9 3/4
   Third Quarter                                     11 3/8       10
   Fourth Quarter                                    11           10 1/4

Fiscal 1996:
   First Quarter                                   $  9 1/2        8 3/4
   Second Quarter                                     9 3/4        9 1/2
   Third Quarter                                      9 3/4        9 1/4
   Fourth Quarter                                     9 1/4        9 1/4

The number of stockholders of record of common stock as of June 30, 1997, was approximately 106. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At June 30, 1997, there were 961,875 shares outstanding.

                                                                     (Continued)

REDWOOD FINANCIAL, INC.

The Company paid no dividends to holders of common stock during the fiscal year ended June 30, 1997 or 1996.

The Company's ability to pay dividends to stockholders is subject to the requirements of Minnesota law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Association. The Association may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Associations regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Associations conversion from mutual stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision (OTS).

                      FIVE-YEAR SELECTED FINANCIAL SUMMARY
                 (dollars in thousands, except per share data)

                                                                Year ended June 30
                                                   ----------------------------------------------------
                                                     1997       1996       1995       1994        1993
-------------------------------------------------------------------------------------------------------
Operating results:
        Interest income                            $ 3,870      3,487      3,023      3,048       3,268
        Interest expense                             2,186      1,883      1,683      1,448       1,637
-------------------------------------------------------------------------------------------------------
        Net interest income                          1,684      1,604      1,340      1,600       1,631
        Provision for loan losses                        0          0          0          1          15
        Noninterest income                              57         61         40         54          56
        Noninterest expense                          1,352        992        775        690         653
        Income tax expense                             137        211        245        426         407
-------------------------------------------------------------------------------------------------------
        Earnings before cumulative
                effect of accounting change            252        462        360        537         612
        Cumulative effect of
                accounting change                        0          0          0        (45)          0
-------------------------------------------------------------------------------------------------------

        Net earnings                               $   252        462        360        492         612
=======================================================================================================

Net earnings per common share                      $  0.26       0.45        N/A        N/A         N/A
=======================================================================================================

Balance sheet data:
        Total assets                               $62,169     51,515     55,002     42,660      40,026
        Investment securities held to maturity      10,396     15,289     16,431     17,213      13,434
        Mortgage-backed and related
                securities held to maturity         13,874     15,805      7,874      7,774       8,936
        Investment securities available for sale     6,981          0          0          0           0
        Mortgage-backed and related
                securities available for sale        8,150          0          0          0           0
        Loans receivable, net                       20,767     16,514     15,255     15,091      15,620
        Deposits                                    46,093     38,043     35,825     37,114      35,064
        Stockholders equity                         12,342     13,157      5,656      5,295       4,804

Financial ratios:
        Return on average assets                      0.46%      0.93%      0.74%      1.17%       1.49%
        Return on average equity                      1.96       3.42       6.58       9.73       13.65
        Average equity to average assets             23.36      27.18      11.21      12.03       10.95
        Net yield on average interest-
                earning assets                        3.11       3.27       3.18       3.87        4.05

                                                                  (Continued)

                             REDWOOD FINANCIAL, INC.


                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


General

At the present time, Redwood Financial, Inc. (the Company) does not conduct any significant business outside of serving as a unitary savings and loan holding company for Redwood Falls Federal Savings and Loan Association (the Association).

The Association converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association pursuant to its Plan of Conversion. The conversion was effected on July 7, 1995 and as a result, the following discussion as it describes information prior to this relates to the Association. The principal business of the Company through the Association consists of accepting deposits from the public and investing these funds primarily in investment securities and loans. The investment securities consist of U.S. government treasury notes and agency securities, mortgage-backed and related securities, and, to a lesser extent, collateralized mortgage obligations, municipal bonds, and FHLB stock. Loans consist primarily of loans secured by residential real estate located in its market area and, to a lesser extent, commercial real estate loans, commercial loans, agricultural loans, construction loans, and consumer loans.

Net earnings are dependent primarily on net interest income, which is the difference between interest income earned on the investment and loan portfolio and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and
(ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. To a lesser extent, net earnings also are affected by the level of noninterest income, which primarily consists of service charges and other fees. In addition, net earnings are affected by the level of noninterest (general and administrative) expenses.

The operations of the Association and the entire thrift industry are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of the federal government and governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings in the Association's market area.

Average Balance Sheet

The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods ended June 30, 1997, 1996, and 1995. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.


The table also presents information for the periods indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "net interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                             REDWOOD FINANCIAL, INC.
Average Balance Sheet

The following table sets forth certain information relating to the Association's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                               For the 12 months ended June 30
                                                                          ---------------------------------------
                                                                                           1997
                                                                          -------------------------------------
                                                                                                        Average
                                                                            Average                      yield/
                                                                            balance      Interest (5)    cost
-----------------------------------------------------------------------------------------------------------------
Interest-earning assets:
        Loans receivable (1)                                              $18,283,543    $ 1,563,605     8.55%
        Securities held to maturity:
                Mortgage-backed and related securities                     14,947,287      1,044,024     6.98
                Investment securities                                      12,689,898        749,059     5.90
        Securities available for sale:
                Mortgage-backed and related securities                      2,695,970        168,357     6.24
                Investment securities                                       2,219,892        147,775     6.66
        FHLB stock                                                            333,500         23,522     7.05
        Other interest-earning assets (4)                                   3,017,686        173,275     5.74
                                                                           ----------      ---------
                                Total interest-earning assets              54,187,776      3,869,617     7.14
                                                                           ----------      ---------
Noninterest-earning assets                                                    610,413
                                                                           ----------

                                Total assets                              $54,798,189
                                                                          ===========

Interest-bearing liabilities:
        Passbook savings accounts                                             987,693         25,130     2.54
        Money market savings accounts                                       7,077,184        275,769     3.90
        Certificates of deposit                                            32,394,479      1,846,365     5.70
        FHLB advances                                                         726,923         38,485     5.29
                                                                           ----------      ---------
                                Total interest-bearing liabilities         41,186,279      2,185,749     5.31
                                                                           ----------      ---------
Noninterest-bearing liabilities                                               785,044
                                                                              -------
                                Total liabilities                          41,971,323
Retained earnings                                                          12,826,866
                                                                           ----------

                                Total liabilities and retained earnings   $54,798,189
                                                                          ===========
Net interest income                                                                      $ 1,683,868
                                                                                         ===========
Net interest rate spread (2)                                                                             1.83%
                                                                                                         ====

Net yield on interest-earning assets (3)                                                                 3.11%
                                                                                                         ====

Ratio of average interest-earning assets
        to average interest-bearing liabilities                                                        131.57%
                                                                                                       ======


                                                                              For the 12 months ended June 30
                                                                          --------------------------------------
                                                                                              1996
                                                                           -----------------------------------
                                                                                                       Average
                                                                             Average                    yield/
                                                                             balance     Interest (5)   cost
----------------------------------------------------------------------------------------------------------------
Interest-earning assets:
        Loans receivable (1)                                               $15,754,753   $ 1,376,334    8.74%
        Securities held to maturity:
                Mortgage-backed and related securities                      11,410,198       784,869    6.88
                Investment securities                                       18,055,614     1,090,543    6.04
        Securities available for sale:
                Mortgage-backed and related securities                               0             0    0.00
                Investment securities                                                0             0    0.00
        FHLB stock                                                             330,792        23,765    7.18
        Other interest-earning assets (4)                                    3,550,681       211,640    5.96
                                                                            ----------     ---------
                                Total interest-earning assets               49,102,038     3,487,151    7.10
                                                                            ----------     ---------
Noninterest-earning assets                                                     698,754
                                                                            ----------

                                Total assets                               $49,800,792
                                                                           ===========

Interest-bearing liabilities:
        Passbook savings accounts                                            1,394,964        33,968    2.44
        Money market savings accounts                                        5,550,747       196,842    3.55
        Certificates of deposit                                             28,561,491     1,652,027    5.78
        FHLB advances                                                                0             0    0.00
                                                                            ----------     ---------
                                Total interest-bearing liabilities          35,507,202     1,882,837    5.30
                                                                            ----------     ---------
Noninterest-bearing liabilities                                                758,718
                                                                               -------
                                Total liabilities                           36,265,920
Retained earnings                                                           13,534,872
                                                                            ----------

                                Total liabilities and retained earnings    $49,800,792
Net interest income                                                        ===========   $ 1,604,314
                                                                                         ===========
Net interest rate spread (2)                                                                            1.80%
                                                                                                        ====

Net yield on interest-earning assets (3)                                                                3.27%
                                                                                                        ====

Ratio of average interest-earning assets
        to average interest-bearing liabilities                                                       138.29%
                                                                                                      ======


                                                                             For the 12 months ended June 30
                                                                          -------------------------------------
                                                                                            1995
                                                                           ------------------------------------
                                                                                                        Average
                                                                              Average                    yield/
                                                                              balance    Interest (5)     cost
----------------------------------------------------------------------------------------------------------------
Interest-earning assets:
        Loans receivable (1)                                               $15,128,730   $ 1,300,846      8.60%
        Securities held to maturity:
                Mortgage-backed and related securities                       7,847,474       573,656      7.31
                Investment securities                                       16,746,430     1,017,232      6.07
        Securities available for sale:
                Mortgage-backed and related securities                               0             0      0.00
                Investment securities                                                0             0      0.00
        FHLB stock                                                             327,000        25,363      7.76
        Other interest-earning assets (4)                                    2,084,790       105,947      5.08
                                                                            ----------     ---------
                                Total interest-earning assets               42,134,424     3,023,044      7.18
                                                                            ----------     ---------
Noninterest-earning assets                                                     767,940
                                                                            ----------

                                Total assets                               $42,902,364
                                                                           ===========

Interest-bearing liabilities:
        Passbook savings accounts                                            1,212,276        30,978      2.56
        Money market savings accounts                                        6,469,209       214,906      3.32
        Certificates of deposit                                             28,544,639     1,437,363      5.04
        FHLB advances                                                                0             0      0.00
                                                                            ----------     ---------
                                Total interest-bearing liabilities          36,226,124     1,683,247      4.65
                                                                            ----------     ---------
Noninterest-bearing liabilities                                              1,164,783
                                                                             ---------
                                Total liabilities                           37,390,907
Retained earnings                                                            5,511,457
                                                                             ---------

                                Total liabilities and retained earnings    $42,902,364
Net interest income                                                        ===========   $ 1,339,797
                                                                                         ===========
Net interest rate spread (2)                                                                              2.53%
                                                                                                          ====

Net yield on interest-earning assets (3)                                                                  3.18%
                                                                                                          ====

Ratio of average interest-earning assets
        to average interest-bearing liabilities                                                         116.31%
                                                                                                        ======

(1)  Average balances include nonaccrual loans.

(2)  Interest rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.

(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

(4)  Includes interest-bearing deposits in other financial institutions.

(5) Tax-exempt income was not significant and thus has not been presented on a tax equivalent basis. Tax exempt income of $67,546, $60,213, and $10,380 was recognized during the years ended June 30, 1997, 1996, and 1995, respectively.


                                                                     (Continued)

                            REDWOOD FINANCIAL, INC.

Rate/Volume Analysis

                                                    Twelve months ended June 30,                 Twelve months ended June 30,
                                           --------------------------------------------     ----------------------------------------
                                                          1997 versus 1996                             1996 versus 1995
                                                 increase/(decrease) due to changes in       increase/(decrease) due to changes in
                                           --------------------------------------------     ----------------------------------------
                                                                   Rate/                                        Rate/
                                              Volume     Rate      volume      Total       Volume       Rate    volume       Total
------------------------------------------------------------------------------------------------------------------------------------

Interest income:
        Loans receivable                    $ 220,915   (28,990)  (4,654)     187,271       54,714     22,057   (1,283)      75,488
Securities held to maturity:
        Mortgage-backed and related
                securities                    243,304    12,100    3,751      259,155      260,438    (33,855) (15,370)     211,213
        Investment securities                (324,085)  (24,756)   7,358     (341,483)      78,944     (7,222)   1,589       73,311
Securities available for sale:
        Mortgage-backed and related
                securities                    168,357         0        0      168,357            0          0        0            0
        Investment securities                 147,775         0        0      147,775            0          0        0            0
        FHLB stock                                195      (434)      (5)        (244)         294     (1,870)     (22)      (1,598)
        Other interest-earning assets         (31,769)   (7,761)   1,165      (38,365)      74,495     18,318   12,880      105,693
------------------------------------------------------------------------------------------------------------------------------------
                 Total interest
                   earning assets             424,692   (49,841)   7,615      382,466      468,885     (2,572)  (2,206)     464,107
------------------------------------------------------------------------------------------------------------------------------------

Interest expense:
        Passbook savings accounts              (9,917)    1,524     (445)      (8,838)       4,668     (1,458)    (220)       2,990
        Money market savings accounts          54,131    19,448    5,348       78,927      (30,511)    14,507   (2,060)     (18,064)
        Certificates of deposit               221,704   (24,128)  (3,238)     194,338          849    213,689      126      214,664
        FHLB advances                          38,485         0        0       38,485            0          0        0            0
------------------------------------------------------------------------------------------------------------------------------------
                 Total interest
                   bearing liabilities        304,403    (3,156)   1,665      302,912      (24,994)   226,738   (2,154)     199,590
------------------------------------------------------------------------------------------------------------------------------------
Net change in interest income               $ 120,289   (46,685)   5,950       79,554      493,879   (229,310)     (52)     264,517
====================================================================================================================================

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.


Comparison of Operating Results for the Years Ended June 30, 1997 and 1996

In recent years, significant new federal legislation has imposed numerous new legal and regulatory requirements on financial institutions. In addition to the uncertainties posed by possible legislative change, there are many other uncertainties that may make the Company's historical performance an unreliable indicator of its future performance, and forward-looking information, including projections of future performance, is subject to numerous possible adverse developments, including but not limited to the possibility of adverse economic developments which may increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates which may result in shrinking interest margins; deposit outflows; interest rates on competing investments; demand for financial services and loan products; increases generally in competitive pressure in the banking and financial services industry; changes in accounting policies or guidelines, or monetary and fiscal policies of the federal government; changes in the quality or composition of the Company's loan and investment portfolios; or other significant uncertainties.

Net Earnings

Net earnings were $252,000 for the year ended June 30, 1997, as compared to $462,000 for the year ended June 30, 1996. This represented a decrease of $210,000, or 45.45%. The decrease was primarily attributable to a pre-tax $237,000 one-time assessment by the Federal Deposit Insurance Corporation to recapitalize the Savings Association Insurance Fund (SAIF). The decrease was also affected by various expenses incurred with the Company's unsuccessful acquisition attempt of a financial institution. The decrease was partially offset by an $80,000, or 4.99% increase in net interest income and a $74,000, or 35.07% decrease in income tax expense.

Net Interest Income

Net interest income increased by $80,000, or 4.99% from $1,604,000 for the year ended June 30, 1996 to $1,684,000 for the year ended June 30, 1997. The increase is primarily due to increased deposits and funds from advances invested in loans, investment securities, and mortgage-backed and related securities. The increase was also attributable to a modest improvement in the Company's overall net interest spread. The increase was partially offset by a decrease in the Company's interest-earning assets relative to its interest-bearing liabilities.

Average interest-earning assets increased by $5,086,000, or 10.36% from $49,102,000 for the year ended June 30, 1996, to $54,188,000 for the year ended June 30, 1997. Average interest-bearing liabilities increased by $5,679,000, or 15.99% from $35,507,000 for the year ended June 30, 1996, to $41,186,000 for the year ended June 30, 1997. While the Company's asset base increased in the year ended June 30, 1997, the level of average-interest-earning assets to average interest-bearing liabilities decreased from 138.29% for the year ended June 30, 1996 to 131.57% for the year ended June 30, 1997. This decrease is attributed to the Company's common stock repurchases during the 1997 fiscal year. Funds used to repurchase stock totaled $1,227,000. The increase in net interest income was also affected by an increase in the Company's net interest spread from 1.80% for the year ended June 30, 1996, to 1.83% for the year ended June 30, 1997.

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.


Interest Income

Interest income increased by $383,000, or 10.98% from $3,487,000 for the year ended June 30, 1996 to $3,870,000 for the year ended June 30, 1997. The increase in interest income is primarily a result of the aforementioned increase in the Company's average interest earning assets. The increase was also attributable to a slight increase in the yield on average interest earning assets, from 7.10% for the year ended June 30, 1996 to 7.14% for the year ended June 30, 1997.

Interest on loans receivable increased by $188,000, or 13.66% from $1,376,000 for the year ended June 30, 1996 to $1,564,000 for the year ended June 30, 1997. The increase is a result of a $2,529,000, or 16.05% increase in the average balance of loans from $15,755,000 to $18,284,000 for the years ended June 30, 1996 and 1997, respectively. The increase was partially offset by a decrease in the average yield on loans from 8.74% for the year ended June 30, 1996, to 8.55% for the year ended June 30, 1997.

Interest on mortgage-backed and related securities increased by $427,000, or 54.39%, from $785,000 for the year ended June 30, 1996 to $1,212,000 for the year ended June 30, 1997. The increase was due to a $6,233,000, or 54.63% increase in the average balance of mortgage-backed and related securities from $11,410,000 for the year ended June 30, 1996 to $17,463,000 for the year ended June 30, 1997. The yield on the Company's mortgage-backed and related securities was nearly unchanged. The yield was 6.88% for the year ended June 30, 1996 as compared to 6.87% for the year ended June 30, 1997. Since January 1997, the Company has designated its mortgage-backed and related securities purchases as available for sale.

Interest on investment securities, including FHLB stock decreased by $194,000, or 17.41%, from $1,114,000 for the year ended June 30, 1996 to $920,000 for the year ended June 30, 1997. The decrease was due to a $3,146,000, or 17.42% decrease in the average balance of investment securities from $18,056,000 for the year ended June 30, 1996 to $14,910,000 for the year ended June 30, 1997. The decrease in investment securities is a result of the Company's decision to reallocate funds from investment security maturities into loans and mortgage-backed and related securities. The yield on the Company's investment securities, 6.04% for the year ended June 30, 1996 as compared to 6.02% for the year ended June 30, 1997, was nearly unchanged. Since January 1997, the Company has designated all investment security purchases as available for sale.

Interest Expense

Interest expense increased by $303,000, or 16.09% from $1,883,000 for the year ended June 30, 1996 to $2,186,000 for the year ended June 30, 1997. The increase was a result of the increase in the average balance of interest-bearing liabilities. The increase was minimally affected by a slight increase in the cost of average interest-bearing liabilities from 5.30% to 5.31% for the years ended June 30, 1996 and 1997, respectively.

Interest on deposits increased by $264,000 or 14.02% from $1,883,000 for the year ended June 30, 1996, to $2,147,000 for the year ended June 30, 1997. The increase was due to a $4,952,000, or 13.95% increase in the average balance of deposits. There was no material change in the cost of the Company's deposits in comparison of the two years.

Interest on FHLB advances totaled $38,000. At June 30, 1997, the Company had FHLB advances totaling $3,500,000. There were no advances or other borrowings at June 30, 1996. The Company utilizes FHLB advances as an alternative source of loan and investment funding.

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.


Provision for Loan Losses

The Company's provision for loan losses was $0 for the year ended June 30, 1997. Due to lack of substantive problem loans during the period and stable real estate values in the Company's market area, management believed that the allowance for loan losses was adequate throughout these periods. The allowance for loan losses was maintained at $213,000 at June 30, 1997 and 1996. The Company's net loan charge-offs were $0 and $0 for the years ended June 30, 1997 and 1996, respectively. At June 30, 1997 and 1996, the allowance for loan losses represented 1.02% and 1.27%, respectively, of loans receivable. Nonaccrual loans totaled $14,000 and $89,000 at June 30, 1997 and 1996, respectively.

Noninterest Income

Noninterest income decreased by $5,000, or 8.20% from $61,000 for the year ended June 30, 1996 to $56,000 for the year ended June 30, 1997. The decrease was primarily due to $12,000 in gains resulting from the disposition of various assets in the year ended June 30, 1996. The decrease was partially offset by a $9,000 increase in fee and service charge income for the year ended June 30, 1997. In addition, the decrease was also affected by a $3,000 gain on the sale of investments available for sale in 1997.

Noninterest Expense

Noninterest expense increased by $360,000, or 36.29% from $992,000 for the year ended June 30, 1996, to $1,352,000 for the year ended June 30, 1997. The increase in noninterest expense was primarily due to the aforementioned $237,000 one-time deposit insurance fund assessment and the $102,000 in expenses, primarily professional fees, as a result of the Company's unsuccessful acquisition attempt. The increase was also due to a $64,000, or 9.86% increase in compensation costs from $649,000 for the year ended June 30, 1996 to $713,000 for the year ended June 30, 1997. The increase in compensation costs was due primarily to increased staffing. The increase in noninterest expense was partially offset by a $29,000, or 35.80% decrease in federal deposit insurance premiums from $81,000 to $52,000 for the years ended June 30, 1996 and 1997, respectively. As a result of the one-time $237,000 deposit insurance fund assessment, the Association currently pays substantially lower federal deposit insurance premiums. Excluding the $102,000 aforementioned professional fees incurred with the unsuccessful acquisition, professional fees declined by $33,000 in comparison of the two years.

Income Taxes

The Company's income tax expense decreased by $74,000, or 35.07% from $211,000 for the year ended June 30, 1996, to $137,000 for the year ended June 30, 1997. The decrease was a result of decreased earnings before taxes. For the years ended June 30, 1996 and 1997, earnings before taxes totaled $673,000 and $388,000, respectively.

Financial Condition

The Company's total assets decreased by $3,487,000 or 6.34%, from $55,002,000 at June 30, 1995 to $51,515,000 at June 30, 1996, and increased by $10,654,000, or
20.68% to $62,169,000 at June 30, 1997. Changes in the Company's level of assets from June 30, 1995 to 1996 reflect a decrease in funds held for stock subscriptions. For the year ended June 30, 1997, this increase is a result of increased deposit growth and use of FHLB advances to fund increased loan production and purchases of investment securities, including mortgage-backed securities.

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.


The Company's loans receivable, net, increased by $1,259,000, or 8.25% from $15,255,000 at June 30, 1995 to $16,514,000 at June 30, 1996, and increased by
$4,253,000,  or 25.75% to  $20,767,000 at June 30, 1997. For the year ended June
30, 1997, this increase primarily reflects increased residential mortgage lending. The increased loan portfolio will result in increased credit risk exposure. The increased loan portfolio was funded through short and intermediate term deposits and FHLB advances, which may result in an increase in the Company's interest-rate risk exposure.

The Company's securities, which include investment securities and mortgage-backed and related securities, increased by $6,789,000, or 27.93%, from $24,305,000 at June 30, 1995 to $31,094,000 at June 30, 1996, and increased by
$8,306,000  or 26.71%,  to  $39,400,000  at June 30,  1997.  The increase in the
Company's level of securities during the year ended June 30, 1996 reflects increased cash flows resulting from deposits and investment of a portion of the proceeds from the stock conversion. The increase in the Company's level of securities during the year ended June 30, 1997 reflects increased cash flows from deposits and FHLB advances. Commencing in January 1997, the Company has chosen to designate select new investments as available for sale. The Company had previously designated all securities held to maturity. At June 30, 1997, securities designated as available for sale totaled $15,131,000.

Cash and cash equivalents decreased by $11,220,000, or 79.61%, from $14,093,000 at June 30, 1995 to $2,873,000 at June 30, 1996, and then decreased $2,109,000, or 73.41%, to $764,000 at June 30, 1997. For the years ended June 30, 1995 to 1996, the Company's cash and cash equivalents fluctuated primarily as a result of funds held at June 30, 1995 for stock subscriptions. For the year ended June 30, 1997, the Company's cash and cash equivalents fluctuated depending upon changes in deposits, maturity and purchases of securities, loan originations and principal and interest payments on loans and mortgage-backed and related securities.

The Company's deposits increased by $2,218,000, or 6.19%, from $35,825,000 at June 30, 1995 to $38,043,000 at June 30, 1996, and increased by $8,050,000, or
21.16% to $46,093,000 at June 30, 1997. The increase in deposits is primarily a result of increased public deposits in each year.

FHLB advances  totaled $0, $0, and $3,500,000 at June 30, 1995,  1996, and 1997,
respectively. During the year ended June 30, 1997, the Company utilized FHLB advances to fund increased loan growth and purchases of investment securities and mortgage-backed and related securities.

Stockholders' equity increased during the year ended June 30, 1996 by $7,501,000 or 132.62%, from $5,656,000 at June 30, 1995 to $13,157,000 at June 30, 1996.
The increase was due primarily to the $8,549,000 in net proceeds from the sale of the Company's common stock, and the Company's net earnings of $462,000 for the year ended June 30, 1996. The increase was partially offset by $541,000 in proceeds used to repurchase the Company's common stock and $596,000 and $393,000 as a result of unearned employee stock ownership plan shares and unearned management stock bonus plan shares at June 30, 1996, respectively.

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.


Stockholders' equity decreased during the year ended June 30, 1997 by $815,000, or 6.19%, from $13,157,000 at June 30, 1996 to $12,342,000 at June 30, 1997. The
decrease was due primarily to the repurchase of 106,875 shares of the Company's common stock. As a result, the Company's treasury stock increased by $1,227,000, or 226.80% from $541,000 at June 30, 1996, to $1,768,000 at June 30, 1997. The
decrease in stockholder's equity was also affected by a $3,000 adjustment due to valuation of the Company's available for sale securities. The decrease in stockholder's equity was partially offset by net earnings for the year ended June 30, 1997 of $252,000, an $86,000 decrease in unearned management stock bonus plan shares, and a $66,000 decrease in unearned employee stock ownership plan shares from June 30, 1996 to June 30, 1997.

Comparison of Operating Results for the Years Ended June 30, 1996 and 1995

Net Earnings

Net earnings were $462,000 for the year ended June 30, 1996, as compared to $360,000 for the year ended June 30, 1995. This represented an increase of $102,000, or 28.33%. The increase was attributable to a $464,000, or 15.35% increase in total interest income, a $200,000, or 11.88% increase in interest expense on deposits, a $21,000, or 52.50% increase in non-interest income, and an $218,000 or 28.17% increase in noninterest expense. The effects of these items were offset, in part, by a $34,000, or 13.88% decrease in income tax expense.

Net Interest Income

Net interest income increased by $264,000, or 19.70%, from $1,340,000 for the year ended June 30, 1995 to $1,604,000 for the year ended June 30, 1996. The increase in net interest income primarily reflects an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 116.31% for the year ended June 30, 1995 to 138.29% for the year ended June 30, 1996. However, this was offset by a decrease in the Company's interest rate spread from 2.53% for the year ended June 30, 1995 to 1.80% for the year ended June 30, 1996. The decrease in the Company's interest rate spread primarily was caused by increases in interest rates during fiscal 1996, as the Company's liabilities repriced more quickly than did its assets.

Interest Income

Interest income was $3,487,000 for the year ended June 30, 1996, as compared to $3,023,000 for the year ended June 30, 1995, representing an increase of $464,000, or 15.35%. The increase in interest income was caused primarily by an increase in the average balance of interest-earning assets by $6,968,000, or 16.54%, from $42,134,000 for the year ended June 30, 1995 to $49,102,000 for the year ended June 30, 1996, primarily because of the funds raised in the conversion to stock form. This was offset in part by a decrease between the periods in the average yield on interest-earning assets from 7.18% for the year ended June 30, 1995 to 7.10% for the year ended June 30, 1996.

Interest on loans receivable increased by $75,000, or 5.75% during the year ended June 30, 1996, as compared to the year ended June 30, 1995. Such increase was due to a increase in the average yield on loans receivable from 8.60% for the year ended June 30, 1995 to 8.74% for the year ended June 30, 1996, as well as a $626,000, or 4.14%, increase in the average balance of loans receivable from $15,129,000 for the year ended June 30, 1995 to $15,755,000 for the year ended June 30, 1996.

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.


Interest on mortgage-backed and related securities increased by $211,000, or 36.76% during the year ended June 30, 1996, as compared to the year ended June 30, 1995. Such increase was due to an increase in the average balance of mortgage-backed and related securities by $3,563,000, or 45.41%, from $7,847,000 for the year ended June 30, 1995 to $11,410,000 for the year ended June 30, 1996. This was offset in part by a decrease in the average yield on mortgage-backed and related securities from 7.31% for the year ended June 30, 1995 to 6.88% for the year ended June 30, 1996. The increase in the average balance of mortgage-backed and related securities primarily reflected a decision to invest a portion of the proceeds obtained from the stock offering in mortgage-backed and related securities.

Interest on investment securities, including FHLB stock, increased by $71,000, or 6.81%, during the year ended June 30, 1996, as compared to the year ended June 30, 1995. Such increase was due primarily to a $1,313,000 or 7.69% increase in the average balance of investment securities, as the Company purchased investment securities during fiscal 1996 with funds received from the stock offering, principal payments on mortgage-backed and related securities and repayments of loans. The effect of the increase in the average balance of securities was offset, in part, by a decrease in the average yield on investment securities from 6.11% for the year ended June 30, 1995 to 6.06% for the year ended June 30, 1996, as maturing investment securities were replaced with lower yielding investment securities.

Interest Expense

Interest expense increased by $200,000, or 11.88%, from $1,683,000 for the year ended June 30, 1995 to $1,883,000 for the year ended June 30, 1996. The increase in interest expense resulted from an increase in the average cost of deposits from 4.65% for the year ended June 30, 1995 to 5.30% for the year ended June 30, 1996, resulting from increased prevailing market interest rates during fiscal 1996. The effect of the increase in the average cost of deposits was partially offset by a $719,000, or 1.98% decrease in the average balance of deposits from $36,226,000 for the year ended June 30, 1995 to $35,507,000 for the year ended June 30, 1996.

Provision for Loan Losses

The Company's provision for loan losses was $0 for the year ended June 30, 1996. Because of the consistency in the size of the loan portfolio and lack of significant nonaccruing loans during fiscal 1996 and stabilizing real estate markets in the Company's market area, management believed that the allowance for loan losses was adequate throughout fiscal 1996. The allowance for loan losses was maintained at $213,000 at June 30, 1995 and 1996. The Company's net loan charge-offs were $0 in fiscal 1995 and $0 in fiscal 1996. At June 30, 1996 and 1995, the allowance for loan losses represented 1.27% and 1.38%, respectively, of loans receivable. Nonaccrual loans at June 30, 1996 and 1995 were $89,000 and $0, respectively.

Noninterest Income

Noninterest income increased by $21,000, or 52.50%, from $40,000 for the year ended June 30, 1995 to $61,000 for the year ended June 30, 1996. The increase in noninterest income was primarily due to a $17,000 or 89.47% increase in fee and service charge income as a result of increased loan originations for the year ended June 30, 1996.

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.


Noninterest Expense

Noninterest expense increased by $218,000, or 28.17%, from $774,000 for the year ended June 30, 1995 to $992,000 for the year ended June 30, 1996. The increase in total noninterest expense was primarily due to a $137,000, or 26.76%, increase in compensation and employee benefits from $512,000 for the year ended June 30, 1995 to $649,000 for the year ended June 30, 1996 as a result of expense from the Employee Stock Ownership Plan and Management Stock Bonus Plan, and an increase in professional fees from $34,000 for the year ended June 30, 1995 to $127,000 for the year ended June 30, 1996. The increase in professional fees was due to the increased costs associated with being a public company.

Income Taxes

The Company's income tax expense was $245,000 for the year ended June 30, 1995 and $211,000 for the year ended June 30, 1996, resulting from an increase in the base year tax bad debt reserve as a result of the increase in the Company's level of mortgage loans and mortgage-backed and related securities during 1996.

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.


Nonperforming Assets

The following table sets forth information regarding nonaccrual loans, real estate owned, and certain other repossessed assets and loans. As of the dates indicated, there were no loans modified in a troubled debt restructuring.

                                                         1997          1996
--------------------------------------------------------------------------------

Loans accounted for on a nonaccrual basis:
    Mortgage loans:
         Loan secured by 1-4 dwelling units         $          0         89,153
         All other mortgage loans                              0              0
    Nonmortgage loans                                          0              0
--------------------------------------------------------------------------------

Total                                               $          0         89,153
================================================================================

Accruing  loans which are contractually past
  due 90 days or more:
    Mortgage loans:
         Loans secured by 1-4 dwelling units             120,902         45,352
         All other mortgage loans                              0              0
                                                               0              0
-------------------------------------------------------------------------------

Total                                               $    120,902         45,352
===============================================================================

Total nonaccrual and accrual loans                  $    120,902        134,505
===============================================================================

Real estate                                         $     13,520              0
===============================================================================

Other nonperforming assets                          $          0              0
===============================================================================

Total nonperforming assets                          $    134,422        134,505
===============================================================================

Total nonaccrual and accrual loans to net loans             0.58%          0.81%
===============================================================================

Total nonaccrual and accrual loans to total assets          0.19%          0.26%
===============================================================================

Total nonperforming assets to total assets                  0.22%          0.26%
===============================================================================

Interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans for the year ended June 30, 1997 and 1996 was $296 and $2,946, respectively.

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.


Analysis of the Allowance for Loan Losses

The following table sets forth information with respect to the Company's allowance for loan losses at the dates and for the periods indicated:

                                                   At or for the year
                                                      ended June 30
                                         ---------------------------------------
                                             1997          1996          1995
--------------------------------------------------------------------------------

Allowance (at beginning of year)       $    213,034       213,034       213,034
     Charge-offs                                  0             0             0
     Recoveries                                   0             0             0
-------------------------------------------------------------------------------
Net charge-offs                                   0             0             0
Provision                                         0             0             0
-------------------------------------------------------------------------------

Allowance (at end of year)             $    213,034       213,034       213,034
===============================================================================

Allowance for loan losses as a
     percent of total loans outstanding        1.02%         1.27%         1.38%
Net loans charged off as a percent
     of average loans outstanding              0.00          0.00          0.00


Liquidity and Capital Resources

The Company's primary sources of funds are deposits and proceeds from maturing investment securities and principal and interest payments on loans and mortgage-backed and related securities. While maturities and scheduled amortization of mortgage-backed and related securities and loans are a predictable source of funds, deposit flows and mortgage prepayments are generally influenced by general interest rates, economic conditions, competition, and other factors. A substantial portion of the Company's deposits are funds from local government entities.

The primary investing activities of the Company are the origination of loans and the purchase of investment and mortgage-backed and related securities. During the twelve months ended June 30, 1997 and 1996, the Company purchased investment and mortgage-backed and related securities in the amounts of $16,233,355 and $12,824,899, respectively. The primary financing activity of the Company is the attraction of savings deposits.

The Company has other sources of liquidity if there is a need for funds. The Association has the ability to obtain additional advances from the Federal Home Loan Bank of Des Moines. In addition, the Company's designation of selected new investments as available for sale is intended to increase liquidity and overall operational flexibility.

The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5.0%.

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.


The Company's most liquid assets are cash and cash equivalents. In addition, the Company maintains a portfolio of readily marketable investment securities, including mortgage-backed and related securities which are designated available for sale. If necessary, these investment securities may be sold to increase cash; however, the disposition of such may result in the recognition of a gain or loss. The levels of cash and investment securities, including mortgage-backed and related securities, are dependent on the Company's operating, financing, and investing activities during any given period. At June 30, 1997 and 1996, cash and cash equivalents totaled $764,000 and $2,873,000, respectively. Investment securities, including mortgage-backed and related securities designated available for sale totaled $15,131,000 and $0 at June 30, 1997 and 1996, respectively.

Federal savings institutions are required to satisfy three capital requirements:
(i) a requirement that tangible capital equal or exceed 1.5% of adjusted total assets, (ii) a requirement that core-capital equal or exceed 3.0% of adjusted total assets, and (iii) a risk-based capital standard currently of 8.0% of risk-adjusted assets. At June 30, 1997, the Association met each of the three capital requirements.

Impact of Inflation and Changing Prices

The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation.
Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Recent Developments

   (1)   Automated Data Processing System

         During the quarter ended June 30, 1997, the Association began implementation of a conversion from its present manual data processing system to an automated in-house data processing system. The lack of such an automated data processing system had been previously disclosed in the Company's initial prospectus. The Association intends to utilize the automated data processing system for enhancing revenues through the development of new loan and deposit products. The Association expects to complete its conversion to the automated in-house data processing system in October 1997. It is expected that the automated in-house data processing system will cost approximately $9,000 per quarter.

   (2)   Elimination of the Thrift Charter

         Recent legislation now in debate in Congress could lead to the elimination of the thrift charter, and the resulting conversation of all thrifts to state or national banks. Other elements of the proposed legislation would also combine the deposit insurance fund of the commercial banking industry with that insuring the thrift industry. It is unknown how this proposed legislation would affect the Association or the Company at this time.

                                                                     (Continued)

                             REDWOOD FINANCIAL, INC.

                        Consolidated Financial Statements

                          June 30, 1997, 1996, and 1995

                          Independent Auditors' Report





The Board of Directors
Redwood Financial, Inc.:


We have audited the accompanying consolidated balance sheets of Redwood Financial, Inc. and subsidiary (the Company) as of June 30, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Redwood Financial, Inc. and subsidiary at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997 in conformity with generally accepted accounting principles.




/s/KPMG Peat Marwick LLP

August 8, 1997

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                             June 30, 1997 and 1996

                                Assets                                                  1997            1996
--------------------------------------------------------------------------------------------------------------
Cash                                                                              $     15,314          15,345
Interest bearing deposits with banks                                                   748,478       2,857,818
--------------------------------------------------------------------------------------------------------------
                                Cash and cash equivalents                              763,792       2,873,163

Securities available for sale:
        Mortgage-backed and related securities (amortized cost $8,143,694            8,149,752               0
                and $0, respectively)
        Investment securities (amortized cost $6,992,534 and $0, respectively)       6,981,250               0
--------------------------------------------------------------------------------------------------------------
                                Total securities available for sale                 15,131,002               0

Securities held to maturity:
        Mortgage-backed and related securities (market value
                $14,082,280 and $15,772,242, respectively)                          13,873,801      15,805,305
        Investment securities (market value $10,399,446
                and $15,192,588, respectively                                       10,395,659      15,288,913
--------------------------------------------------------------------------------------------------------------
                                Total securities held to maturity                   24,269,460      31,094,218

Loans receivable, net                                                               20,766,539      16,513,727
Federal Home Loan Bank stock, at cost                                                  333,500         333,500
Accrued interest receivable                                                            613,357         553,856
Premises and equipment, net                                                            212,067          52,187
Real estate, net                                                                        13,520               0
Other assets                                                                            65,679          93,992
--------------------------------------------------------------------------------------------------------------
                                Total assets                                      $ 62,168,916      51,514,643
==============================================================================================================


                     Liabilities and Stockholders Equity
--------------------------------------------------------------------------------------------------------------
Deposits                                                                            46,093,213      38,042,529
Federal Home Loan Bank advances                                                      3,500,000               0
Advance payments by borrowers for taxes and insurance                                   69,744          55,686
Accrued expenses and other liabilities                                                 163,926         259,392
--------------------------------------------------------------------------------------------------------------
                                Total liabilities                                   49,826,883      38,357,607
--------------------------------------------------------------------------------------------------------------

Common stock ($.10 par value). Authorized and issued 1,125,000 shares;
        outstanding 961,875 shares at June 30, 1997; 1,068,750 at June 30, 1996        112,500         112,500
Additional paid-in capital                                                           8,467,833       8,457,017
Retained earnings, subject to certain restrictions                                   6,369,591       6,118,091
Net unrealized loss on securities available for sale                                    (3,135)              0
Unearned employee stock ownership plan shares                                         (529,504)       (595,744)
Unearned management stock bonus plan shares                                           (306,797)       (393,422)
Treasury stock, at cost, 163,125 shares at June 30, 1997;
        56,250 at June 30, 1996                                                     (1,768,455)       (541,406)
--------------------------------------------------------------------------------------------------------------
                                Total stockholders equity                           12,342,033      13,157,036
--------------------------------------------------------------------------------------------------------------

                                Total liabilities and stockholders equity         $ 62,168,916      51,514,643
==============================================================================================================

See accompanying notes to consolidated financial statements.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY

                      Consolidated Statements of Earnings

                   Years ended June 30, 1997, 1996, and 1995

                                                                         1997          1996         1995
----------------------------------------------------------------------------------------------------------
Interest income:
        Loans receivable                                              $1,563,605    1,376,334    1,300,846
        Securities held to maturity:
                Mortgage-backed and related securities                 1,044,024      784,869      573,656
                Investment securities                                    772,581    1,114,308    1,042,595
        Securities available for sale:
                Mortgage-backed and related securities                   168,357            0            0
                Investment securities                                    147,775            0            0
        Cash equivalents                                                 173,275      211,640      105,947
----------------------------------------------------------------------------------------------------------
                                Total interest income                  3,869,617    3,487,151    3,023,044

Interest expense on Federal Home Loan Bank advances                       38,485            0            0
Interest expense on deposits                                           2,147,264    1,882,837    1,683,247
----------------------------------------------------------------------------------------------------------
                                                                       2,185,749    1,882,837    1,683,247
----------------------------------------------------------------------------------------------------------

                                Net interest income                    1,683,868    1,604,314    1,339,797
----------------------------------------------------------------------------------------------------------

Provision for losses on loans                                                  0            0            0
----------------------------------------------------------------------------------------------------------
                                Net interest income after provision
                                        for losses on loans            1,683,868    1,604,314    1,339,797
----------------------------------------------------------------------------------------------------------

Noninterest income:
        Gain on sale of securities available for sale                      2,863            0            0
        Fees and service charges                                          45,231       36,197       18,947
        Other                                                              8,384       24,314       20,656
----------------------------------------------------------------------------------------------------------
                                Total noninterest income                  56,478       60,511       39,603
----------------------------------------------------------------------------------------------------------

Noninterest expense:
        Compensation and employee benefits                               713,001      648,859      511,502
        Advertising                                                       19,210       16,411       16,525
        Occupancy                                                         31,746       28,181       27,976
        Federal deposit insurance premiums                                51,851       80,769       84,370
        Professional fees                                                195,493      126,781       34,054
        Deposit insurance fund assessment                                237,085            0            0
        Other                                                            103,792       90,880       99,948
----------------------------------------------------------------------------------------------------------
                                Total noninterest expense              1,352,178      991,881      774,375
----------------------------------------------------------------------------------------------------------

                                Earnings before income taxes             388,168      672,944      605,025

Income tax expense                                                       136,668      210,512      244,720
----------------------------------------------------------------------------------------------------------

                                Net earnings                          $  251,500      462,432      360,305
==========================================================================================================

Net earnings per common share                                         $     0.26         0.45          N/A

Weighted average number of shares outstanding                            962,193    1,018,267          N/A

See accompanying notes to consolidated financial statements.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity

                   Years ended June 30, 1997, 1996, and 1995

                                                                       Net      Unearned
                                                                    unrealized  Employee     Unearned
                                                                     loss on      Stock      management
                                              Additional            securities  Ownership      stock                     Total
                                   Common      paid-in    Retained   available     Plan       bonus       Treasury    stockholders
                                   stock       capital    earnings   for sale     Shares     plan shares   stock         equity
------------------------------------------------------------------------------------------------------------------------------------
Balance on June 30, 1994          $      0             0  5,295,354          0         0         0              0      5,295,354
                                                                                                                               0
        Net earnings                     0             0    360,305          0         0         0        360,305
------------------------------------------------------------------------------------------------------------------------------------
Balance on June 30, 1995                 0             0  5,655,659          0         0         0              0      5,655,659

        Net earnings                     0             0    462,432          0         0         0              0        462,432

        Sale of common stock       112,500     8,436,861          0          0         0         0              0      8,549,361

        Adoption of employee
                stock ownership
                plan                     0             0          0          0  (661,984)        0              0       (661,984)

        Earned employee stock
                ownership plan
                shares, net              0        10,781          0          0    66,240         0              0         77,021

        Repurchase of common
                stock                    0             0          0          0         0         0       (965,156)      (965,156)

        Adoption of management
                stock bonus plan         0         9,375          0          0         0  (433,125)       423,750              0

        Earned management stock
                bonus plan
                shares                   0             0          0          0         0    39,703              0         39,703
------------------------------------------------------------------------------------------------------------------------------------

Balance on June 30, 1996           112,500     8,457,017  6,118,091          0  (595,744) (393,422)      (541,406)    13,157,036

        Net earnings                     0             0    251,500          0         0         0              0        251,500

        Repurchase of common
                stock                    0             0          0          0         0         0     (1,227,049)    (1,227,049)

        Net unrealized loss on
                securities
                available
                for sale, net            0             0          0     (3,135)        0         0              0         (3,135)

        Earned employee stock
                ownership plan
                shares, net              0        10,816          0          0    66,240         0              0         77,056

        Earned management stock
                bonus plan shares        0             0          0          0         0    86,625              0         86,625
------------------------------------------------------------------------------------------------------------------------------------

Balance on June 30, 1997          $112,500     8,467,833  6,369,591     (3,135) (529,504) (306,797)    (1,768,455)    12,342,033
====================================================================================================================================

See accompanying notes to consolidated financial statements.

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                   Years ended June 30, 1997, 1996, and 1995

                                                                                                 1997         1996         1995
------------------------------------------------------------------------------------------------------------------------------------
Operating activities:
        Net earnings                                                                       $    251,500      462,432      360,305
        Adjustments to reconcile net earnings to net
                cash provided by operating activities:
                        Depreciation                                                             16,742       16,992       17,354
                        Amortization of premiums and discounts, net                             (36,232)     (40,057)     (34,683)
                        (Increase) decrease in other assets                                      28,313       15,440      (28,655)
                        (Increase) decrease in accrued interest receivable                      (59,501)    (144,272)      40,345
                        Increase (decrease) in accrued interest payable                         221,379      (50,453)      69,452
                        Gain on sale of securities available for sale                            (2,863)           0            0
                        Amortization of unearned ESOP shares                                     66,240       66,240            0
                        Earned ESOP shares priced above original cost                            10,816       10,781            0
                        Earned Management Stock Bonus Plan shares                                86,625       39,703            0
                        Change in deferred income taxes                                         (56,854)      45,726       57,281
                        (Decrease) increase in accrued expenses and other liabilities ..        (36,522)     (34,617)      78,542
                        Federal Home Loan Bank stock dividend                                         0       (6,500)           0
------------------------------------------------------------------------------------------------------------------------------------
                                        Net cash provided by operating activities               489,643      381,415      559,941
------------------------------------------------------------------------------------------------------------------------------------

Investing activities:
        Proceeds from maturities of investment securities held to maturity                    4,895,000    4,000,200    1,200,000
        Purchases of investment securities held to maturity                                           0   (2,860,069)    (430,000)
        Purchases of mortgage-backed and related securities held
                to maturity                                                                           0   (9,964,830)  (1,510,000)
        Principal collected on mortgage-backed and related securities held
                to maturity                                                                   1,927,523    2,075,679    1,456,544
        Purchases of investment securities available for sale                                (7,988,700)           0            0
        Proceeds from sales of investment securities available for sale                         999,376            0            0
        Purchases of mortgage-backed and related securities available for sale               (8,244,655)           0            0
        Principal collected on mortgage-backed and related securities available
                for sale                                                                        135,675            0            0
        Increase in loans receivable, net                                                    (4,262,925)  (1,350,152)    (164,075)
        Purchases of premises and equipment                                                    (176,622)      (5,268)     (14,855)
------------------------------------------------------------------------------------------------------------------------------------
                                        Net cash (used) provided by investing activities    (12,715,328)  (8,104,440)     537,614
------------------------------------------------------------------------------------------------------------------------------------

Financing activities:
        (Decrease) increase in funds held for stock subscriptions                                     0  (13,127,630)  13,127,630
        (Decrease) increase in deferred stock conversion costs                                        0      439,015     (439,015)
        Increase (decrease) in deposits, net                                                  7,829,305    2,267,713   (1,358,372)
        Increase in advance payments by borrowers for taxes and insurance                        14,058        2,204        6,513
        Proceeds from sale of common stock                                                            0    8,549,361            0
        Adoption of ESOP                                                                              0     (661,984)           0
        Proceeds from Federal Home Loan Bank advances                                         5,500,000            0            0
        Repayment of Federal Home Loan Bank advances                                         (2,000,000)           0            0
        Repurchase of common stock                                                           (1,227,049)    (965,156)           0
------------------------------------------------------------------------------------------------------------------------------------
                                        Net cash (used) provided by financing activities     10,116,314   (3,496,477)  11,336,756
------------------------------------------------------------------------------------------------------------------------------------

                                        (Decrease) increase in cash and cash equivalents     (2,109,371) (11,219,502)  12,434,311

Cash and cash equivalents, beginning of year                                                  2,873,163   14,092,665    1,658,354
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                                     $    763,792    2,873,163   14,092,665
====================================================================================================================================

Supplemental disclosures of cash flow information:
        Cash paid during the period for:
                Interest                                                                   $  1,964,370    1,933,290    1,613,795
                Income taxes                                                                    272,505      175,101      224,979

Supplemental noncash flow disclosures:
        Transfer of loans to real estate                                                   $     13,520            0            0

See accompanying notes to consolidated financial statements.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                  June 30, 1997


    (1)   Redwood Financial, Inc.

          Redwood Financial, Inc. (the Company) was incorporated under the laws of the State of Minnesota for the purpose of becoming the savings and loan holding company of Redwood Falls Federal Savings and Loan Association (the Association) in connection with the Association's conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association, pursuant to its Plan of Conversion.

          The Company  commenced on May 22, 1995 a  Subscription  and  Community
              Offering of its shares in connection with the conversion of the Association (the Offering). The Offering was closed on June 22, 1995 and final approval for the conversion was received from the Office of Thrift Supervision on July 7, 1995 (see note 18).

          The Company  had  not  transacted  any  material  business  activities through  June  30,  1995  other  than  those  associated  with the preparations for the issuance of stock. Accordingly, the consolidated statement of earnings included herein for the year ended June 30, 1995 is for the Association.

    (2)   Summary of Significant Accounting Policies

          The accounting   and  reporting   policies  of  the  Company  and  its
              subsidiary conform to generally accepted accounting principles. The following summarizes the more significant accounting policies the Company follows in preparing and presenting its consolidated financial statements:

                 Basis of Presentation

                 Theaccompanying  consolidated  financial statements include the accounts of the Company and the Association. All significant intercompany account balances and transactions have been eliminated in consolidation.

                 Material Estimates

                 In preparing the consolidated financial statements,  management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

                 A  material  estimate  that  is  particularly   susceptible  to
                    significant   change  in  the   near-term   relates  to  the
                    determination of the allowance for loan losses.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


                 Management  believes  that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for losses on loans. Such agencies may require additions to the allowance based on their judgment about information available to them at the time of their examination.

                 Reclassifications

                 Certain amounts in the  consolidated  financial  statements for prior years have been reclassified to conform with the current year presentation.

                 Investment Securities and Mortgage-Backed Securities

                 In May 1993, the Financial Accounting  Standards  Board  (FASB)
                    issued Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement addresses the accounting and reporting for securities by classifying them into three categories: securities held to maturity, trading securities, and securities available for sale. The Association adopted SFAS No. 115 as of July 1, 1994. There was no impact of adoption on the Association's
                    financial    statements    as   the  Association's   entire
                    portfolio of securities was classified as held to maturity upon adoption.

                 Trading  securities  are  bought and held  principally  for the purpose of selling them in the near term. The Company had no securities classified as trading for the years ended June 30, 1997, 1996 and 1995.

                 Securities  available for sale are carried at market value. Net unrealized gains and losses, net of tax effect, are included as a separate component of stockholders' equity.

                 Securities held to maturity are carried at amortized  cost,  as management has the ability and positive intent to hold them to maturity.

                 Discounts and premiums on  securities  are  amortized to income using the level yield method over the estimated life of the security. Gains and losses on the sale of securities, are determined using the specific identification method.

                 Loans Receivable

                 Loans are considered  long-term  investments and,  accordingly, are carried at historical cost.

                 The allowance for  loan  losses  is  maintained  at  an  amount considered adequate to provide for probable losses. The allowance for loan losses is based on periodic analysis of the loan portfolio by management. In this analysis, management considers factors including, but not limited to, specific occurrences, general economic conditions, loan portfolio composition, and historical experience. Loans are charged off to the extent they are deemed to be uncollectible.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


                 Interest income is  recognized  on an accrual basis except when collectibility is in doubt as determined on a loan by loan basis. When interest accruals are suspended, interest previously accrued is reversed. Interest is subsequently recognized as income to the extent cash is received when, in management's judgment, principal is collectible.

                 Effective July 1, 1995, the  Association  adopted SFAS No. 114,
                    Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures. Under the Company's credit policies and practices, all nonaccrual and restructured construction, agriculture, and commercial real estate loans meet the definition of impaired loans under SFAS No. 114 and SFAS No. 118. Impaired loans as defined by SFAS No. 114 and SFAS No. 118 exclude consumer loans and residential real estate loans classified as nonaccrual. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material effect on the Company's financial position or results of operation.

                 Loan  origination  fees and certain  related  direct  costs are
                    deferred  and   amortized  to  interest   income  using  the
                    effective interest method over the life of the loan.

                 Discounts and premiums on loans  originated  or  purchased  are deferred and amortized to income using the level-yield method over the estimated average loan life.

                 Real Estate

                 Real estate owned or expected to be acquired in  settlement  of loans is carried at the lower of the unpaid loan balance plus settlement costs or estimated fair value less selling costs. After acquisition, costs of capital improvements made to facilitate sales are capitalized as incurred. Costs incurred for holding properties after the redemption period are expensed currently. The carrying value of individual properties is periodically evaluated and reduced to the extent cost exceeds estimated fair value less selling costs. Gains on the sales of such real estate are recorded at the time of closing.

                 Cash Equivalents

                 Cash  equivalents  primarily  represent  amounts  on deposit at other financial institutions and highly liquid financial instruments with original maturities at the date of purchase of three months or less.

                 Premises and Equipment

                 Land is carried at cost.  Premises and  equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of 35 to 40 years for buildings, 20 to 25 years for building improvements, and 2 to 11 years for furniture and equipment.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


                 Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of

                 Effective  July 1, 1996,  the  Company  adopted  SFAS No.  121,
                    Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The effect of adopting SFAS No. 121 on July 1, 1996 did not have a material impact on the Company's financial condition or the results of its operations.

                 Income Taxes

                 Deferred tax  assets and  liabilities  are  recognized  for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                 Stock-Based Compensation

                 Effective  July 1, 1996,  the  Company  adopted  SFAS No.  123,
                    Accounting for Stock-Based Compensation. It elected to continue using the accounting methods prescribed by Accounting Principles Board (APB) Opinion No. 25 and related interpretations which measure compensation cost using the intrinsic value method. The Company has included in note 12, Employee Benefits the impact of the fair value of employee stock-based compensation plans on net income and earnings per share on a pro forma basis for awards granted after July 1, 1995.

                 New Accounting Standards

                 Effective  July 1, 1997, the Company  adopted the provisions of
                    Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, not deferred by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. The adoption of SFAS No. 125 did not impact the Company's financial condition or results of operations.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


                 In February  1997,  the Financial  Accounting  Standards  Board
                    issued SFAS No. 128, Earnings per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 supersedes the standards for computing EPS previously found in Accounting Principles Board (APB) Opinion No. 15, Earnings per Share. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires restatement of all prior-period EPS data presented. Management is currently determining what effect SFAS No. 128 will have on the Company's results of operations.

                 In February 1997, the FASB issued SFAS No. 129,  Disclosure of
                    Information   about  Capital   Structure,   which  codifies
                    existing disclosure requirements regarding capital structure. SFAS No. 129 is not expected to have a significant impact on the Company's current capital structure disclosures.

                 In June  1997,  the  FASB  issued  SFAS  No.  130,   Reporting
                    Comprehensive   Income,  which  establishes  standards  for
                    reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Management is currently determining what effect adoption of this statement will have on the reporting of its financial information.

    (3)   Earnings Per Share

          Earnings per share  are  based  upon the  weighted  average  number of common shares and common stock equivalents, if dilutive, outstanding during the period. The only common stock equivalents are stock options. The weighted average number of common stock equivalents is calculated using the treasury stock method. Under this method unallocated employee stock ownership plan shares are not considered outstanding for purposes of calculating earnings per share.

          Earnings per share  amounts  for the year ended June 30, 1995 have not been presented in the consolidated statements of earnings because the Association did not convert to stock form until July 7, 1995. Net earnings per common share were calculated using 1,018,267 shares and 962,193 shares as the weighted average number of shares outstanding for the years ended June 30, 1996 and 1997, respectively.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


    (4)   Securities Held to Maturity

          Securities held to maturity at June 30, 1997 and 1996 are summarized as follows:

                                                                 June 30, 1997
                                       ------------------------------------------------------------------
                                                              Gross          Gross
                                          Amortized        unrealized      unrealized       Approximate
                                             cost             gains          losses         market value
  -------------------------------------------------------------------------------------------------------
  Investment securities:
     U.S. Government agency
         bonds                       $     3,743,759          34,800         (4,388)          3,774,171
     U.S. Treasury notes                   5,502,262           4,234        (28,441)          5,478,055
     Municipal bonds                       1,149,638           2,353         (4,771)          1,147,220
  -------------------------------------------------------------------------------------------------------

  Total investment securities        $    10,395,659          41,387        (37,600)         10,399,446
=========================================================================================================

  Mortgage-backed and
  related securities:
         GNMA certificates                   205,122          94,839              0             299,961
         FHLMC certificates                9,358,524         121,853        (16,893)          9,463,484
         FHLMC collateralized
            mortgage obliga-
            tions                             58,548           3,297              0              61,845
         FNMA certificates                 4,251,607          12,100         (6,717)          4,256,990
  -------------------------------------------------------------------------------------------------------

  Total mortgage-backed and
     related securities              $    13,873,801         232,089        (23,610)         14,082,280
=========================================================================================================

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY

                                                                 June 30, 1996
                                       ------------------------------------------------------------------
                                                            Gross          Gross
                                         Amortized       unrealized      unrealized       Approximate
                                           cost             gains          losses         market value
  -------------------------------------------------------------------------------------------------------
  Investment securities:
      U.S. Government agency
         bonds                       $     6,092,875          24,627        (19,049)          6,098,453
      U.S. Treasury notes                  7,654,214           7,245        (90,068)          7,571,391
      Municipal bonds                      1,541,824             918        (19,998)          1,522,744
  -------------------------------------------------------------------------------------------------------

  Total investment securities        $    15,288,913          32,790       (129,115)         15,192,588
  =======================================================================================================

  Mortgage-backed and
  related securities:
         GNMA certificates                   252,258         101,952              0             354,210
         FHLMC certificates               10,847,779          75,606       (148,227)         10,775,158
         FHLMC collateralized
           mortgage obliga-
           tions                              78,194           1,519              0              79,713
         FNMA certificates                 4,627,074               0        (63,913)          4,563,161
  -------------------------------------------------------------------------------------------------------

  Total mortgage-backed and
      related securities             $    15,805,305         179,077       (212,140)         15,772,242
=========================================================================================================

          There were no sales of securities held to maturity for the years ended
              June 30, 1997, 1996, or 1995.

          Accrued interest  receivable on securities held to maturity aggregated
              $270,226 and $452,492 at June 30, 1997 and 1996, respectively.

          The carrying  amount  and  approximate   market  value  of  investment
              securities and mortgage-backed and related securities held to maturity at June 30, 1997 and 1996, by contractual maturity, are shown below:

                            June 30, 1997                        June 30, 1996
                  ----------------------------------   ----------------------------------
                      Carrying         Approximate         Carrying         Approximate
                       amount          market value         amount          market value
-----------------------------------------------------------------------------------------

Due within one
   year            $   3,661,102         3,665,190          4,308,546         4,327,575
Due  after one
   year through
   five years         12,976,574        12,989,956         18,296,351        18,067,792
Due  after five
   years through
   ten years           5,964,539         6,068,667          6,527,826         6,531,162
Due  after ten
   years               1,667,245         1,757,913          1,961,495         2,038,301
-----------------------------------------------------------------------------------------

                   $  24,269,460        24,481,726         31,094,218        30,964,830
=========================================================================================

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


    (5)   Securities Available for Sale

          Securities available for sale at June 30, 1997 are summarized as follows:

                                                                 June 30, 1997
                                       ------------------------------------------------------------------
                                                              Gross          Gross
                                           Amortized       unrealized      unrealized       Approximate
                                             cost             gains          losses         market value
  -------------------------------------------------------------------------------------------------------
  Investment securities:
     U.S. Government agency
         bonds                       $     6,992,534          10,000        (21,284)          6,981,250
  -------------------------------------------------------------------------------------------------------

  Total investment securities        $     6,992,534          10,000        (21,284)          6,981,250
  =======================================================================================================

  Mortgage-backed and
  related securities:
         FHLMC certificates                8,143,694           9,939         (3,881)          8,149,752
  -------------------------------------------------------------------------------------------------------

  Total mortgage-backed and
     related securities              $     8,143,694           9,939         (3,881)          8,149,752
  =======================================================================================================

          Proceeds from the sale of securities available for sale during the years ended June 30, 1997, 1996, and 1995, were $999,376, $0, and
              $0, respectively. Gross realized gains from the sale of securities for the years ended June 30, 1997, 1996, and 1995 were $2,863, $0, and $0, respectively. There were no gross realized losses from the sale of securities for the years ended June 30, 1997, 1996, and 1995.

          Accrued   interest   receivable  on  securities  available  for   sale
             aggregated $212,930 and $0 at June 30, 1997 and 1996, respectively.

          The carrying  amount  and  approximate   market  value  of  investment
              securities and mortgage-backed and related securities available for sale at June 30, 1997 and 1996, by contractual maturity, are shown below:

                            June 30, 1997                        June 30, 1996
                  ----------------------------------   ----------------------------------
                    Amortized        Approximate         Amortized        Approximate
                      cost           market value          cost           market value
-----------------------------------------------------------------------------------
Due within one
   year             $          0                0             0                 0
Due  after one
   year through
   five years          1,998,189        1,990,938             0                 0
Due after five
   years through
   ten years          13,138,039       13,140,064             0                 0
Due after ten
   years                       0                0             0                 0
-----------------------------------------------------------------------------------

                    $ 15,136,228       15,131,002             0                 0
===================================================================================

          Nontaxable interest income on securities available for sale and securities held to maturity was $67,546, $60,213, and $10,380 for the years ended June 30, 1997, 1996, and 1995, respectively.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


    (6)   Loans Receivable

                                                      1997              1996
         ---------------------------------------------------------------------

         Loans secured by real estate:
            Residential one-to-four family      $ 18,577,418        15,232,656
            Multifamily                              173,594           189,266
            Commercial                               679,968           519,543
            Agricultural                             150,000                 0
            Residential construction                 502,000           220,000
            Multifamily construction                 980,000                 0

         Other consumer loans                         21,000           140,802
         Loans on deposits                           133,033           775,358

         Commercial                                  714,869           775,358
         Agricultural  operating
         line of credit                              425,000                 0
         ---------------------------------------------------------------------

                   Total                          22,356,882        17,077,625
         ---------------------------------------------------------------------

         Deferred  loan fees and discounts           (15,765)          (18,019)
         Loans in process                         (1,361,544)         (332,845)
         Allowance for losses                       (213,034)         (213,034)
         ---------------------------------------------------------------------

                   Net loans                    $ 20,766,539        16,513,727
         =====================================================================

          Accrued interest receivable on loans receivable at June 30, 1997 and 1996 was $125,682 and $101,364, respectively.

          The following is a summary of nonperforming loans as of and for the years ended June 30:

                                                        1997        1996    1995
         -----------------------------------------------------------------------
         Impaired loans:
            Nonaccrual                                $    0           0       0
            Restructured                                   0           0       0
         -----------------------------------------------------------------------
                                                           0           0       0
         -----------------------------------------------------------------------

         Other nonperforming loans:
            Nonaccrual                                     0      89,153       0
            Restructured                                   0           0       0
         -----------------------------------------------------------------------
                                                           0      89,153       0
         -----------------------------------------------------------------------

                   Total nonperforming loans          $    0      89,153       0
         =======================================================================

         Scheduled interest under original terms           0       2,946       0
         Actual   interest recognized                      0           0       0
         -----------------------------------------------------------------------

                   Net interest lost
                       on nonperforming loans         $    0       2,946       0
         =======================================================================

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          The average balance of impaired loans during each of the fiscal years ended June 30, 1997 and 1996 was $13,520 and $0, respectively.

          There was no allowance for losses on impaired loans at June 30, 1997 and 1996.

          The aggregate  amount of loans to directors and executive  officers of the Company was  $231,803,  $237,177,  and  $254,139,  at June 30,
              1997, 1996, and 1995, respectively. Activity with respect to these loans during fiscal 1997 included loan originations of $33,000 and loan repayments of $59,842. Activity with respect to these loans during fiscal 1996 included loan originations of $0 and loan repayments of $16,962. Activity with respect to these loans in fiscal 1995 included new loans of $0 and loan repayments of $17,618. Such loans were made in the ordinary course of business on normal credit terms, including interest rate and collateralization, and do not represent more than normal risk of collection.

          Included in total commitments to originate loans are fixed rate loans aggregating $402,000 and $751,400 as of June 30, 1997 and 1996,
              respectively. The interest rates on these commitments ranged from 8% to 9% for both June 30, 1997 and 1996.

          There were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual at June 30, 1997.

          There were no loans at June 30, 1997 and 1996 which had terms modified in troubled debt restructurings.

          The Company   grants  loans  to  customers   who  live   primarily  in
              southwestern Minnesota. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon local economic conditions.

    (6)   Allowance for Losses on Loans Receivable

          Activity in the allowance for losses on loans receivable is summarized as follows:

  Balance at June 30, 1994                                 $  213,034

      Provision for losses                                          0
      Charge-offs and recoveries                                    0
  -----------------------------------------------------------------------

  Balance at June 30, 1995                                    213,034

      Provision for losses                                          0
      Charge-offs and recoveries                                    0
  -----------------------------------------------------------------------

  Balance at June 30, 1996                                    213,034

      Provision for losses                                          0
      Charge-offs and recoveries                                    0
  -----------------------------------------------------------------------

  Balance at June 30, 1997                                 $  213,034
  =======================================================================

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


    (7)   Real Estate

          Real estate owned, representing real estate expected to be acquired in settlement of loans, totaled $13,520 and $0 at June 30, 1997 and 1996, respectively. The allowance for losses on real estate was $0 at June 30, 1997 and 1996. There were no charge-offs, recoveries, or provisions for losses for the years ended June 30, 1997, 1996, or 1995.

    (8)   Premises and Equipment

          A summary of premises and equipment at June 30, 1997 and 1996 is as follows:

                                                 1997            1996
  ------------------------------------------------------------------------

  Land and office buildings                 $     310,927         155,476
  Furniture and equipment                         192,375         171,204
  ------------------------------------------------------------------------
                                                  503,302         326,680

  Less accumulated depreciation                  (291,235)       (274,493)
  ------------------------------------------------------------------------

                                            $     212,067          52,187
  ========================================================================

    (9)   Deposits

          Deposits and weighted-average interest rates at June 30 are summarized as follows:

                                         1997                              1996
                          ---------------------------       ------------------------------
                               Amount           Rate             Amount           Rate
------------------------------------------------------------------------------------------

Passbook                  $       922,487       2.65%       $       985,658       2.65%
Money market accounts           7,187,340       4.23              7,104,387       3.89
-----------------------------------------                   ---------------
                                8,109,827                         8,090,045
-----------------------------------------                   ---------------

Certificates of deposit:
   4.01 - 5.00%                   421,418                         2,069,519
   5.01 - 6.00                 18,099,518                        16,334,358
   6.01 - 7.00                 18,749,835                        10,766,128
   7.01 - 8.00                    306,992                           598,235
-----------------------------------------                   ---------------
                               37,577,763       5.83%            29,768,240       5.83%
-----------------------------------------                   ---------------

Accrued interest payable          405,623                           184,244
-----------------------------------------                   ---------------

                          $    46,093,213                   $    38,042,529
=========================================                   ===============

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          Interest expense on deposits is summarized as follows:

                                   1997            1996           1995
    -----------------------------------------------------------------------

    Passbook                  $      25,130          33,968         30,978
    Money market accounts           275,769         196,842        214,906
    Certificates of deposit       1,846,365       1,652,027      1,437,363
    -----------------------------------------------------------------------

                              $   2,147,264       1,882,837      1,683,247
    =======================================================================

          Certificates of deposit had the following remaining maturities at June
              30:

                            1997                                1996
                ----------------------------    ------------------------------
                                   Weighted                        Weighted
                                   average                         average
                   Amount            rate          Amount            rate
------------------------------------------------------------------------------

0-6 months    $    16,655,355       5.70%     $    11,533,143       5.86%
7-12 months        11,031,181       5.84            6,857,760       5.72
13-36 months        9,174,681       6.04           10,852,065       5.84
Over 36 months        716,543       6.00              525,272       6.41
-----------------------------                 ---------------

              $    37,577,763       5.83%     $    29,768,240       5.83%
=============================                 ===============

          The Company had $13,909,498 and $9,698,164 of certificates of deposit with balances of $100,000 or more at June 30, 1997 and 1996, respectively.

          At June 30, 1997 investment securities and mortgage-backed securities with an approximate book value of $20,353,000 were pledged as collateral for certain deposits, including approximately $17,969,000 of public deposits.

          At June 30, 1997 and 1996, the aggregate amount of deposits by directors and executive officers totaled $322,029 and $234,298, respectively. Such deposits were accepted in the ordinary course of business with normal interest rates, interest payment terms, and maturities.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


   (10)   Federal Home Loan Bank Advances

          The Company had no Federal Home Loan Bank (FHLB) advances outstanding as of June 30, 1996. At June 30, 1997, the Company's FHLB advances consisted of the following:

  Year of maturity                                 Amount          Rate
  -------------------------------------------------------------------------

  1998                                        $     2,500,000       6.08%
  1999                                                      0       0.00
  2000                                              1,000,000       6.33
  -----------------------------------------------------------
                                                    3,500,000       6.15

  Open line of credit                                       0       0.00
  -----------------------------------------------------------

                                              $     3,500,000       6.15%
  ===========================================================

          At June 30, 1997, the advances and open line of credit were collateralized by the Association's FHLB stock and investments with a carrying value of approximately $333,500 and $7,423,851, respectively. The Company has a $1,000,000 line of credit with the FHLB which was not drawn on at June 30, 1997. The Company has the ability to draw additional borrowings of approximately $3,170,000 based upon its current investment in FHLB stock and investment securities pledged.

   (11)   Income Taxes

          Income tax expense (benefit) for the years ended June 30 is composed of the following:

                                         1997          1996          1995
       ---------------------------------------------------------------------

       Current:
           Federal                  $    141,694       120,844       140,579
           State                          51,828        43,942        46,860
       ---------------------------------------------------------------------
                 Total current           193,522       164,786       187,439
       ---------------------------------------------------------------------

       Deferred:
           Federal                       (43,066)       34,295        42,961
           State                         (13,788)       11,431        14,320
       ---------------------------------------------------------------------
                 Total deferred          (56,854)       45,726        57,281
       ---------------------------------------------------------------------

                                    $    136,668       210,512       244,720
       =====================================================================

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          The reasons for the difference between the effective income tax rate and the statutory federal income tax rate are as follows:

                                                                             1997        1996       1995
        ---------------------------------------------------------------------------------------------------
        Federal "expected" income tax rate                                  34.0%       34.0%       34.0%
        State income taxes, net of federal income tax benefit                6.5         6.5         6.7
        (Increase) decrease in base year tax bad debt reserve                0.0        (6.3)       (0.4)
        Tax-exempt interest income                                          (5.3)       (3.0)       (0.1)
        Other, net                                                           0.0         0.1         0.3
        ---------------------------------------------------------------------------------------------------

        Effective income tax rate                                           35.2%       31.3%       40.5%
        ===================================================================================================

          The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at June 30, 1997 and 1996 are as follows:

                                                             1997          1996
--------------------------------------------------------------------------------

Deferred tax assets:
   Discounts on mortgage-backed and  related securities     26,175        32,005
   Allowance  for losses on loans receivable                 2,651         2,651
   Unrealized loss on available for sale securities          2,090             0
   Other                                                         0         4,365
--------------------------------------------------------------------------------
          Gross deferred tax assets                         30,916        39,021

Valuation allowance                                              0             0
--------------------------------------------------------------------------------
          Deferred tax assets, net                          30,916        39,021

Deferred tax liabilities:
   Accrual to cash conversion                               95,564       159,421
   FHLB stock                                               50,500        50,478
   Premises and equipment                                   10,109        13,323
--------------------------------------------------------------------------------
          Gross deferred tax liabilities                   156,173       223,222
--------------------------------------------------------------------------------

          Net deferred tax liability                    $  125,257       184,201
================================================================================

          No valuation allowance was required for deferred tax assets at June 30, 1997 or 1996.

          Retained earnings at June 30, 1997 included  approximately  $1,155,957 for which no provision for federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of the amount so allocated for purposes other than to absorb losses will create income for tax purposes, which will be subject to the then current corporate income tax rate.

          In August 1996, federal legislation was enacted that repealed the favorable bad debt method for savings and loan associations. Subsequent to this repeal, the Company continues to be subject to the potential tax liability to the extent payments or distributions of these appropriated earnings occurs.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


   (12)   Employee Benefits

          Retirement Plan

          The Company has a defined benefit retirement plan (the Plan) that covers substantially all full-time employees. The Plan provides for retirement benefits beginning at age 65 based on each employee's years of qualifying service and the average of the highest five consecutive annual salaries of the ten years prior to retirement. The benefits are reduced by a specific percentage of the employee's Social Security benefit. The Plan also provides for early retirement beginning at age 55 with reduced benefits determined by using an early retirement factor. An employee becomes fully vested upon completion of five years of qualifying service.

          Net periodic pension expense for the years ended June 30 includes the following components:

                                                                               1997          1996           1995
                 ---------------------------------------------------------------------------------------------------

                 Service cost--benefits earned during the period          $     28,076        26,494         26,927
                 Interest cost on projected benefit obligation                  57,824        51,730         48,474
                 Actual return on plan assets                                  (63,728)      (55,934)       (45,183)
                 Net amortization and deferral                                     438           438            907
                 ===================================================================================================

                 Net periodic pension expense                             $     22,610        22,728         31,125
                 ===================================================================================================

          The weighted average discount rate and rate of increase in future compensation level used in determining the actuarial present value of the projected benefit obligation and the expected long-term rate of return on assets were as follows:

                                                                                    1997      1996      1995
            ---------------------------------------------------------------------------------------------------

            Discount rate                                                           7.5%      7.5%       7.5%
            Future compensation increase rate                                       6.0       6.0        6.0
            Long-term rate of return on assets                                      7.5       7.5        7.5

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          The following table sets forth the Plan's funded status and the amounts recognized in the Company's balance sheet at June 30:

                                                                              1997          1996
----------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
    Vested accumulated benefit obligation                                 $    676,571       624,568
    Nonvested accumulated benefit obligation                                       133            43
----------------------------------------------------------------------------------------------------
            Total accumulated benefit obligation                               676,704       624,611

Effect of projected future salary increases                                    137,234       104,247
----------------------------------------------------------------------------------------------------
            Projected benefit obligation                                       813,938       728,858

Plan assets at fair value                                                      889,838       780,740
----------------------------------------------------------------------------------------------------
            Plan assets in excess of projected
               benefit obligation                                               75,900        51,882

Unrecognized prior service cost                                                 15,875        17,638
Unrecognized gain from past experience
   different from that assumed                                                 (77,515)      (47,254)
Unrecognized net transition asset being
   amortized over 15 years                                                      (5,307)       (6,632)
----------------------------------------------------------------------------------------------------

            Prepaid pension cost                                          $      8,953        15,634
====================================================================================================

          401(k) Plan

          All employees are eligible to participate in the Company's 401(k) plan. Participating employees may contribute up to 15% of gross wages earned. Contributions to the Plan by the Company are made at the discretion of the board of directors. The Company made no contributions to the Plan in 1997, 1996, or 1995.

          Employee Stock Ownership Plan

          Effective  July  7,  1995,  the  Company  adopted  an  Employee  Stock
              Ownership Plan (the ESOP). The ESOP borrowed $661,984 from the Company to purchase 82,748 shares of common stock of the Company on the date of the conversion. The Company paid principal and interest of $117,125 and $123,086 to the ESOP during the fiscal year 1997 and 1996, respectively.

          As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $84,650 and $77,021 for fiscal year 1997 and 1996, respectively.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          All employees of the Company are eligible to participate in the ESOP after they attain age 21 and complete one year of service.

          A summary of the ESOP share allocation is as follows for the calendar year ended:

                                                            1997         1996
        -----------------------------------------------------------------------

        Shares allocated  beginning of year          $      4,140             0
        Shares allocated during year                        8,280         4,140
        Unreleased shares                                  70,328        78,608
        -----------------------------------------------------------------------

        Total ESOP shares                                  82,748        82,748
        =======================================================================

        Fair value of unreleased shares at June 30   $    694,974       688,829
        =======================================================================

          Management Stock Bonus Plan

          On January 17, 1996, stockholders approved the Company's Management Stock Bonus Plan (MSBP), which was subsequently also approved by the Office of Thrift Supervision (OTS). The plan provides for the grant of shares of stock to executive employees and directors of the Company in the form of restricted stock, which vest over a five year period at the rate of 20% per year. Under the plan, 45,000 shares of restricted stock were granted. Included in 1997 and 1996 compensation and employee benefits expense is $86,625 and $39,703, respectively, related to the MSBP.

          Stock Option Plan

          On January 17, 1996, stockholders of the Company approved the Company's 1995 Stock Option Plan. The plan was subsequently approved by the OTS. The plan provides for the granting of options for the purpose of attracting and retaining key personnel and facilitating their purchase of a stock interest in the Company. The plan provided for the total allocation of 112,500 options of which 92,500 options were granted to directors, management, and employees of the Company at an exercise price of $9.8125 per share. On April 9, 1997, the Company granted 5,400 options of the remaining unawarded options at an exercise price of $11.375 per share. All options granted under this plan vest pro rata over five years from the grant date. In addition, vested options are exercisable for a period ending 10 years after the grant date.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          As of June 30, 1997, no stock options have been exercised or forfeited. A summary of stock option activity is detailed as follows:

                                                                              Weighted
                                             Options                          average
                                            available        Options          exercise
                                            for grant      outstanding         price
-----------------------------------------------------------------------------------------
June 30, 1995                                        0               0                 0
1995 stock option plan adopted                 112,500               0                 0
Granted  January  17,  1996  (weighted
   average fair value $4.34 per option)        (92,500)         92,500       $   9.8125
-----------------------------------------------------------------------------------------

June 30, 1996                                   20,000          92,500           9.8125
Granted April 9, 1997 (weighted average
   fair value $5.74 per option)                 (5,400)          5,400          11.3750
-----------------------------------------------------------------------------------------

June 30, 1997                                   14,600          97,900           9.8987

          The number of options exerciseable at June 30, 1997 was 18,500 options with a weighted average exercise price of $9.8125.

          The Company  uses the  intrinsic  value  method  as  described  in APB
              Opinion No. 25 and related interpretations to account for its stock option plans. Accordingly, no compensation cost has been recognized for the plans. There are no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. Had compensation cost for the 1995 Stock Option Plan been determined based on the fair value method as established in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts as indicated in the following table:

                                                                                 Fiscal Year Ending
                                                                        June 30, 1997         June 30, 1996
            ---------------------------------------------------------------------------------------------------
            Net Income:
                As reported                                                $  251,500             $  462,432
                Pro forma                                                     202,396                442,360
            Earnings per common share
                and common share equivalent:
                    As reported                                                  0.26                   0.45
                    Pro forma                                                    0.21                   0.43

          The above disclosed pro forma effects of applying SFAS No. 123 to compensation costs may not be representative of the effects on reported pro forma net income for future years.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          The fair value for each option granted is estimated based on a Black-Scholes option pricing model. The model incorporates the following weighted average assumptions:

                                                    For options granted in accordance with
                                                            1995 Stock Option Plan
                                                      granted in the fiscal year ending
                                                     June 30, 1997         June 30, 1996
-----------------------------------------------------------------------------------------------

Risk-free interest rate                                   7.07%                 5.78%
Expected life                                             10 years              10 years
Expected volatility                                       12.00%                12.00%
Expected dividends                                        None                  None

          On June 10, 1997, the Company approved a stock option plan to grant 38,472 options to its executive officers and directors at an exercise price of $11.0625 per share on August 1, 1997. These stock options are exercisable at grant date in full commencing August 1, 1997, through a period no later than 10 years after the grant date. For purposes of disclosing the effect of the 1997 Stock Option Plan in pro forma earnings statements as required by SFAS No. 123, the compensation costs of this plan will effect only pro forma net income and earnings per share in the fiscal year ended June 30, 1998.

   (13)   Retained Earnings and Regulatory Capital

          The Association,  as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Des Moines. In addition, the Association is required to maintain cash and other liquid assets in an amount equal to 5% of its deposit accounts and other obligations due within one year. The Association has met these requirements.

          The Association is subject to various regulatory capital  requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the following table) of Tangible, Core and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of June 30, 1997, that the Association meets all capital adequacy requirements to which it is subject.

          As of June 30, 1997, the most recent notification from the OTS categorized the Company as `well capitalized.' There are no conditions or events since that notification that management believes have changed the Company's category.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          The Association's actual capital amounts and ratios are also presented in the table (dollars in thousands):

                                                                                                            To be Well
                                                                                                         Capitalized Under
                                                                                                         Prompt Corrective
                                                                                                        Actions Provisions
                                 Actual                 Requirement               Excess Capital
                          ----------------------    ---------------------    -------------------------  --------------------
                                        Percent                 Percent                  Percent                   Percent
                                          of                      of                        of                       of
                           Amount      assets        Amount     assets        Amount      assets        Amount     assets(1)
                                         (1)                      (1)                      (1)
     -----------------------------------------------------------------------------------------------------------------------
     Association's
        net worth (3)   $    8,391

     Add back:
        AFS market
        valuation                3

     Tangible capital        8,394      13.91%   $      905        1.50%   $   7,489       12.41%          N/A       N/A
                          ---------

     Core capital (2)        8,394      13.91         1,811        3.00        6,583       10.91         3,018       5.00%
                          ---------

     Plus:
        Allowable
            portion of
            general
            allowance
            for loan
            losses             213
                          ---------

     Risk-based
        capital         $    8,607      44.76%   $    1,538        8.00%   $   7,069       36.76%   $    1,923      10.00%
                          =========


     (1) Based on the Association's adjusted total assets for the purpose of the tangible and core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

     (2) Pursuant to Prompt Corrective Action regulations, the Association is also required to hold core capital equal to or greater than 6.00% of its risk-weighted assets, or $1,154 at June 30, 1997.

     (3)   The   Association's   net  worth  excludes  $18,000  in  post  period
           adjustments reportable in subsequent periods in accordance with regulatory capital instructions.

   (14)   Recent Legislation and Regulatory Developments

          The Deposit Insurance Fund Act of 1996 (DIFA) was enacted on September
              30, 1996. DIFA addressed the inadequate funding of the Savings Association Insurance Fund (SAIF). In order to recapitalize the SAIF, DIFA imposed a one-time assessment on all thrift institutions. The Bank's assessment was a pretax charge of $237,085 and was recognized in the first quarter of fiscal 1997.

                                                                     (Continued)

                                      REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          DIFA also addressed the funding for the Financing  Corp. (FICO) bonds.
              Thrifts will pay 6.4 basis points per $100 of deposits from January 1, 1997 to December 31, 1999. From January 1, 2000 until the FICO bonds are retired in 2019, the estimated assessment to retire the FICO bonds is expected to be 2.5 basis points per $100 of deposits.

          DIFA proposed that the Bank Insurance Fund (BISF) and SAIF be merged on January 1, 1999, provided no insurance depository institution is a savings association on that date. DIFA also directed the Secretary of the Treasury to present recommendations to Congress for establishment of a common depository institution charter.

   (15)   Stock Repurchases

          During the fiscal  year ended June 30,  1997,  the  Company  purchased
              106,875 shares of its outstanding common stock at an average price of $11.48 per share, or 10% of its previously outstanding common stock. For the fiscal year ended June 30, 1996, the Company repurchased 101,250 shares, including 45,000 shares allocated to the management recognition plan, at an average price of $9.53 per share. As a result of the stock repurchase program, the Company has now outstanding 961,875 shares of common stock. The following summarizes the Company's common stock repurchases during the fiscal year:

                                             Shares          Price
        Date Purchased                     Purchased       per share
        ---------------------------------------------------------------

        January 15, 1997                        3,000        $ 10.3750
        January 28, 1997                        4,600          10.7500
        January 30, 1997                          600          11.0000
        January 31, 1997                       10,000          11.0000
        February 4, 1997                       37,500          11.0000
        February 19, 1997                      51,175          12.0625

          Repurchased shares are considered treasury shares and will be utilized for general corporate and other purposes, including the issuance of shares in connection with stock option plans, the management stock bonus plan, and other purposes.

   (16)   Financial Instruments With Off-Balance-Sheet Risk

          The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheets. The contract amounts of these instruments reflect the extent of involvement by the Company.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          The contract amount of these financial instruments at June 30, 1997 and 1996 is as follows:

                                                          Contract amount
                                                  ---------------------------
                                                       1997          1996
-----------------------------------------------------------------------------

Financial instruments whose contract amount
    represents risk:
       Commitments to extend credit               $   402,000       751,400
=============================================================================

          Commitments  to extend  credit  are  agreements  to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on the loan type and on management's evaluation of the borrower. Collateral consists primarily of residential real estate and personal property.

   (17)   Fair Value of Financial Instruments

          SFAS No. 107, Disclosures about Fair Values of Financial  Instruments, requires disclosure of estimated fair values of the Company's financial instruments, including assets, liabilities, and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of June 30, 1997 and 1996, based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          Fair value estimates are based only on existing  financial instruments without attempting to estimate the value of anticipated future business or the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of the estimates.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          The estimated fair value of the Company's financial instruments are shown below. Following the table, there is an explanation of the methods and assumptions used to estimate the fair value of each class of financial instruments.

                                                                                  June 30
                                        ------------------------------------------------------------------------------------------
                                                             1997                                          1996
                                        --------------------------------------------  --------------------------------------------
                                            Carrying        Estimated      Contract       Carrying        Estimated      Contract
                                             amount        fair value       amount         amount        fair value       amount
        --------------------------------------------------------------------------------------------------------------------------
        Financial assets:
           Cash and cash
               equivalents               $    763,792         763,792                     2,873,163       2,873,163
           Securities held to
               maturity                    24,269,460      24,481,726                    31,094,218      30,964,830
           Securities available
               for sale                    15,131,002      15,131,002                             0               0
           Loans receivable, net           20,766,539      21,248,657                    16,513,727      16,949,767
           Stock in Federal Home
               Loan Bank of
               Des Moines, at cost            333,500         333,500                       333,500         333,500
           Accrued interest
               receivable                     613,357         613,357                       553,856         553,856

        Financial liabilities:
           Deposits                        45,687,590      45,864,695                    37,858,285      38,010,952
           Federal Home Loan
        Bank advances                       3,500,000       3,496,847                             0               0
           Accrued interest payable           405,623         405,623                       184,244         184,244

        Off-balance sheet
           financial instruments:
               Commitments to
                  extend credit                     0           8,479       402,000               0          13,466       751,400

          Cash and Cash Equivalents

          The carrying amount of cash and cash equivalents approximates their fair value.

          Securities Held to Maturity and Securities Available for Sale

          The fair  values  of  securities   held  to  maturity  and  securities
              available for sale are based upon quoted market prices.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          Loans Receivable, Net

          The fair value of the loan receivable portfolio, with the exception of the 1 to 4 family adjustable rate mortgage loan portfolio and the consumer, agriculture, commercial and commercial real estate portfolios, was calculated by comparison of the loan portfolio to observed secondary market prices for loans and mortgage-backed securities with similar characteristics. For consumer, commercial, and commercial real estate loans, the fair value was calculated by discounting the scheduled cash flows through the estimated maturity using anticipated prepayment speeds and using discount rates that reflect credit and interest rate risk inherent in each loan portfolio. The fair value of the 1 to 4 family adjustable rate mortgage loan portfolio was estimated using the carrying value of the portfolio due to its repricing frequency and comparison to observed secondary market loans with similar characteristics.

          Stock in Federal Home Loan Bank of Des Moines, at Cost

          The carrying amount of FHLB stock approximates its fair value.

          Accrued Interest Receivable

          The carrying amount of accrued interest receivable approximates its fair value since it is short-term in nature and does not present unanticipated credit concerns.

          Deposits

          Under SFAS No. 107, the fair value of deposits with no stated maturity such as savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using as discount rates the rates that were offered by the Company as of June 30, 1997 and 1996 for deposits with maturities similar to the remaining maturities of the existing certificates of deposit.

          The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by the Company's existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible.

          Federal Home Loan Bank Advances

          The fair value of FHLB advances is based upon the discounted value of contractual cash flows using as discount rates the rates offered by the FHLB on advances with maturities similar to the remaining maturities of the existing advances.

          Accrued Interest Payable

          The carrying amount of accrued interest payable approximates its fair value since it is short-term in nature.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


          Commitments to Extend Credit

          The fair value of commitments to extend credit is estimated based on comparison of the committed rate to observed secondary market rates and prices and adjusted for expected fallout.

   (18)   Stock Conversion

          The Association  converted from a  federally-chartered  mutual savings and loan association to a federally-chartered stock savings and loan association pursuant to its Plan of Conversion. The conversion was effected on July 7, 1995, and resulted in the issuance of 1,125,000 shares of common stock (par value $0.10) at $8.00 per share for a gross sales price of $9,000,000. Costs related to conversion (primarily underwriters' commission, printing, and professional fees) aggregated $450,639 and were deducted to arrive at the net proceeds of $8,549,361. The Company established an employee stock ownership trust which purchased 82,748 shares of common stock of the Company at the issuance price of $8.00 per share from funds borrowed from the Company.

          Funds held for stock subscriptions in excess of common stock issued were refunded to the subscribers at the time of conversion .

          Subsequent to conversion, savings account holders and borrowers do not have voting rights in the Association. Voting rights of the Association are vested exclusively with the Company.

          For the purpose of granting eligible members of the Association a priority in the event of future liquidation, the Association, at the time of conversion, established a liquidation account equal to its regulatory capital as of December 31, 1994. In the event (and only in such event) of future liquidation of the converted Association, an eligible savings accountholder who continues to maintain a savings account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance of the savings deposits then held, before any distributions may be made with respect to capital stock.

          Present  regulations  provide that the  Association may not declare or pay a cash dividend on or repurchase any of its capital stock if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account or the regulatory capital requirement. Further, any dividend declared or paid on, or repurchase of, the Association's capital stock shall be in compliance with the rules and regulations of the OTS, or other applicable regulations.

   (19)   Redwood Financial, Inc. Financial Information (Parent Company Only)

          The parent company's principal assets are its investment in the Association and securities. The following are the condensed financial statements for the parent company only as of and for the year ended June 30, 1997 and 1996.

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY

        Condensed Balance Sheet

                                                                               June 30,         June 30,
                             Assets                                             1997             1996
--------------------------------------------------------------------------------------------------------

        Cash and cash equivalents                                          $  2,122,649         101,019
        Securities held to maturity                                           1,274,607       2,488,579
        Loans receivable, net                                                   500,269         475,358
        Investment in subsidiary                                              8,372,837      10,040,701
        Accrued interest receivable                                              35,479          66,784
        Other assets                                                             36,192               0
--------------------------------------------------------------------------------------------------------
                        Total assets                                       $ 12,342,033      13,172,441
========================================================================================================

                     Liabilities and Stockholders Equity
--------------------------------------------------------------------------------------------------------

        Accrued expenses and other liabilities                                        0          15,405
--------------------------------------------------------------------------------------------------------
                        Total liabilities                                             0          15,405
--------------------------------------------------------------------------------------------------------

        Common stock                                                            112,500         112,500
        Additional paid-in capital                                            8,467,833       8,457,017
        Retained earnings, subject to certain restrictions                    6,369,591       6,118,091
        Unearned employee stock ownership plan shares                          (529,504)       (595,744)
        Net unrealized loss on securities available for sale                     (3,135)              0
        Unearned management stock bonus plan shares                            (306,797)       (393,422)
        Treasury stock, at cost                                              (1,768,455)       (541,406)
--------------------------------------------------------------------------------------------------------
                        Total stockholders equity                            12,342,033      13,157,036
--------------------------------------------------------------------------------------------------------
                        Total liabilities and stockholders equity          $ 12,342,033      13,172,441
========================================================================================================

        Condensed Statement of Income

                                                                                 1997            1996
--------------------------------------------------------------------------------------------------------

        Gain on sale of investments available for sale                     $      2,863               0
        Interest income                                                         201,007         200,739
        Equity in earnings of subsidiary                                        335,271         433,884
        Compensation and employee benefits                                     (171,275)       (116,725)
        Other                                                                  (193,533)        (62,936)
--------------------------------------------------------------------------------------------------------
                        Earnings before income tax benefit                      174,333         454,962

        Income tax benefit                                                       77,167           7,470
--------------------------------------------------------------------------------------------------------
                        Net earnings                                       $    251,500         462,432
========================================================================================================

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


        Condensed Statement of Cash Flows

                                                                                                          12 months ended
                                                                                                              June 30,
                                                                                                  ----------------------------
                                                                                                         1997          1996
------------------------------------------------------------------------------------------------------------------------------
        Operating activities:
                Net earnings                                                                       $   251,500        462,432
                Adjustments to reconcile net earnings to cash
                        provided by operating activities:
                                Equity in earnings of subsidiary                                      (335,271)      (433,884)
                                Amortization of premiums (discounts), net                               (1,028)        (1,092)
                                (Increase) decrease in accrued interest receivable                      31,305        (66,784)
                                Gain on sale of investments available for sale                          (2,863)             0
                                Amortization of unearned ESOP shares                                    66,240         66,240
                                Earned ESOP priced above original cost                                  10,816         10,781
                                Earned management stock bonus plan shares                               86,625         39,703
                                Increase (decrease) in accrued expenses and
                                        other liabilities                                              (15,405)        15,405
                                Increase in other assets                                               (36,192)        (7,470)
-----------------------------------------------------------------------------------------------------------------------------
                                         Net cash provided by operating activities                      55,727         85,331
-----------------------------------------------------------------------------------------------------------------------------

        Investing activities:
                Proceeds from maturities of investment securities
                        held to maturity                                                             1,215,000              0
                Purchases of investment securities available for sale                                 (996,513)    (2,487,487)
                Proceeds from sales of investment securities available for sale                        999,376              0
                Increase in loans receivable, net                                                      (24,911)      (475,358)
-----------------------------------------------------------------------------------------------------------------------------
                                         Net cash provided (used) by investing activities            1,192,952     (2,962,845)
-----------------------------------------------------------------------------------------------------------------------------

        Financing activities:
                Adoption of ESOP                                                                             0       (661,984)
                Dividend from Association                                                            2,000,000              0
                Proceeds from sale of common stock                                                           0      8,549,361
                Repurchase of common stock                                                          (1,227,049)      (965,156)
                Purchase of Association stock                                                                0     (3,943,688)
-----------------------------------------------------------------------------------------------------------------------------
                                         Net cash provided by financing activities                     772,951      2,978,533
-----------------------------------------------------------------------------------------------------------------------------

                                         Increase in cash and cash equivalents                       2,021,630        101,019

        Cash and cash equivalents, beginning of year                                                   101,019              0
-----------------------------------------------------------------------------------------------------------------------------

        Cash and cash equivalents, end of year                                                     $ 2,122,649        101,019
=============================================================================================================================

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


(20)    Quarterly Financial Data (Unaudited)

        Summarized quarterly financial data for fiscal 1997 are as follows:

                                                                     Three months ended
                                                   -----------------------------------------------------
                                                     June 30,     March 31,   December 31, September 30,
Selected Operations Data                               1997         1997         1996         1996
--------------------------------------------------------------------------------------------------------

Interest income                                    $1,078,635      972,178      909,043      909,761
Interest expense                                      623,269      553,189      502,095      507,196
--------------------------------------------------------------------------------------------------------
                Net interest income                   455,366      418,989      406,948      402,565

Provision for loan losses                                   0            0            0            0
Non-interest income                                    13,910       14,923       12,712       14,933
Non-interest expense                                  258,223      232,074      366,713      495,168
Income tax expense (benefit)                           84,566       74,986       17,239      (40,123)
--------------------------------------------------------------------------------------------------------

                Net earnings (loss)                $  126,487      126,852       35,708      (37,547)
========================================================================================================
Earnings per common share                          $      .13          .13          .04         (.04)

                                                                     Three months ended
                                                   -----------------------------------------------------
                                                     June 30,     March 31,   December 31, September 30,
Selected Operations Data                                 1996         1996         1995         1995
--------------------------------------------------------------------------------------------------------

Interest income                                    $  888,592      860,909      864,851      872,799
Interest expense                                      470,402      474,621      463,819      473,995
--------------------------------------------------------------------------------------------------------
                Net interest income                   418,190      386,288      401,032      398,804

Provision for loan losses                                   0            0            0            0
Non-interest income                                    12,395       14,681       17,867       15,568
Non-interest expense                                  259,503      238,277      289,247      204,854
Income tax expense                                     59,608       60,328       54,496       36,080
--------------------------------------------------------------------------------------------------------

                Net earnings                       $  111,474      102,364       75,156      173,438
======================================================================================================

Earnings per common share                          $      .11          .10          .07          .17

                                                                     (Continued)

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY


Selected Financial       June 30,     March 31,   December 31,  September 30,
Condition Data             1997          1997          1996          1996
-----------------------------------------------------------------------------

Total assets          $62,168,916    55,730,838    53,526,359    51,058,275
Securities             39,400,462    35,592,367    26,318,389    30,081,878
Net loans              20,766,539    18,878,902    18,171,579    17,229,712
Deposits               46,093,213    42,561,895    40,077,112    37,410,421
Stockholders equity    12,342,033    12,109,742    13,238,271    13,160,293

Selected Financial       June 30,     March 31,   December 31,  September 30,
Condition Data             1996          1996          1995          1995
-----------------------------------------------------------------------------

Total assets          $51,514,643    50,697,495    48,686,408    48,495,677
Securities             31,094,218    27,572,272    29,854,684    29,294,283
Net loans              16,513,727    15,883,903    15,307,707    15,368,895
Deposits               38,042,529    37,371,536    34,633,047    34,488,104
Stockholders equity    13,157,036    13,004,368    13,830,097    13,735,104

                                CORPORATE OFFICE
                             Redwood Financial, Inc.
                    301 South Washington Street, P.O. Box 317
                       Redwood Falls, Minnesota 56283-0317


                  Board of Directors of Redwood Financial, Inc.

 James P. Tersteeg, Grocer, Owner--       J. Scott Nelson, Doctor of Pharmacy,
    Tersteeg's Inc.                          Sward-Kemp Drug, Inc.
 Paul W. Pryor, Executive Officer        Donald C. Orth, Executive Officer
 Blaine C. Farnberg, Retired             Thomas W. Stotesbery, Certified Public
                                             Accountant



                  Executive Officers of Redwood Financial, Inc.

    Paul W. Pryor                                            Donald C. Orth
    President and Chief Executive Officer                    Vice President

                                   Tony Acker
                             Chief Financial Officer

                    ----------------------------------------


 Corporate Counsel:                       Independent Auditors:
 Ebbesen & Sarrazin                       KPMG Peat Marwick LLP
    301 East Third Street                     4200 Norwest Center
    Redwood Falls, Minnesota 56283-0127       90 South 7th Street
                                              Minneapolis, Minnesota 55402

 Special Counsel:                         Transfer Agent and Registrar:
 Malizia, Spidi, Sloane & Fisch, P.C.     American Securities Transfer, Inc.
    One Franklin Square                       1825 Lawrence Street, Suite 444
    1301 K Street, N.W., Suite 700 East       Denver, Colorado 80202-1817
    Washington, D.C. 20005

                              --------------------


The Company's Annual Report for the Year Ended June 30, 1997 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call the Secretary of the Company, at the Company's corporate office in Redwood Falls, Minnesota. The annual meeting of stockholders will be held on October 30, 1997 at 10:00 a.m. at the office of the Company at 301 South Washington Street, Redwood Falls, Minnesota.