Form 10KSB, Exhibit 13
period 1998-06-30
REDWOOD FINANCIAL INC /MN/
filed 1998-09-25
CIK 942895

EXHIBIT 13

                [REDWOOD FINANCIAL, INC. LETTER TO STOCKHOLDERS]

           [REDWOOD FINANCIAL, INC. LETTER TO STOCKHOLDERS CONTINUED]

                     REDWOOD FINANCIAL, INC. AND SUBSIDIARY

                  Consolidated Financial Statements

                  June 30, 1998, 1997, and 1996

REDWOOD FINANCIAL, INC. AND SUBSIDIARY



TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                         Page(s)

Independent Auditors' Report.......................................        1

Annual Report......................................................      2-19

Financial Statements:

     Consolidated Balance Sheets...................................       20

     Consolidated Statements of Earnings...........................       21

     Consolidated Statements of Stockholders' Equity...............       22

     Consolidated Statements of Cash Flows.........................      23-24

Notes to Financial Statements......................................      25-54

                          Independent Auditors' Report





The Board of Directors
Redwood Financial, Inc.:


We have audited the accompanying consolidated balance sheets of Redwood Financial, Inc. and subsidiary (the Company) as of June 30, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Redwood Financial, Inc. and subsidiary at June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998 in conformity with generally accepted accounting principles.



                              /s/KPMG Peat Marwick LLP

Minneapolis, Minnesota
July 31, 1998, except for note 21,
    which is as of September 15, 1998

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

June 30, 1998
--------------------------------------------------------------------------------

Profile and Related Information

Redwood Financial, Inc. (the Company) is a Minnesota corporation organized at the direction of the Board of Directors of the HomeTown Bank (the Bank, formerly Redwood Falls Federal Savings and Loan Association) to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of ownership. The Company is a unitary savings and loan holding company which generally, under existing laws, is not restricted in the types of business activities in which it may engage, provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, because the Company does not conduct any significant business, the Company does not intend to employ any persons other than officers of the Bank, but utilizes the support staff of the Bank from time to time.

The Bank is a federally chartered mutual savings and loan association headquartered in Redwood Falls, Minnesota. The Bank has two full-service offices located in Redwood and Renville Counties, Minnesota. The Bank was founded in 1924 and obtained its current name in 1998. The Bank's deposits have been federally insured by the Savings Association Insurance Fund (SAIF) and its predecessor, the Federal Savings and Loan Insurance Corporation (FSLIC), since 1958. The Bank is a member of the Federal Home Loan Bank (FHLB) System. The Bank is a community-oriented, retail savings institution offering traditional mortgage loan products. It is the Bank's intent to remain an independent community savings and loan association serving the local banking needs of Redwood and Renville Counties, Minnesota.

The Bank attracts deposits from the public and uses such deposits primarily to invest in residential lending on owner-occupied properties. The Bank also originates consumer, commercial, and agricultural loans.

Stock Market Information

Since its issuance on July 7, 1995, the Company's common stock has been traded in the over-the-counter market. The following table reflects the stock price as published by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.


--------------------------------------------------------------------------------
                                                 High bid       Low bid
--------------------------------------------------------------------------------

Fiscal 1998:
   First Quarter                                $ 11 1/8            10 3/4
   Second Quarter                                 12 1/2            11 1/8
   Third Quarter                                  13 1/4            12 1/2
   Fourth Quarter                                 14 1/2            13

Fiscal 1997:
   First Quarter                                  10                 8 3/4
   Second Quarter                                 10                 9 3/4
   Third Quarter                                  11 3/8            10
   Fourth Quarter                                 11                10 1/4
-----------------------------------------------------------------------------

The number of stockholders of record of common stock as of June 30, 1998, was approximately 106. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At June 30, 1998, there were 868,093 shares outstanding.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


General

At the present time, Redwood Financial, Inc. (the Company) does not conduct any significant business outside of serving as a unitary savings and loan holding company for the HomeTown Bank.

The Bank converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association, pursuant to its Plan of Conversion. The conversion was effected on July 7, 1995. The principal business of the Company through the Bank consists of accepting deposits from the public and investing these funds primarily in investment securities and loans. The investment securities consist of U.S. government treasury notes and agency securities, mortgage-backed securities, and municipal bonds. Loans consist primarily of loans secured by residential real estate located in its market area and, to a lesser extent, commercial real estate loans, commercial loans, agricultural loans, construction loans, and consumer loans.

Net earnings are dependent primarily on net interest income, which is the difference between interest income earned on the investment and loan portfolio and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. To a lesser extent, net earnings also are affected by the level of noninterest income, which primarily consists of service charges and other fees. In addition, net earnings are affected by the level of noninterest (general and administrative) expenses.

The operations of the Bank, and the entire thrift industry, are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of the federal government and governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings in the Bank's market area.

Average Balance Sheet

The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods ended June 30, 1998, 1997, and 1996. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

The table also presents information for the periods indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or net interest rate spread, which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its net yield on interest-earning assets, which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------

The Company paid no dividends to holders of common stock during the fiscal years ended June 30, 1998 and 1997.

The Companys ability to pay dividends to stockholders is subject to the requirements of Minnesota law. No dividend may be paid by the Company unless its Board of Directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Companys ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Banks regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Banks conversion from mutual stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision (OTS).

                      FIVE-YEAR SELECTED FINANCIAL SUMMARY
                  (dollars in thousands, except per share data)

                                                                                        Year ended June 30
                                                                        ----------------------------------------------------
                                                                         1998       1997       1996       1995       1994
----------------------------------------------------------------------------------------------------------------------------
Operating results:
   Interest income                                                    $   4,748      3,870      3,487      3,023      3,048
   Interest expense                                                       2,999      2,186      1,883      1,683      1,448
----------------------------------------------------------------------------------------------------------------------------

   Net interest income                                                    1,749      1,684      1,604      1,340      1,600

   Provision for loan losses                                                 38          -          -          -          1
   Noninterest income                                                       131         57         61         40         54
   Noninterest expense                                                    1,174      1,352        992        775        690
   Income tax expense                                                       243        137        211        245        426
----------------------------------------------------------------------------------------------------------------------------

   Earnings before cumulative effect of accounting change                   425        252        462        360        537
   Cumulative effect of accounting change                                     -          -          -          -        (45)
----------------------------------------------------------------------------------------------------------------------------

   Net earnings                                                       $     425        252        462        360        492
----------------------------------------------------------------------------------------------------------------------------

Net earnings per common sharebasic                                    $    0.52       0.27       0.46
Net earnings per common sharediluted                                       0.49       0.26       0.45        N/A        N/A
----------------------------------------------------------------------------------------------------------------------------

Balance sheet data:
   Total assets                                                       $  77,287     62,169     51,515     55,002     42,660
   Investment securities held to maturity                                     -     10,396     15,289     16,431     17,213
   Mortgage-backed and related securities held to maturity                    -     13,874     15,805      7,874      7,774
   Investment securities available for sale                               9,794      6,981          -          -          -
   Mortgage-backed and related securities available for sale             33,937      8,150          -          -          -
   Loans receivable, net                                                 28,995     20,767     16,514     15,255     15,091
   Deposits                                                              48,102     45,688     38,043     35,825     37,114
   Stockholders' equity                                                  11,938     12,342     13,157      5,656      5,295

Financial ratios:
   Return on average assets                                                0.62%      0.46%      0.93%      0.74%      1.17%
   Return on average equity                                                3.48       1.96       3.42       6.58       9.73
   Average equity to average assets                                       17.95      23.36      27.18      11.21      12.03
   Net yield on average interest-earning assets                            2.68       3.11       3.27       3.18       3.87

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

------------------------------------------------------------------------------------------------------------------------------
                                                                  For the year ended June 30
                                ----------------------------------------------------------------------------------------------
                                           1998                             1997                           1996
                                -------------------------      -------------------------      --------------------------------
                                                      Average                         Average                          Average
                                Average                yield/   Average               Yield/    Average                yield/
                                balance      Interest  cost     balance      Interest  cost     balance      Interest   cost
------------------------------------------------------------------------------------------------------------------------------

Interest-earning assets:
   Loans receivable (1)        $24,130,515 $2,071,506    8.58%  $18,283,543   $1,563,605    8.55% $15,754,753   $1,376,334   8.74%
   Securities held to
   maturity:
    Mortgage-backed
      and related securities     7,226,040    453,033    6.27    14,947,287    1,044,024    6.98   11,410,198      784,869   6.88
    Investment securities        5,164,420    295,402    5.72    12,689,898      749,059    5.90   18,055,614    1,090,543   6.04
   Securities available
   for sale:
    Mortgage-backed
      and related securities    17,876,631  1,233,835    6.90     2,695,970      168,357    6.24            0            0   0.00
    Investment securities        8,984,208    584,221    6.50     2,219,892      147,775    6.66            0            0   0.00
   FHLB stock                      408,007     28,060    6.88       333,500       23,522    7.05      330,792       23,765   7.18
   Other interest-earning
     assets (2)                  1,378,145     81,864    5.94     3,017,686      173,275    5.74    3,550,681      211,640   5.96
                                ----------  ---------            ----------    ---------           ----------    ---------

Total interest-earning
  assets                        65,167,966  4,747,921    7.29    54,187,776    3,869,617    7.14   49,102,038    3,487,151   7.10
                                ----------  ---------            ----------    ---------           ----------    ---------

Noninterest-earning assets       1,521,245                          610,413                           698,754
                                ----------                       ----------                        ----------

Total assets                   $66,689,211                      $54,798,189                       $49,800,792
                                ----------                       ----------                        ----------

Interest-bearing
liabilities:
   Passbook savings
     accounts                      867,074     23,696    2.73       987,693       25,130    2.54    1,394,964       33,968   2.44
   Money market
     savings accounts            6,153,126    221,899    3.61     7,077,184      275,769    3.90    5,550,747      196,842   3.55
   Certificates of
     deposit                    39,580,590  2,333,739    5.90    32,394,479    1,846,365    5.70   28,561,491    1,652,027   5.78
   FHLB advances                 7,012,335    419,138    5.98       726,923       38,485    5.29            0            0   0.00
                                ----------  ---------             ---------     --------           ----------    ---------

Total interest-bearing
  liabilities                   53,613,125  2,998,472    5.59    41,186,279    2,185,749    5.31   35,507,202    1,882,837   5.30
                                ---------   ---------             ---------     --------           ----------    ---------

Noninterest-bearing
  liabilities                    1,093,901                          785,044                           758,718
                                ----------                        ---------                        ---------

Total liabilities               54,707,026                       41,971,323                        36,265,920

Retained earnings               11,982,185                       12,826,866                        13,534,872
                                ----------                        ---------                        ----------

Total liabilities and
  retained earnings            $66,689,211                      $54,798,189                       $49,800,792
                                ----------                       ---------                         ----------

Net interest income                        $1,749,449                         $1,683,868                        $1,604,314
                                            --------                           ---------                          ---------

Net interest rate spread (3)                             1.70%                              1.83%                            1.80%
                                                        -----                              -----                           ------

Net yield on average interest-
  earning assets(4)                                      2.68%                               3.11%                            3.27%
                                                        -----                              ------                           ------

Ratio of average interest-
  earning average interest-
  bearing liabilities                                   121.55%                             131.57%                          138.29%
                                                        ------                             ------                           -------

(1) Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(5) Tax exempt income was not significant and thus is not presented on tax equivalent basis.

                                                              (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report


------------------------------------------------------------------------------------------------------------------------------------

Rate/Volume Analysis

                                                              Year ended June 30,                       Year ended June 30,
                                                  ------------------------------------------  --------------------------------------
                                                               1998 versus 1997                           1997 versus 1996
                                                    increase/(decrease) due to changes in      increase/(decrease) due to changes in
                                                  ------------------------------------------  --------------------------------------
                                                                           Rate/                                   Rate/
                                                    Volume      Rate       volume    Total     Volume     Rate     volume  Total
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
    Loans receivable                              $ 500,032     5,962       1,907    507,901   220,915  (28,990)  (4,654)  187,271
Securities held to maturity:
    Mortgage-backed and related securities         (539,307) (106,911)     55,227   (590,991)  243,304   12,100    3,751   259,155
    Investment securities                          (444,214)  (23,204)     13,761   (453,657) (324,085) (24,756)   7,358  (341,483)
Securities available for sale:
    Mortgage-backed and related securities          947,997    17,717      99,764  1,065,478   168,357        -        -   168,357
    Investment securities                           450,291    (3,421)    (10,424)   436,446   147,775        -        -   147,775
FHLB stock                                            5,255      (586)       (131)     4,538       195     (434)      (5)     (244)
Other interest-earning assets                       (94,142)    5,980      (3,249)   (91,411)  (31,769)  (7,761)   1,165   (38,365)
-----------------------------------------------------------------------------------------------------------------------------------

Total interest earning assets                       825,912  (104,463)    156,855    878,304   424,692  (49,841)   7,615   382,466
-----------------------------------------------------------------------------------------------------------------------------------

Interest expense:
    Passbook savings accounts                        (3,069)    1,862        (227)    (1,434)   (9,917)   1,524     (445)   (8,838)
    Money market savings accounts                   (36,007)  (20,546)      2,683    (53,870)   54,131   19,448    5,348    78,927
    Certificates of deposit                         409,581    63,669      14,124    487,374   221,704  (24,128)  (3,238)  194,338
    FHLB advances                                   332,765     4,964      42,924    380,653    38,485        -        -    38,485
-----------------------------------------------------------------------------------------------------------------------------------

Total interest-bearing liabilities                  703,270    49,949      59,504    812,723   304,403   (3,156)   1,665   302,912
-----------------------------------------------------------------------------------------------------------------------------------

Net change in interest income                     $ 122,642  (154,412)     97,351     65,581   120,289  (46,685)   5,950    79,554
-----------------------------------------------------------------------------------------------------------------------------------

                                                       (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------


Comparison of Operating Results for the Years Ended June 30, 1998 and 1997

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

Net Earnings

Net earnings were $425,000 for the year ended June 30, 1998, as compared to $252,000 for the year ended June 30, 1997. This represented an increase of $173,000, or 68.65%. The increase in net earnings was primarily attributable to lower noninterest expense during the year ended June 30, 1998. In the fiscal year ended June 30, 1997, the Company incurred a pretax $237,000, one-time special assessment required by the Federal Deposit Insurance Corporation and levied on thrift institutions to recapitalize the Savings Association Insurance Fund (SAIF). In addition, in the fiscal year ended June 30, 1997, the Company incurred an additional $102,000 in professional fees as a result of an unsuccessful acquisition attempt.

The increase in net earnings was also attributable to a $75,000 increase, or 133.93% in noninterest income. The increase in noninterest income was primarily a result of an increase in net gains on the sale of securities available for sale and increased fees and service charges. The increase in net earnings was also attributable to a $65,000, or 3.86% increase in net interest income. The increase in net earnings was also impacted by a $127,000 increase, or 17.81% in compensation and employee benefits, a $106,000 increase, or 77.37% in income tax expense, and a $38,000, or 100.00% increase in provision for loan losses.

Net Interest Income

Net interest income increased by $65,000, or 3.86%, from $1,684,000 for the year ended June 30, 1997 to $1,749,000 for the year ended June 30, 1998. The increase in net interest income is primarily due to increased net interest earnings generated through growth of the Company over the past fiscal year. The increase in net interest income was also adversely impacted by a decrease in the net interest spread in comparison of the two fiscal years.

The Company's average interest-earning assets increased $10,980,000, or 20.26% from $54,188,000 at June 30, 1997, to $65,168,000 at June 30, 1998. Similarly,
the Company's average interest-bearing liabilities increased $12,427,000, or 30.17% from $41,186,000 at June 30, 1997 to $53,613,000 at June 30, 1998. While
the Company's interest-bearing liabilities increased at a faster rate than its interest-earning assets due primarily to the use of investable funds to repurchase the Company's common stock over the previous 12 months, the net interest earnings generated by the growth exceeded the interest income lost through use of the funds for stock repurchases and other uses. During the fiscal year ended June 30, 1998, stock repurchases totaled $1,140,000. The Company's net interest income was also impacted by a decline in its net interest spread. The Company's net interest spread was 1.70% and 1.83% for the years ended June 30, 1998 and 1997, respectively. The decrease in the net interest spread is the result of cost of liabilities rising more rapidly than interest earning assets.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------

Interest Income

Interest income was $4,748,000 for the year ended June 30, 1998, as compared to $3,870,000 for the year ended June 30, 1997, representing an increase of $878,000, or 22.69%. The increase in interest income was primarily due to the aforementioned increase in interest-earning assets. The increase in interest income was also affected by an increase in the overall yield on interest-earning assets. For the year ended June 30, 1998, the yield on interest-earning assets was 7.29%, as compared to 7.14% for the year ended June 30, 1997. The increase in yield on interest-earning assets was due primarily to the larger loan portfolio in the year ended June 30, 1998.

Interest on loans receivable increased by $508,000, or 32.48%, to $2,072,000 for the year ended June 30, 1998, as compared to $1,564,000 for the year ended June 30, 1997. Such increase was due to a $5,847,000, or 31.98% increase in the average balance of loans receivable from $18,284,000 for the year ended June 30, 1997 to $24,131,000 for the year ended June 30, 1998. The increase in interest on loans receivable was also affected by an increase in the average yield on loans receivable from 8.55% for the year ended June 30, 1997, to 8.58% for the year ended June 30, 1998.

In January 1997, management began designating all purchases of mortgage-backed and related securities as available for sale. Subsequently, in January 1998, management redesignated all mortgage-backed and related securities as available for sale. As a result of this strategy, interest income on mortgage-backed and related securities held to maturity declined $591,000, or 56.61% from $1,044,000 for the year ended June 30, 1997 to $453,000 for the year ended June 30, 1998. The decrease in interest income on mortgage-backed and related securities held to maturity is a result of a $7,721,000 decrease, or 51.66% in the average balance of mortgage-backed and related securities held to maturity in comparison of the years ended June 30, 1998 and 1997, respectively. This decrease was also affected by a decrease in the yield on the mortgage-backed and related securities held to maturity from 6.98% for the year ended June 30, 1997, to 6.27% for the year ended June 30, 1998.

Interest income on mortgage-backed and related securities available for sale increased $1,066,000, or 634.52% from $168,000 for the year ended June 30, 1997 to $1,234,000 for the year ended June 30, 1998. The increase in interest income on mortgage-backed and related securities available for sale was due to a $15,181,000, or 563.09% increase in the average balance of mortgage-backed and related securities available for sale, primarily as a result of the aforementioned portfolio redesignation. The increase was also impacted by an increase in yield on the mortgage-backed and related securities available for sale from 6.24% to 6.90% for the years ended June 30, 1997 and 1998, respectively.

As with the Company's mortgage-backed and related securities purchases, in January 1997, management began designating all purchases of investment securities as available for sale. In January 1998, management also redesignated all investment securities available for sale. As a result of this strategy, interest income on investment securities held to maturity declined $454,000, or 60.61% from $749,000 for the year ended June 30, 1997 to $295,000 for the year ended June 30, 1998. The decrease in interest income on investment securities held to maturity is a result of a $7,526,000 decrease, or 59.31% in the average balance of investment securities held to maturity in comparison of the years ended June 30, 1998 and 1997, respectively. This decrease was also affected by a decline in the yield on the investment securities held to maturity from 5.90% for the year ended June 30, 1997, to 5.72% for the year ended June 30, 1998.

Interest income on investment securities available for sale increased $436,000, or 294.59% from $148,000 for the year ended June 30, 1997 to $584,000 for the year ended June 30, 1998. The increase in interest income on investment securities available for sale was due to a $6,764,000, or 304.68% increase in the average balance of investment securities available for sale, primarily as a result of the aforementioned portfolio redesignation. The increase was partially offset by a slight decrease in yield on the investment securities available for sale from 6.66% to 6.50% for the years ended June 30, 1997 and 1998, respectively.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------

Interest income on cash and cash equivalents decreased by $91,000, or 52.60% for the years ended June 30, 1998 and 1997, respectively. The decrease is a result of management's decision to decrease its average balance in cash on hand in order to enhance overall yield. Interest income on FHLB stock increased $4,000, or 16.67%, owing to higher investment in FHLB stock during the fiscal year ended June 30, 1998.

Interest Expense

Interest expense increased by $812,000, or 37.15%, from $2,186,000 for the year ended June 30, 1997 to $2,998,000 for the year ended June 30, 1998. The increase in interest expense resulted from a $12,427,000, or 30.17% increase in the average balance of interest-bearing liabilities from $41,186,000 for the year ended June 30, 1997, to $53,613,000 for the year ended June 30, 1998. The increase in interest expense was also impacted by an increase in the average cost of interest-bearing liabilities to 5.59% during the year ended June 30, 1998, as compared to 5.31% for the year ended June 30, 1997. The increase in the Company's interest-bearing liabilities was a result of a $6,142,000, or 15.18% increase in the average balance of deposits and a $6,285,000, or 864.51% increase in the average balance of FHLB advances. The increase in deposits was largely a result of increased public deposits (i.e. deposits from local governmental entities) which typically are more volatile and costly than traditional retail deposits. The increase in FHLB advances was primarily to fund increases in loan production and mortgage-backed securities purchases.

Provision for Loan Losses

The Company's provision for loan losses was $38,000 and $0 for the years ended June 30, 1998 and 1997, respectively. The Company has experienced substantial loan growth including commercial, agricultural, and 1-4 family residential mortgage loans. While no known loan losses are identified, the provision was in response to inherent losses as a result of growth in the loan portfolio. As such, the Company intends to regularly provide for loan losses. The level of this provision is dependent on loan growth, delinquencies, economic conditions, and other various factors used by management in the assessment of its loan portfolio and overall level of loan loss reserves. The Company is committed to maintaining adequate allowances for loan losses, regardless of the impact on reported earnings.

At June 30, 1998 and 1997, the allowance for loan losses totaled $251,000 and $213,000, respectively. The Company's net charge-offs were $0 and $0 for the fiscal years ended June 30, 1998 and 1997, respectively. At June 30, 1998 and 1997, the allowance for loan losses represented 0.86% and 1.02% of total loans receivable, respectively. Nonaccrual loans totaled $0 and $0 for the fiscal years ended June 30, 1998 and 1997, respectively. At June 30, 1998 and 1997, classified assets totaled $37,000 and $121,000, respectively.

Noninterest Income

Noninterest income increased $76,000, or 135.71% for the fiscal year ended June 30, 1998 in comparison to the fiscal year ended June 30, 1997. The increase is attributable to a $40,000 increase in net gains realized on the sale of securities available for sale. In addition, the increase was also impacted by a $36,000, or 80.00% increase in fees and service charges. The increase is largely a result of a one-time, $20,000 commercial loan prepayment fee.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------


Noninterest Expense

Noninterest expense decreased by $178,000, or 13.17%, from $1,352,000 for the year ended June 30, 1997 to $1,174,000 for the year ended June 30, 1998. The decrease in total noninterest expense was primarily due to the aforementioned pretax $237,000 one-time special deposit insurance fund assessment in the fiscal year ended June 30, 1997. In addition, the decrease was also due to a $95,000, or 48.72% decrease in professional fees, and a $23,000 or 44.23% decrease in federal deposit insurance premiums. During the fiscal year ended June 30, 1997, the Company incurred higher professional fees as a result of an unsuccessful acquisition attempt. The decrease in federal deposit insurance premiums is due to lower deposit insurance fund assessments as a result of federal legislation enacted in 1996.

The decrease in noninterest expense was partially offset by a $127,000, or 17.81% increase in compensation and employee benefits expense, an $11,000, or 10.58% increase in other expenses, and an $8,000, or 42.11% increase in advertising expense. The increase in compensation and employee benefits is primarily due to an increase in staff. As a result of its October 1997 automated data processing conversion, the Company now reports data processing expense separately. During the fiscal year ended June 30, 1998, data processing expense totaled $32,000. In previous periods, data processing expense was not material.

Income Taxes

The Company's income tax expense increased by $106,000, or 77.37%, from $137,000 for the year ended June 30, 1997, to $243,000 for the year ended June 30, 1998. The change in income taxes was due primarily to an increase in pre-tax earnings of $280,000, or 72.16%, from $388,000 for the year ended June 30, 1997 to
$668,000 for the year ended June 30, 1998. The effective tax rates for fiscal 1998, 1997 and 1996 were 36.4%, 35.2% and 31.3%. The effective rate was higher in fiscal 1998 than in 1997 because th Bank had fewer tax exempt investments. The effective rate in 1996 was lower because of a benefit recognized for bad debt reserves.

Financial Condition

The Company's total assets increased by $15,118,000, or 24.32%, from $62,169,000 at June 30, 1997 to $77,287,000 at June 30, 1998. The increase in the Company's size primarily reflected an increase in the level of FHLB advances during the fiscal year ended June 30, 1998. These advances were used primarily to fund increased loan production and purchases of mortgage-backed securities.

Cash and cash equivalents increased by $1,245,000, or 162.96%, from $764,000 at June 30, 1997 to $2,009,000 at June 30, 1998. The increase in cash was primarily due to the procurement of FHLB advances in late June 1998 in order to fund loan and security purchases commitments. The Company continues to maintain lower levels of cash and cash equivalents in order to enhance overall yield. The Company's average cash balance declined $1,640,000, or 54.34% in comparison of the fiscal years ended June 30, 1998 and 1997, respectively.

The Company's loans receivable, net, increased $8,228,000, or 39.62% over the year ended June 30, 1997. The increase in loans was primarily due to expansion in the Company's agricultural and commercial lending programs as previously announced. During the fiscal year ended June 30, 1998, the Company announced the hiring of an experienced agricultural and commercial loan officer to expand the Company's lending programs. As a result, during the fiscal year ended June 30, 1998, the Company originated $5.2 million in agricultural and commercial loans. These loans primarily included agricultural operating and term loans, but also included agricultural real estate and commercial operating and real estate loans. Large concentrations of credit include two participation loans to a local casino totaling $737,000 at June 30, 1998, secured by the casino's revenues, and an agricultural operating loan with a June 30, 1998 balance of $537,000, secured by agricultural cooperative stock. The Company also increased its 1 family residential loan portfolio by approximately $4.1 million since June 30, 1997.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------


The continued increase in the Company's loan portfolio and changes in loan portfolio mix will increase the Company's credit risk exposure. Furthermore, in conjunction with this increase in loans receivable, the Company is increasing its allowance for loan losses.

As previously noted, effective January 1, 1998, the Company designated all investment securities, including mortgage-backed and related securities as available for sale. Previously, the Company maintained a portfolio of investment securities and mortgage-backed and related securities purchased before January 1997 as held to maturity. The purpose of the designation is to enhance operational flexibility and liquidity. To this extent, $20,596,000 in investment securities, including mortgage-backed and relate securities were specifically redesignated available for sale. The Company will not maintain any investments, including mortgage-backed and related securities as held to maturity for the foreseeable future.

Overall, the Company's mortgage-backed and related securities available for sale increased $25,787,000, or 316.40% from June 30, 1997 to June 30, 1998. The increase in mortgage-backed and related securities available for sale is due to the aforementioned redesignation of $12,101,000 in mortgage-backed securities previously designated held to maturity and $19,626,000 in purchases of mortgage-backed and related securities available for sale. No mortgage-backed and related securities designated held to maturity were purchased during the year ended June 30, 1998. The carrying value of mortgage-backed and related securities reflected an increase of $211,000 due to market appreciation. Mortgage-backed and related securities previously designated held to maturity reflected net market appreciation of $140,000 at redesignation to available for sale.

The Company's investment securities available for sale increased $2,813,000, or 40.30% from June 30, 1997 to June 30, 1998. The increase in investment securities available for sale is due to the aforementioned redesignation of $8,495,000 in investment securities previously designated held to maturity and $2,490,000 in purchases of investment securities available for sale. No investment securities designated held to maturity were purchased during the year ended June 30, 1998. The carrying value of investment securities reflected an increase of $9,000 due to market appreciation. Investment securities previously designated held to maturity reflected net market appreciation of $10,000 at redesignation to available for sale.

The Company's deposits increased by $2,414,000, or 5.28%, from $45,688,000 at June 30, 1997 to $48,102,000 at June 30, 1998. At June 30, 1998, the Company's
Federal Home Loan Bank (FHLB) advances totaled $16,200,000, an increase of $12,700,000, or 362.86% from $3,500,000 at June 30, 1997. The advances were primarily utilized to fund increased loan production and mortgage-backed securities purchases during the fiscal year. The Company's advances include $8,000,000 in 15 year amortizing advances which are utilized to fund the retention of long term 1-4 family residential mortgage loans as part of the Company's interest-rate risk management strategies. The advances also include $5,000,000 in advances that may be called by the FHLB. Should these advances be called, the FHLB has committed to provide replacement advances, at the then current market interest rate.

In order to productively leverage its capital, the Company may continue to seek additional deposits through traditional deposit products and new deposit products, as well as increased utilization of FHLB advances, to fund loan growth and securities purchases. FHLB advances provide an alternative source of funds for the Company, at costs substantially equivalent to, or lower than its retail deposit products.

Stockholders' equity decreased $404,000, or 3.27% from $12,342,000 at June 30, 1997 to $11,938,000 at June 30, 1998. The decrease was primarily due to the repurchase of the Company's common stock. Repurchases of common stock totaled $1,140,000 during the fiscal year ended June 30, 1998. The decrease was also impacted by the Company's $425,000 in net earnings, a $135,000 after tax market change in appreciation of the Company's available for sale securities portfolio, an $87,000 decrease in unearned management stock bonus plan shares, and a $66,000 decrease in unearned employee stock ownership plan shares.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------


Comparison of Operating Results for the Years Ended June 30, 1997 and 1996

Net Earnings

Net earnings  were  $252,000  for the year ended June 30,  1997,  as compared to
$462,000 for the year ended June 30, 1996. This represented a decrease of $210,000, or 45.45%. The decrease was primarily attributable to a pre-tax $237,000 one-time assessment by the Federal Deposit Insurance Corporation to recapitalize the Savings Bank Insurance Fund (SAIF). The decrease was also affected by various expenses incurred with the Company's unsuccessful acquisition attempt of a financial institution. The decrease was partially offset by an $80,000, or 4.99% increase in net interest income and a $74,000, or 35.07% decrease in income tax expense.

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

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------


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

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------


Noninterest Expense

Noninterest expense increased by $360,000, or 36.29% from $992,000 for the year ended June 30, 1996, to $1,352,000 for the year ended June 30, 1997. The increase in noninterest expense was primarily due to the aforementioned $237,000 one-time deposit insurance fund assessment and the $102,000 in expenses, primarily professional fees, as a result of the Company's unsuccessful acquisition attempt. The increase was also due to a $64,000, or 9.86% increase in compensation costs from $649,000 for the year ended June 30, 1996 to $713,000 for the year ended June 30, 1997. The increase in compensation costs was due primarily to increased staffing. The increase in noninterest expense was partially offset by a $29,000, or 35.80% decrease in federal deposit insurance premiums from $81,000 to $52,000 for the years ended June 30, 1996 and 1997, respectively. As a result of the one-time $237,000 deposit insurance fund assessment, the Bank currently pays substantially lower federal deposit insurance premiums. Excluding th $102,000 aforementioned professional fees incurred with the unsuccessful acquisition, professional fees declined by $33,000 in comparison of the two years.

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

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------


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

Stockholders' equity decreased during the year ended June 30, 1997 by $815,000, or 6.19%, from $13,157,000 at June 30, 1996 to $12,342,000 at June 30, 1997. The
decrease was due primarily to the repurchase of 106,875 shares of the Company's common stock. As a result, the Company's treasury stock increased by $1,227,000, or 226.80% from $541,000 at June 30, 1996, to $1,768,000 at June 30, 1997. The
decrease in stockholders' equity was also affected by a $3,000 adjustment due to valuation of the Company's available for sale securities. The decrease in stockholders' equity was partially offset by net earnings for the year ended June 30, 1997 of $252,000, an $86,000 decrease in unearned management stock bonus plan shares, and a $66,000 decrease in unearned employee stock ownership plan shares from June 30, 1996 to June 30, 1997.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------


Nonperforming Assets

The following table sets forth information regarding nonaccrual loans, real estate owned, and certain other repossessed assets, and loans. As of the dates indicated, there were no loans modified in a troubled debt restructuring.

--------------------------------------------------------------------------------------------------------------------

                                                                                          1998            1997
--------------------------------------------------------------------------------------------------------------------
Loans accounted for on a nonaccrual basis:
    Mortgage loans:
         Loan secured by 1-4 dwelling units                                             $   -                -
         All other mortgage loans                                                           -                -
    Nonmortgage loans                                                                       -                -
--------------------------------------------------------------------------------------------------------------------

Total                                                                                   $   -                -
--------------------------------------------------------------------------------------------------------------------

Accruing loans which are contractually past due 90 days or more:
     Mortgage loans:
       Loans secured by 1-4 dwelling units                                               75,292          120,902
       All other mortgage loans                                                             -                -
       Non-mortgage loans                                                                15,414              -
--------------------------------------------------------------------------------------------------------------------

Total                                                                                   $90,706          120,902
--------------------------------------------------------------------------------------------------------------------

Total nonaccrual and accrual loans                                                      $90,706          120,902
--------------------------------------------------------------------------------------------------------------------

Real estate                                                                             $  -              13,520
--------------------------------------------------------------------------------------------------------------------

Other nonperforming assets                                                              $  -                -
--------------------------------------------------------------------------------------------------------------------

Total nonperforming assets                                                              $90,706          134,422
--------------------------------------------------------------------------------------------------------------------

Total nonaccrual and accrual loans to net loans                                            0.31%            0.58%
--------------------------------------------------------------------------------------------------------------------

Total nonaccrual and accrual loans to total assets                                         0.12%            0.19%
--------------------------------------------------------------------------------------------------------------------

Total nonperforming assets to total assets                                                 0.12%            0.22%
--------------------------------------------------------------------------------------------------------------------

Interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans for the year ended June 30, 1998 and 1997, was $0 and $296, respectively.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------


Analysis of the Allowance for Loan Losses

The following table sets forth information with respect to the Company's allowance for loan losses at the dates and for the periods indicated:


----------------------------------------------------------------------------------------------

                                                                 At or for the year
                                                                    ended June 30
                                                     -----------------------------------------

                                                       1998          1997           1996
-----------------------------------------------------------------------------------------------

Allowance (at beginning of year)                      $213,034       213,034        213,034
    Charge-offs                                           -             -              -
    Recoveries                                            -             -              -
-----------------------------------------------------------------------------------------------
    Net charge-offs                                      -              -              -
    Provision                                           38,000          -              -
-----------------------------------------------------------------------------------------------

Allowance (at end of year)                            $251,034       213,034        213,034
-----------------------------------------------------------------------------------------------

Allowance for loan losses as a percent of total
    loans outstanding                                     0.86%         1.02%          1.27%
Net loans charged off as a percent of average
    loans outstanding                                     0.00          0.00           0.00
-----------------------------------------------------------------------------------------------

Liquidity and Capital Resources

The Company's primary sources of funds are deposits, FHLB advances, proceeds from maturing investment securities, and principal and interest payments on loans and mortgage-backed securities and related securities. While maturities and scheduled amortization of mortgage-backed and related securities and loans are a predictable source of funds, deposit flows and mortgage prepayments are generally influenced by general interest rates, economic conditions, competition, and other factors. A substantial portion of the Company's deposits are funds from local government entities.

The primary investing activities of the Company are the origination of loans and the purchase of investment and mortgage-backed and related securities. During the twelve months ended June 30, 1998 and 1997, the Company's loan portfolio, net, increased $8,228,000 and $4,253,000, respectively. During the same periods, the Company purchased investment securities and mortgage-backed and related securities in the amounts of $22,117,000 and $16,233,355, respectively. The primary financing activity of the Compan is the attraction of savings deposits and utilization of FHLB advances.

The Company has other sources of liquidity if there is a need for funds. The Bank has the ability to obtain additional advances from the Federal Home Loan Bank of Des Moines. During the twelve months ended June 30, 1998 and 1997, the Bank utilized advances of $23,500,000 and $5,500,000, respectively. The Company's advances include $5,000,000 which include call provisions. In the event that these advances are called, the FHLB has committed to providing an alternative funding, at market rates and terms. In addition, commencing in January 1998, the Company's redesignation of all investment securities, including mortgage-backed and related securities as available for sale, is intended to increase liquidity and overall operational flexibility.

The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 4.0%.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------


The Company's most liquid assets are cash and cash equivalents. In addition, the Company maintains a portfolio of readily marketable investment securities, including mortgage-backed and related securities which are designated available for sale. The levels of cash and investment securities, including mortgage-backed and related securities, are dependent on the Company's operating, financing, and investing activities during any given period. At June 30, 1998 and 1997, cash and cash equivalents totaled $2,009,000 and $764,000, respectively. Investment securities, including mortgage-backed and related securities designated available for sale totaled $43,731,000 and $15,131,000 at June 30, 1998 and 1997, respectively.

Federal savings institutions are required to satisfy three capital requirements:
(i) a requirement that "tangible capital" equal or excess 1.5% of tangible assets, (ii) a requirement that "core capital" equal or excess 3.0% of adjusted tangible assets, and (iii) a risk-based capital requirement currently of 8.0% of "risk-adjusted" assets. The Bank currently meets all three capital requirements.

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

Recent Developments

              (1) Bank Corporate Title Change

         In June 1998, Redwood Financial, Inc. announced that it had approved a change in the corporate title of the Redwood Falls Federal Savings and Loan Association (the Association) to the "HomeTown Bank". The Company stated that the purpose of the change in the corporate title of the Association is to reflect changes in its banking operations and the banking products that it offers and plans to offer. Since the conversion of the Association from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association in July 1995, the Association has endeavored to become a community bank offering additional lending and deposit products and services. The Company believes that the name change reflects this effort and will assist in attracting new customers and further strengthening its relationships with its current customers.

              (2) Year 2000 Consideration

         The Company's primary exposure to the Year 2000 issue is its automated data processing system which had been determined to be Year 2000 noncompliant. On August 4, 1998, the Company received its Year 2000 compliant release from its data processing provider. Management has begun testing the release to ensure that the software properly addresses all pertinent risks identified by the Federal Financial Institutions Examination Council and its data processing vendor. The company expects to have its testing substantially completed by December 31, 1998.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Annual Report

--------------------------------------------------------------------------------


         The Company has also recently begun using various telecommunication services provided by the Federal Reserve Bank of Minneapolis. The Company has begun the testing of this service with assistance from the Federal Reserve Bank. Also, as part of the construction of its new office building, the Company is in process of updating its telephone network, which is currently not Year 2000 compliant. The Company also has several lesser Year 2000 issues (i.e., various non-mission critical applications) that are also being addressed.

         The Company has lessor exposure to borrower delinquencies arising after Year 2000 due to its 1-4 family residential lending emphasis. However, as the Company broadens its lending activities to include commercial lending, as part of its credit underwriting, the Company is prudently assessing Year 2000 sensitivity of all commercial loan applicants.

         At this time, the Company expects that its Year 2000 compliance efforts will have no material financial effect (i.e., less than $5,000). However, a substantial amount of current staff time is being expended on Year 2000 assessment and testing. Should the Company fail to correct its Year 2000 deficiencies by December 31, 1999, the Company could expect a substantial disruption to daily operations. Such disruption could have a material effect on the Company's financial position and future earnings. To this extent, the Company's contingency plan is to re-commence manual data processing operations. As the Company only recently converted from manual to automated data processing in October 1997, the Company still retains the equipment and trained staff necessary to re-commence manual data processing operations. The Company plans to re-assess its contingency plan pending the results of on-going testing.

              (3) New Facility Update

         On April 28, 1998, the Company announced its intention to construct a new bank facility on the east side of Redwood Falls, Minnesota. Construction commenced shortly thereafter. The building is currently scheduled for completion in January 1999 with occupancy shortly thereafter. The building will permit the Company to provide several new deposit and banking services that are not currently being offered. Development of these services is currently being addressed. The Company estimates that the new facility will decrease earnings by approximately $120,000 per year. This estimate does not reflect any additional staffing or other indirect costs which may be incurred, nor any additional revenues which may be generated. The Company expects to continue utilizing its existing downtown Redwood Falls location.

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Consolidated Balance Sheets

June 30, 1998 and 1997

---------------------------------------------------------------------------------------------------------------------------

                                           Assets                                                  1998           1997
---------------------------------------------------------------------------------------------------------------------------

Cash                                                                                         $       20,448         15,314
Interest bearing deposits with banks                                                              1,988,780        748,478
---------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                                                         2,009,228        763,792

Securities available for sale:
   Mortgage-backed and related securities (amortized cost $33,726,372
      and $8,143,694)                                                                            33,937,175      8,149,752
   Investment securities (amortized cost $9,784,454 and $6,992,534)                               9,793,500      6,981,250
---------------------------------------------------------------------------------------------------------------------------

Total securities available for sale                                                              43,730,675     15,131,002

Securities held to maturity:
   Mortgage-backed and related securities (market value $0 and $14,082,280)                            -        13,873,801
   Investment securities (market value $0 and $10,399,446)                                             -        10,395,659
---------------------------------------------------------------------------------------------------------------------------

Total securities held to maturity                                                                      -        24,269,460

Loans receivable, net                                                                            28,994,750     20,766,539
Federal Home Loan Bank stock, at cost                                                               835,000        333,500
Accrued interest receivable                                                                         547,898        613,357
Premises and equipment, net                                                                         596,867        212,067
Real estate, net                                                                                       -            13,520
Investment in limited partnership                                                                   484,024           -
Other assets                                                                                         88,163         65,679
---------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                 $   77,286,605     62,168,916
---------------------------------------------------------------------------------------------------------------------------


                            Liabilities and Stockholders' Equity
---------------------------------------------------------------------------------------------------------------------------

Deposits                                                                                         48,101,806     45,687,590
Federal Home Loan Bank advances                                                                  16,200,000      3,500,000
Accrued interest payable                                                                            631,168        405,623
Advance payments by borrowers for taxes and insurance                                                75,463         69,744
Accrued expenses and other liabilities                                                              340,142        163,926
---------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                                65,348,579     49,826,883
---------------------------------------------------------------------------------------------------------------------------

Common stock ($.10 par value). Authorized and issued 1,125,000 shares;
   outstanding 868,093 shares at June 30, 1998; 961,875 at June 30, 1997                            112,500        112,500
Additional paid-in capital                                                                        8,490,163      8,467,833
Retained earnings, subject to certain restrictions                                                6,794,926      6,369,591
Net unrealized gain (loss) on securities available for sale                                         131,909         (3,135)
Unearned employee stock ownership plan shares                                                      (463,264)      (529,504)
Unearned management stock bonus plan shares                                                        (220,172)      (306,797)
Treasury stock, at cost, 256,907 and 163,125 shares in 1998 and 1997, respectively               (2,908,036)    (1,768,455)
---------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                       11,938,026     12,342,033
---------------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                                   $   77,286,605     62,168,916
---------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

Years ended June 30, 1998, 1997, and 1996

----------------------------------------------------------------------------------------------------------------------------

                                                                                         1998         1997         1996
----------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans receivable                                                                 $  2,071,506    1,563,605     1,376,334
   Securities held to maturity:
      Mortgage-backed and related securities                                             453,033    1,044,024       784,869
      Investment securities                                                              295,402      749,059     1,090,544
   Securities available for sale:
      Mortgage-backed and related securities                                           1,233,835      168,357          -
      Investment securities                                                              584,221      147,775          -
   Cash equivalents and other                                                            109,924      196,797       235,404
----------------------------------------------------------------------------------------------------------------------------

Total interest income                                                                  4,747,921    3,869,617     3,487,151

Interest expense on deposits                                                           2,579,334    2,147,264     1,882,837
Interest expense on Federal Home Loan Bank advances                                      419,138       38,485
----------------------------------------------------------------------------------------------------------------------------

Total interest expense                                                                 2,998,472    2,185,749     1,882,837

Net interest income                                                                    1,749,449    1,683,868     1,604,314
----------------------------------------------------------------------------------------------------------------------------

Provision for losses on loans                                                             38,000         -             -
----------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for losses on loans                                1,711,449    1,683,868     1,604,314
----------------------------------------------------------------------------------------------------------------------------

Noninterest income:
   Fees and service charges                                                               81,344       45,231        36,197
   Gain on sale of securities available for sale, net                                     41,741        2,863
   Other                                                                                   8,168        8,384        24,314
----------------------------------------------------------------------------------------------------------------------------

Total noninterest income                                                                 131,253       56,478        60,511
----------------------------------------------------------------------------------------------------------------------------

Noninterest expense:
   Compensation and employee benefits                                                    839,660      713,001       648,859
   Professional fees                                                                      99,773      195,493       126,781
   Advertising                                                                            26,828       19,210        16,411
   Occupancy                                                                              31,874       31,746        28,181
   Data processing expense                                                                31,954         -             -
   Federal deposit insurance premiums                                                     29,313       51,851        80,769
   Deposit insurance fund assessment                                                        -         237,085          -
   Other                                                                                 115,056      103,792        90,880
----------------------------------------------------------------------------------------------------------------------------

Total noninterest expense                                                              1,174,458    1,352,178       991,881
----------------------------------------------------------------------------------------------------------------------------

Earnings before income taxes                                                             668,244      388,168       672,944

Income tax expense                                                                       242,909      136,668       210,512
----------------------------------------------------------------------------------------------------------------------------

Net earnings                                                                        $    425,335      251,500       462,432
----------------------------------------------------------------------------------------------------------------------------

Net earnings per common share-basic                                                 $    .52          .27           .46
Net earnings per common share-diluted                                                    .49          .26           .45

See accompanying notes to consolidated financial statements.

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years ended June 30, 1998, 1997, and 1996

---------------------------------------------------------------------------------------------------------------------------

                                                                   Net       Unearned
                                                                 unrealized Employee    Unearned
                                                                 gain (loss) Stock     management
                                          Additional          on securities Ownership    stock                    Total
                                 Common   paid-in    Retained    available    Plan       bonus      Treasury    stockholders'
                                 stock    capital    earnings    for sale    Shares    plan shares    stock       equity
---------------------------------------------------------------------------------------------------------------------------
Balance on June 30, 1995      $       -          -   5,655,659          -          -            -           -    5,655,659

   Net earnings                       -          -     462,432          -          -            -           -      462,432

   Sale of common stock         112,500   8,436,861          -          -          -            -           -    8,549,361

   Adoption of employee
     stock ownership plan             -          -           -          -   (661,984)           -           -     (661,984)

   Earned employee stock
     ownership plan shares, net       -     10,781           -          -     66,240            -           -       77,021

   Repurchase of common
     stock                            -          -           -          -          -            -    (965,156)    (965,156)

   Adoption of management
     stock bonus plan                 -      9,375           -          -          -     (433,125)    423,750            -

   Earned management stock
     bonus plan shares                -          -           -          -          -       39,703           -       39,703
---------------------------------------------------------------------------------------------------------------------------

Balance on June 30, 1996        112,500   8,457,017  6,118,091          -   (595,744)    (393,422)   (541,406)  13,157,036

   Net earnings                       -          -     251,500          -          -            -           -      251,500

   Repurchase of common stock         -          -           -          -          -            -   (1,227,049) (1,227,049)

   Net unrealized loss on securities
     available for sale, net          -          -           -     (3,135)         -            -           -       (3,135)

   Earned employee stock
     ownership plan shares, net       -     10,816           -          -     66,240            -           -       77,056

   Earned management stock
     bonus plan shares                -          -           -          -          -       86,625           -       86,625
---------------------------------------------------------------------------------------------------------------------------

Balance on June 30, 1997        112,500   8,467,833  6,369,591     (3,135)  (529,504)    (306,797)  (1,768,455) 12,342,033

   Net earnings                       -          -     425,335          -          -            -           -      425,335

   Repurchase of common stock         -          -           -          -          -            -   (1,139,581) (1,139,581)

   Net unrealized gain on securities
     available for sale, net          -          -           -    135,044          -            -           -      135,044

   Earned employee stock
     ownership plan shares, net       -     22,330           -          -     66,240            -           -       88,570

   Earned management stock
     bonus plan shares                -          -           -          -          -       86,625           -       86,625
---------------------------------------------------------------------------------------------------------------------------

Balance on June 30, 1998      $ 112,500   8,490,163  6,794,926    131,909   (463,264)    (220,172)  (2,908,036) 11,938,026
---------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended June 30, 1998, 1997, and 1996

---------------------------------------------------------------------------------------------------------------------------

                                                                                1998             1997            1996
---------------------------------------------------------------------------------------------------------------------------
Operating activities:
   Net earnings                                                           $       425,335          251,500         462,432
   Adjustments to reconcile net earnings to net
     cash provided by operating activities:
        Provision for loan losses                                                  38,000                -               -
        Depreciation                                                               28,384           16,742          16,992
        Amortization of premiums and discounts, net                               (15,832)         (36,232)        (40,057)
        (Increase) decrease in other assets                                       (22,484)          28,313          15,440
        (Increase) decrease in accrued interest receivable                         65,459          (59,501)       (144,272)
        Increase (decrease) in accrued interest payable                           225,545          221,379         (50,453)
        Gain on sale of securities available for sale, net                        (41,741)          (2,863)
        Amortization of unearned ESOP shares                                       66,240           66,240          66,240
        Earned ESOP shares priced above original cost                              22,330           10,816          10,781
        Earned Management Stock Bonus Plan shares                                  86,625           86,625          39,703
        Change in deferred income taxes                                            (5,178)         (56,854)         45,726
        Increase (decrease) in accrued expenses and other liabilities             176,216          (36,522)        (34,617)
        Federal Home Loan Bank stock dividend                                           -                -          (6,500)
---------------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                       1,048,899          489,643         381,415
---------------------------------------------------------------------------------------------------------------------------

Investing activities:
   Proceeds from maturities of investment securities held to maturity             500,000        4,895,000       4,000,200
   Purchases of investment securities held to maturity                                  -                -      (2,860,069)
   Purchases of mortgage-backed and related securities held
     to maturity                                                                        -                -      (9,964,830)
   Principal collected on mortgage-backed and related securities held
     to maturity                                                                2,034,858        1,927,523       2,075,679
   Proceeds from maturities of investment securities available for sale         9,600,000                -               -
   Purchases of investment securities available for sale                       (2,490,093)      (7,988,700)              -
   Proceeds from sales of investment securities available for sale                      -          999,376               -
   Proceeds from sales of mortgage-backed and related
     securities available for sale                                              1,011,469                -               -
   Purchases of mortgage-backed and related securities available for sale     (19,626,386)      (8,244,655)              -
   Principal collected on mortgage-backed and related securities available
     for sale                                                                   4,916,656          135,675               -
   Purchase of investment in limited partnership                                 (500,000)               -               -
   Purchases of Federal Home Loan Bank stock                                     (501,500)               -               -
   Increase in loans receivable, net                                           (8,315,637)      (4,262,925)     (1,350,152)
   Purchases of premises and equipment                                           (413,184)        (176,622)         (5,268)
---------------------------------------------------------------------------------------------------------------------------

Net cash used by investing activities                                         (13,783,817)     (12,715,328)     (8,104,440)
---------------------------------------------------------------------------------------------------------------------------

                                                            (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

---------------------------------------------------------------------------------------------------------------------------

                                                                                1998             1997            1996
---------------------------------------------------------------------------------------------------------------------------
Financing activities:
   Decrease in funds held for stock subscriptions                         $             -                -     (13,127,630)
   Increase in deferred stock conversion costs                                          -                -         439,015
   Increase in deposits, net                                                    2,414,216        7,829,305       2,267,713
   Increase in advance payments by borrowers for taxes and insurance                5,719           14,058           2,204
   Proceeds from sale of common stock                                                   -                -       8,549,361
   Adoption of ESOP                                                                     -                -        (661,984)
   Proceeds from Federal Home Loan Bank advances                               23,500,000        5,500,000               -
   Repayment of Federal Home Loan Bank advances                               (10,800,000)      (2,000,000)              -
   Repurchase of common stock                                                  (1,139,581)      (1,227,049)       (965,156)
---------------------------------------------------------------------------------------------------------------------------

Net cash (used) provided by financing activities                               13,980,354       10,116,314      (3,496,477)
---------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                1,245,436       (2,109,371)    (11,219,502)

Cash and cash equivalents, beginning of year                                      763,792        2,873,163      14,092,665
---------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                    $     2,009,228          763,792       2,873,163
---------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
   Cash paid during the period for:
     Interest                                                             $     2,772,927        1,964,370       1,933,290
     Income taxes                                                                 281,559          272,505         175,101

Supplemental noncash flow disclosures:
   Transfer of loans to real estate                                       $             -           13,520               -
   Transfer of real estate to loans                                                13,520                -               -
   Transfer of investment and mortgage-backed and related
     securities from held to maturity to available for sale                    20,596,006                -               -
   Loss on limited partnership recorded using the equity method                   (15,976)               -               -


See accompanying notes to consolidated financial statements.

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1998

--------------------------------------------------------------------------------

(1)     Redwood Financial, Inc.

        Redwood Financial, Inc. (the Company) was incorporated under the laws of the State of Minnesota for the purpose of becoming the savings and loan holding company of HomeTown Bank (the Bank), formerly known as Redwood Falls Federal Savings and Loan Association (the Association), in connection with the Association's conversion from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association, pursuant to its Plan of Conversion.

        The Company commenced on May 22, 1995, a Subscription and Community Offering of its shares in connection with the conversion of the Association (the Offering). The Offering was closed on June 22, 1995, and final approval for the conversion was received from the Office of Thrift Supervision on July 7, 1995 (see note 18).


(2)     Summary of Significant Accounting Policies

        The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles. The following summarizes the more significant accounting policies the Company follows in preparing and presenting its consolidated financial statements.

        (a)   Basis of Presentation

        The accompanying consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany account balances and transactions have been eliminated in consolidation.

        (b)   Material Estimates

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

        (c)   Reclassifications

        Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the current year presentation.

        (d)   Cash and Cash Equivalents

        Cash and cash equivalents primarily represent amounts on deposit at other financial institutions and highly liquid financial instruments with original maturities at the date of purchase of three months or less.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

        (e) Investment Securities, Mortgage-Backed Securities, and Investment in Limited Partnership

        The Company classifies its debt and equity securities in one of three categories: trading, available for sale or held to maturity.

        Trading securities are bought and held principally for the purpose of selling them in the near term. The Company had no securities classified as trading for the years ended June 30, 1998, 1997, and 1996.

        Securities available for sale include securities that management intends to use as part of its asset/liability strategy or that may be sold in response to changes in interest rate, changes in prepayment risk, or similar factors. Securities available for sale are carried at market value. Net unrealized gains and losses, net of tax effect, are included as a separate component of stockholders' equity.

        Securities held to maturity are carried at amortized cost, as management has the ability and positive intent to hold them to maturity.

        Discounts and premiums on securities are amortized to income using the level yield method over the estimated life of the security. Gains and losses on the sale of securities are determined using the specific identification method on trade date.

        The investment in limited partnership is recorded using the equity method of accounting.

        (f)   Loans Receivable

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

        Under the Company's credit policies and practices, all nonaccrual and restructured loans, excluding consumer loans and residential real estate loans classified as nonacrrual, are considered impaired loans. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

        Loan origination fees and certain related direct costs are deferred and amortized to interest income using the effective interest method over the life of the loan.

        Discounts and premiums on loans originated or purchased are deferred and amortized to income using the level-yield method over the estimated average loan life.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

        (g)   Premises and Equipment

        Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of 35 to 40 years for buildings, 20 to 25 years for building improvements, and 2 to 11 years for furniture and equipment.

        (h)   Real Estate

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

        (i) Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        (j)   Income Taxes

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

        (k)   Stock-Based Compensation

        As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company elected to continue using the accounting methods prescribed by Accounting Principles Board (APB) Opinion No. 25 and related interpretations which measure compensation cost using the intrinsic value method. The Company has included in note 12, the impact of the fair value of employee stock-based compensation plans on net income and earnings per share on a pro forma basis for awards granted after July 1, 1995.

        (l)   New Accounting Standards

        In July 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income (SFAS 130), which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be disclosed in the financial statements. Comprehensive Income is defined as the change in equity during a period from transactions and other events from nonowner sources. Comprehensive income is the total of net income and other comprehensive income. Other comprehensive income is anticipated to be primarily comprised of unrealized gains and losses on securities available for sale. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management adopted SFAS 130 on July 1, 1998 and will report comprehensive income in statements issued for financial reporting periods occurring during the year ended June 30, 1999.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

        In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pension and Other Postretirement Benefits (SFAS 132), which revises current disclosure requirements for employers' pensions and other retiree benefits. SFAS 132 will have no effect on the financial position or results of operations of the Company, however, it will impact disclosures in the financial statements in future periods. SFAS 132 is effective for fiscal years beginning after December 15, 1997.

        In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently studying the impact of adopting SFAS 133.

        (m)   Earnings Per Share

        In February 1997, the FASB issued SFAS No. 128, Earnings per Share (SFAS
        128). SFAS 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS 128 supersedes the standards for computing EPA previously found in Accounting Principles Board (APB) Opinion No. 15, Earnings per Share. The Company adopted SFAS 128 effective for periods ending December 31, 1997. All prior period earnings per share have been restated in accordance with SFAS 128.

        The following tables illustrate the calculation of basic and diluted earnings per share for the twelve months ended June 30, 1998, 1997, and 1996:

---------------------------------------------------------------------------------------------------------------------------

       For the year ended:             June 30, 1998                     June 30, 1997                     June 30, 1996
                              --------------------------------  --------------------------------  --------------------------------
                                         Weighted      Per                 Weighted      Per                  Weighted      Per
                                         average      share                 average     share                 average      share
                              Income      shares      amount     Income     shares      amount     Income      shares      amount
       ----------------------------------------------------------------------------------------------------------------------------
       Net income:          $ 425,335                         $  251,500                        $  462,432

       Basic EPS:
       Income available
          to common
          stockholders        425,335      817,109      .52      251,500      933,377      .27     462,432    1,015,053       .46

       Effect on Dilutive
           Securities:
       Options on
          common stock                      23,173                              4,070                                 -
       Unvested
           restricted                       19,159                             24,559                            12,450
           stock awards
       ----------------------------------------------------------------------------------------------------------------------------

                                            42,332                             28,629                            12,450

       Dilutive EPS
       Income available to
          common
           stock-holders
           plus
          assumed con-      $ 425,335      859,441      .49   $  251,500      962,432      .26  $  462,432   1,027,503        .45
          versions
       ----------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(3)     Securities Available for Sale

        Securities available for sale at June 30, 1998 and 1997 are summarized as follows:

------------------------------------------------------------------------------------------------------------------------------
                                                                                    June 30, 1998
                                                          --------------------------------------------------------------------
                                                                               Gross            Gross
                                                            Amortized        unrealized       unrealized       Approximate
                                                              cost             gains            losses         market value
  ----------------------------------------------------------------------------------------------------------------------------

          Investment securities:
           U.S. Government agency securities            $     5,152,897           13,665            (937)         5,165,625
           U.S. Treasury notes                                3,799,561            2,290          (3,976)         3,797,875
           Municipal bonds                                      831,996                -          (1,996)           830,000
  ----------------------------------------------------------------------------------------------------------------------------

          Total investment securities                   $     9,784,454           15,955          (6,909)         9,793,500
  ----------------------------------------------------------------------------------------------------------------------------

          Mortgage-backed securities:
           GNMA certificates                                  1,171,238           41,920            (112)         1,213,046
           FHLMC certificates                                29,060,047          154,355         (37,600)        29,176,802
           FNMA certificates                                  3,495,087           52,240               -          3,547,327
  ----------------------------------------------------------------------------------------------------------------------------

          Total mortgage-backed securities              $    33,726,372          248,515         (37,712)        33,937,175
  ----------------------------------------------------------------------------------------------------------------------------

                                                                                    June 30, 1997
                                                          --------------------------------------------------------------------
                                                                               Gross            Gross
                                                            Amortized        unrealized       unrealized       Approximate
                                                              cost             gains            losses         market value
  ----------------------------------------------------------------------------------------------------------------------------
          Investment securities:
           U.S. Government agency securities            $     6,992,534           10,000         (21,284)         6,981,250
  ----------------------------------------------------------------------------------------------------------------------------

          Total investment securities                   $     6,992,534           10,000         (21,284)         6,981,250
  ----------------------------------------------------------------------------------------------------------------------------

          Mortgage-backed securities:
           FHLMC certificates                                 8,143,694            9,939          (3,881)         8,149,752
  ----------------------------------------------------------------------------------------------------------------------------

          Total mortgage-backed securities              $     8,143,694            9,939          (3,881)         8,149,752
  ----------------------------------------------------------------------------------------------------------------------------

        Proceeds from the sale of securities available for sale during the years ended June 30, 1998, 1997, and 1996, were $1,011,469, $999,376, and $0, respectively. Gross realized gains from the sale of securities for the years ended June 30, 1998, 1997, and 1996 were $42,652, $2,863, and $0, respectively. Gross realized losses from the sale of securities for the years ended June 30, 1998, 1997, and 1996, were $911, $0, and $0, respectively.

        Accrued   interest   receivable  on   securities   available  for   sale
        aggregated   $355,164   and  $212,930  at  June  30,  1998   and   1997,
        respectively.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

        The  carrying  amount  and   approximate   market  value  of  investment
        securities and mortgage-backed and related securities available for sale at June 30, 1998 and 1997, by contractual maturity, are shown below:

-----------------------------------------------------------------------------------------------------------------

                                                    June 30, 1998                        June 30, 1997
                                          ----------------------------------   ----------------------------------
                                              Amortized      Approximate           Amortized       Approximate
                                                cost          market value            cost         market value
-----------------------------------------------------------------------------------------------------------------

      Due within one year                    $ 7,940,686        7,945,510                    -                -
      Due after one year through five years   11,876,970       11,973,559            1,998,189        1,990,938
      Due after five years through ten years  21,718,570       21,823,030           13,138,039       13,140,064
      Due after ten years                      1,974,600        1,988,576                    -                -
-----------------------------------------------------------------------------------------------------------------

                                             $43,510,826       43,730,675           15,136,228       15,131,002
-----------------------------------------------------------------------------------------------------------------

        Nontaxable  interest  income  on  securities   available  for  sale  and
        securities held to maturity was $41,998, $67,546, and $60,213 for the years ended June 30, 1998, 1997, and 1996, respectively.


(4)     Securities Held to Maturity

        Securities held to maturity at June 30, 1997, are summarized as follows:

  ----------------------------------------------------------------------------------------------------------------------------

                                                                                    June 30, 1997
                                                            ------------------------------------------------------------------
                                                                                 Gross          Gross
                                                              Amortized       unrealized      unrealized       Approximate
                                                                cost             gains          losses         market value
  ----------------------------------------------------------------------------------------------------------------------------
          Investment securities:
             U.S. Government agency bonds                 $     3,743,759          34,800         (4,388)          3,774,171
             U.S. Treasury notes                                5,502,262           4,234        (28,441)          5,478,055
             Municipal bonds                                    1,149,638           2,353         (4,771)          1,147,220
  ----------------------------------------------------------------------------------------------------------------------------

          Total investment securities                     $    10,395,659          41,387        (37,600)         10,399,446
  ----------------------------------------------------------------------------------------------------------------------------

          Mortgage-backed and related securities:

             GNMA certificates                                    205,122          94,839              -             299,961
             FHLMC certificates                                 9,358,524         121,853        (16,893)          9,463,484
             FHLMC collateralized mortgage
               obligations                                         58,548           3,297              -              61,845
             FNMA certificates                                  4,251,607          12,100         (6,717)          4,256,990
  ----------------------------------------------------------------------------------------------------------------------------

          Total mortgage-backed and
             related securities                           $    13,873,801         232,089        (23,610)         14,082,280
  ----------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

     During the third quarter of fiscal 1998, the Company determined that it no longer had the intent to hold its securities classified as held to maturity to the actual maturity date of the securities. Therefore, it transferred all the remaining securities in the held to maturity portfolio to the available for sale portfolio. The fair value of securities transferred to "available for sale" at the date of transfer was $20,848,776 with amortized cost of $20,596,006 and unrealized holding gains, gross and net of taxes, of $249,044 and $149,426, respectively. The Company does not intend to hold securities classified as "held to maturity" in the foreseeable future.

     There were no sales of securities held to maturity for the years ended June 30, 1998, 1997, or 1996.

     Accrued interest receivable on securities held to maturity aggregated $270,226 at June 30, 1997.

(5)     Loans Receivable

        Loans receivable at June 30, 1998 and 1997 are summarized as follows:

--------------------------------------------------------------------------------

                                                1998                1997
--------------------------------------------------------------------------------

Loans secured by real estate:
        Residential one-to-four family     $24,261,342           18,577,418
        Multifamily                          1,471,862              173,594
        Commercial                           1,375,388              679,968
        Agricultural                           112,500              150,000
        Residential construction               463,500              502,000
        Multifamily construction                     -              980,000
Other consumer loans                           182,405               21,000
Loans on deposits                              255,494              133,033
Commercial                                   1,236,260              714,869
Agricultural operating line of credit        2,793,024              425,000
--------------------------------------------------------------------------------
Total                                       32,151,775           22,356,882
--------------------------------------------------------------------------------

Deferred loan fees and discounts               (29,043)             (15,765)
Loans in process                            (2,876,948)          (1,361,544)
Allowance for losses                          (251,034)            (213,034)
--------------------------------------------------------------------------------

Net loans                                  $28,994,750           20,766,539
--------------------------------------------------------------------------------

     Accrued interest receivable on loans receivable at June 30, 1998 and 1997 was $192,734 and $125,682, respectively.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

     There were no nonperforming loans for the years ended June 30, 1998 and 1997. The following is a summary of nonperforming loans as of and for the year ended June 30, 1996:

--------------------------------------------------------------------------------

                                                                        1996
--------------------------------------------------------------------------------

     Impaired loans:
        Nonaccrual                                                    $        -
        Restructured                                                           -
--------------------------------------------------------------------------------
                                                                               -
--------------------------------------------------------------------------------

     Other nonperforming loans:
        Nonaccrual                                                        89,153
        Restructured                                                           -
--------------------------------------------------------------------------------

                                                                          89,153
--------------------------------------------------------------------------------

     Total nonperforming loans                                          $ 89,153
--------------------------------------------------------------------------------

     Scheduled interest under original terms                               2,946
     Actual interest recognized                                                -
--------------------------------------------------------------------------------

     Net interest lost on nonperforming loans                          $   2,946
--------------------------------------------------------------------------------


     The average balance of impaired loans during each of the fiscal years ended June 30, 1998 and 1997 was $0.

     There was no allowance for losses on impaired loans at June 30, 1998 and 1997.

     The aggregate amount of loans to directors and executive officers of the Company was $244,602, $231,803, and $237,177, at June 30, 1998, 1997, and
     1996, respectively. Activity with respect to these loans during fiscal 1998 included loan originations of $159,349 and repayments of $137,417, including both principal and interest. Activity with respect to these loans during fiscal 1997 included loan originations of $33,000 and loan repayments of $59,842, including both principal and interest. Activity with respect to these loans during fiscal 1996 included loan originations of $0 and loan repayments of $16,962, including both principal and interest. Such loans were made in the ordinary course of business on normal credit terms, including interest rate and collateralization, and do not represent more than normal risk of collection.

     Included in total commitments to originate loans are fixed rate loans aggregating $2,197,996 and $402,000 as of June 30, 1998 and 1997,
     respectively. The interest rates on these commitments ranged from 7.25% to 8.8% and 8% to 9% for June 30, 1998 and 1997, respectively.

     There were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual at June 30, 1998, as there were no nonaccrual loans at June 30, 1998.

     There were no loans at June 30, 1998 and 1997, which had terms modified in troubled debt restructurings.

     The Company grants loans to customers who live primarily in southwestern Minnesota. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon local economic conditions.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(6)  Allowance for Losses on Loans Receivable

     Activity in the allowance for losses on loans receivable is summarized as follows:

--------------------------------------------------------------------------------

     Balance at June 30, 1995                                       $    213,034

        Provision for losses                                                   -
        Charge-offs and recoveries                                             -
--------------------------------------------------------------------------------

     Balance at June 30, 1996                                            213,034

        Provision for losses                                                   -
        Charge-offs and recoveries                                             -
--------------------------------------------------------------------------------

     Balance at June 30, 1997                                            213,034

        Provision for losses                                              38,000
        Charge-offs and recoveries                                             -
--------------------------------------------------------------------------------

     Balance at June 30, 1998                                         $  251,034
--------------------------------------------------------------------------------


(7)  Premises and Equipment

     A summary of premises and equipment at June 30, 1998 and 1997, is as follows:

--------------------------------------------------------------------------------

                                                            1998          1997
--------------------------------------------------------------------------------

     Land and office buildings                         $   620,976      310,927
     Furniture and equipment                               295,510      192,375
--------------------------------------------------------------------------------

                                                           916,486      503,302

     Less accumulated depreciation                        (319,619)    (291,235)
--------------------------------------------------------------------------------

                                                       $   596,867      212,067
--------------------------------------------------------------------------------

(8)  Real Estate

     Real estate owned, representing real estate expected to be acquired in settlement of loans, totaled $0 and $13,520 at June 30, 1998 and 1997, respectively. The allowance for losses on real estate was $0 at June 30, 1998 and 1997. There were no provisions for losses on real estate, charge-offs, or recoveries for the years ended June 30, 1998, 1997, or 1996.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(9)  Deposits

     Deposits and weighted-average interest rates at June 30, 1998 and 1997 are summarized as follows:

--------------------------------------------------------------------------------

                                        1998                          1997
                              ------------------------      --------------------
                                Amount             Rate      Amount         Rate
--------------------------------------------------------------------------------

     Passbook               $   868,463           2.64%   $   922,487      2.65%
     Money market accounts    6,743,864           3.83%     7,187,340      4.23
                              7,612,327                     8,109,827
---------------------------------------                    ----------

     Certificates of deposit:
         4.01-5.00%           2,577,293                       421,418
         5.01-6.00           24,147,498                    18,099,518
         6.01-7.00           13,604,445                    18,749,835
         7.01-8.00              160,243                       306,992
---------------------------------------                    ----------
                             40,489,479           5.90%    37,577,763      5.83%

Total deposits              $48,101,806           5.55%   $45,687,590      5.51%
--------------------------------------------------------------------------------

     Interest expense on deposits is summarized as follows:

--------------------------------------------------------------------------------

                                             1998           1997           1996
--------------------------------------------------------------------------------
     Passbook                           $      23,696       25,130        33,968
     Money market accounts                    221,899      275,769       196,842
     Certificates of deposit                2,333,739    1,846,365     1,652,027
--------------------------------------------------------------------------------
                                        $   2,579,334    2,147,264     1,882,837
--------------------------------------------------------------------------------


     Certificates of deposit had the following remaining maturities at June 30, 1998 and 1997:

--------------------------------------------------------------------------------

                                        1998                          1997
                         -----------------------   -----------------------------
                                        Weighted                     Weighted
                                        average                      average
                           Amount         rate         Amount         rate
--------------------------------------------------------------------------------

0-6 months               $16,822,782    5.82%       $16,655,356       5.70%
7-12 months                9,467,884    5.87         11,031,181       5.84
13-36 months              13,175,201    6.01          9,174,681       6.04
Over 36 months             1,023,612    6.21            716,545       6.00
------------------------------------                 ----------

                         $40,489,479    5.90        $37,577,763       5.83%
------------------------------------                 ----------

     The Company had $15,767,539 and $13,909,498 of certificates of deposit with balances of $100,000 or more at June 30, 1998 and 1997, respectively.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

     At June 30,  1998  and  1997,  investment  securities  and  mortgage-backed securities with an approximate carrying value of $23,244,000 and $20,353,000, respectively, were pledged as collateral for certain deposits, including approximately $17,147,000 and $17,969,000, respectively, of public deposits.

     At June 30, 1998 and 1997, the aggregate amount of deposits by directors and executive officers totaled $243,621 and $322,029, respectively. Such deposits were accepted in the ordinary course of business with normal interest rates, interest payment terms, and maturities.


(10) Federal Home Loan Bank Advances

     At June 30, 1998 and 1997, the Bank's Federal Home Loan Bank (FHLB) advances consisted of the following:

--------------------------------------------------------------------------------

                                             1998                1997
                                  ----------------------    --------------------

       Year of maturity              Amount       Rate        Amount       Rate
--------------------------------------------------------------------------------

       1998                       $ 2,366,401     5.87%     2,500,000      6.08%
       1999                           348,257     6.05          -           -
       2000                         1,369,929     6.25      1,000,000      6.33
       2001                           392,950     6.05
       2002                           417,404     6.05
       2003                           443,379     6.05
       2004                           470,971     6.05
       2005                           500,281     6.05
       2006                           531,414     6.05
       2007                           564,486     6.05
       2008                         5,599,615     5.42
       2009                           636,931     6.05
       2010                           676,570     6.05
       2011                           718,675     6.05
       2012                           763,401     6.05
       2013                           399,336     6.05
---------------------------------------------               ---------

                                   16,200,000     5.83%     3,500,000      6.15%

       Open line of credit              -          -            -           -
--------------------------------------------------------------------------------

     At June 30, 1998 and 1997, the advances and open line of credit were collateralized by the Bank's FHLB stock and investments with a carrying value of approximately $835,000 and $10,942,000 and $333,500 and $7,424,000, respectively. At June 30, 1998, the Bank has also pledged its portfolio of 1-4 family non-delinquent loans as additional collateral for advances with an unpaid principal balance of approximately $17,218,000. The Bank has a $1,000,000 line of credit with the FHLB which was not drawn on at June 30, 1998 and 1997. The Bank has the ability to borrow additional amounts given the availability of collateral available for pledging to the FHLB. The Bank's advances include $5 million in advances with various call features. If called, the FHLB will provide alternative funding at the then current market interest rates and terms.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(11) Income Taxes

     Income tax expense (benefit) for the years ended June 30, 1998, 1997, and 1996, is composed of the following:

--------------------------------------------------------------------------------

                                                  1998       1997      1996
--------------------------------------------------------------------------------

     Current:
        Federal                                $ 181,345    141,694   120,844
        State                                     66,742     51,828    43,942
--------------------------------------------------------------------------------

     Total current                              248,087     193,522   164,786
--------------------------------------------------------------------------------

     Deferred:
        Federal                                  (3,924)    (43,066)   34,295
        State                                    (1,254)    (13,788)   11,431
--------------------------------------------------------------------------------

     Total deferred                              (5,178)    (56,854)   45,726
--------------------------------------------------------------------------------

                                             $  242,909     136,668   210,512
--------------------------------------------------------------------------------


     The reasons for the difference between the effective income tax rate and the statutory federal income tax rate are as follows:

--------------------------------------------------------------------------------

                                                           1998   1997   1996
--------------------------------------------------------------------------------

     Federal "expected" income tax rate                    34.0%  34.0%  34.0%
     State income taxes, net of federal income tax benefit  6.5    6.5    6.5
     Increase in base year tax bad debt reserve             0.0    0.0   (6.3)
     Tax-exempt interest income                            (4.1)  (5.3)  (3.0)
     Other, net                                             0.0    0.0    0.1
--------------------------------------------------------------------------------

     Effective income tax rate                             36.4%  35.2%  31.3%
--------------------------------------------------------------------------------

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at June 30, 1998 and 1997, are as follows:

--------------------------------------------------------------------------------

                                                              1998         1997
--------------------------------------------------------------------------------

     Deferred tax assets:
        Discounts on mortgage-backed and related securities  $ 20,856     26,175
        Allowance for losses on loans receivable                2,651      2,651
        Unrealized loss on available for sale securities            0      2,090
        Other                                                   1,599        -
--------------------------------------------------------------------------------

     Gross deferred tax assets                                 25,106     30,916

     Valuation allowance                                           -         -
--------------------------------------------------------------------------------

     Deferred tax assets, net                                 25,106      30,916

     Deferred tax liabilities:
        Unrealized gain on available for sale securities      87,940         -
        Accrual to cash conversion                            82,695      95,564
        FHLB stock                                            43,216      50,500
        Premises and equipment                                21,364      10,109
--------------------------------------------------------------------------------

     Gross deferred tax liabilities                          235,215     156,173
--------------------------------------------------------------------------------

     Net deferred tax liability                             $210,109     125,257
--------------------------------------------------------------------------------

     No valuation allowance was required for deferred tax assets at June 30, 1998 or 1997.

     Retained earnings at June 30, 1998, included approximately $1,155,957 for which no provision for federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of the amount so allocated for purposes other than to absorb losses will create income for tax purposes, which will be subject to the then current corporate income tax rate.

     In August 1996, federal legislation was enacted that repealed the favorable bad debt method for savings and loan associations. Subsequent to this repeal, the Company continues to be subject to the potential tax liability to the extent payments or distributions of these appropriated earnings occurs.


(12) Employee Benefits

     (a)  Retirement Plan

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

                                                                     (Continued)
                                       37

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

     Net periodic pension expense for the years ended June 30 includes the following components:

--------------------------------------------------------------------------------

                                                       1998      1997      1996
--------------------------------------------------------------------------------

     Service cost-benefits earned during the period $ 31,734    28,076   26,494
     Interest cost on projected benefit obligation    63,131    57,824   51,730
     Actual return on plan assets                    (76,688)  (63,728) (55,934)
     Net amortization and deferral                    (4,324)      438      438
--------------------------------------------------------------------------------

     Net periodic pension expense                   $ 13,853    22,610   22,728
--------------------------------------------------------------------------------


     The weighted average discount rate and rate of increase in future compensation level used in determining the actuarial present value of the projected benefit obligation and the expected long-term rate of return on assets were as follows:

--------------------------------------------------------------------------------

                                                       1998      1997      1996
--------------------------------------------------------------------------------

     Discount rate                                     7.5%      7.5%      7.5%
     Future compensation increase rate                 6.0       6.0       6.0
     Long-term rate of return on assets                7.5       7.5       7.5

--------------------------------------------------------------------------------

     The following table sets forth the Plan's funded status and the amounts recognized in the Company's balance sheet at June 30:

--------------------------------------------------------------------------------

                                                            1998      1997
--------------------------------------------------------------------------------

     Actuarial present value of benefit obligations:
        Vested accumulated benefit obligation            $  732,406   676,571
        Nonvested accumulated benefit obligation                910       133
--------------------------------------------------------------------------------

     Total accumulated benefit obligation                   733,316   676,704

     Effect of projected future salary increases            155,302   137,234
--------------------------------------------------------------------------------

     Projected benefit obligation                           888,618   813,938

     Plan assets at fair value                            1,057,116   889,838
--------------------------------------------------------------------------------

     Plan assets in excess of projected benefit obligation  168,478    75,900

     Unrecognized prior service cost                         14,112    15,875
     Unrecognized gain from past experience
        different from that assumed                        (174,284)  (77,515)

     Unrecognized net transition asset being
        amortized over 15 years                              (3,982)   (5,307)
--------------------------------------------------------------------------------

     Prepaid pension cost                                    $4,344     8,953
--------------------------------------------------------------------------------

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

     (b)  401(k) Plan

     All employees are eligible to participate in the Company's 401(k) plan. Participating employees may contribute up to 15% of gross wages earned. Contributions to the Plan by the Company are made at the discretion of the Board of Directors. The Company made no contributions to the Plan in 1998, 1997, or 1996.

     (c)  Employee Stock Ownership Plan

     Effective July 7, 1995, the Company adopted an Employee Stock Ownership Plan (the ESOP). The ESOP borrowed $661,984 from the Company to purchase 82,748 shares of common stock of the Company on the date of the conversion. The Company paid principal and interest of $111,163, $117,125, and $123,086 to the ESOP during the fiscal years 1998, 1997 and 1996, respectively.

     As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $103,457, $84,650, and $77,021 for fiscal years 1998, 1997 and 1996, respectively.

     All employees of the Company are eligible to participate in the ESOP after they attain age 21 and complete one year of service.

     A summary of the ESOP share allocation is as follows for the years ended June 30:

--------------------------------------------------------------------------------

                                                       1998      1997      1996
--------------------------------------------------------------------------------

     Shares allocated beginning of year               12,420     4,140      -
     Shares allocated during year                      8,280     8,280     4,140
     Unreleased shares                                62,048    70,328    78,608

     Total ESOP shares                                82,748    82,748    82,748

     Fair value of unreleased shares at June 30    $ 810,502   694,974   688,829
--------------------------------------------------------------------------------

     (d)  Management Stock Bonus Plan

     On January 17, 1996, stockholders approved the Company's Management Stock Bonus Plan (MSBP), which was subsequently also approved by the Office of Thrift Supervision (OTS). The plan provides for the grant of shares of stock to executive employees and directors of the Company in the form of restricted stock, which vest over a five year period at the rate of 20% per year. Under the plan, 45,000 shares of restricted stock were granted. Included in 1998, 1997, and 1996, were compensation and employee benefits expense of $86,625, $86,625, and $39,703, respectively, related to the MSBP.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

     (e)  Stock Option Plan

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

     On June 10, 1997, the Board of Directors of the Company approved the 1997 Director's Stock Option Plan. The Plan granted 38,472 shares or 4% of its then 961,875 outstanding shares to the directors of the Company at an exercise price of $11.0625 per share. Each director received an award of 6,412 shares. The awards vested in entirety on August 1, 1997. In addition, vested options are exerciseable for a period ending 10 years after the grant date.

     As of June 30, 1998, no stock options have been exercised or forfeited. A summary of stock option activity is detailed as follows:

--------------------------------------------------------------------------------
                                                                        Weighted
                                                  Options               average
                                                 available    Options   exercise
                                                 for grant  outstanding  price
--------------------------------------------------------------------------------

     June 30, 1995                                     -           -       -
     1995 stock option plan adopted               112,500          -       -
     Granted January 17, 1996 (weighted
       average fair value $4.34 per option)       (92,500)       92,500  $9.8125
--------------------------------------------------------------------------------

     June 30, 1996                                 20,000        92,500   9.8125
     Granted April 9, 1997 (weighted
       average fair value $5.74 per option)        (5,400)        5,400  11.3750
     1997 Director's stock option plan adopted     38,472          -       -
     Granted June 10, 1997  (weighted average
       fair value $5.26 per option)               (38,472)       38,472  11.0625
--------------------------------------------------------------------------------

     June 30, 1997                                 14,600       136,372  10.2270
       (No activity)                                 -             -       -
     June 30, 1998                                 14,600       136,372  10.2270
--------------------------------------------------------------------------------

     The number of options exerciseable at June 30, 1998 was 76,552 options with a weighted average exercise price of $10.4627.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

     The Company uses the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock option plans. Accordingly, no compensation cost has been recognized for the plans. There are no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. Had compensation cost for the 1995 Stock Option Plan and 1997 Director's Stock Option Plan been determined based on the fair value method as established in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts as indicated in the following table:

--------------------------------------------------------------------------------

                                   Fiscal year    Fiscal year     Fiscal year
                                     ending         ending          ending
                                   June 30, 1998  June 30, 1997   June 30, 1996
--------------------------------------------------------------------------------

     Net income:
        As reported                $  425,335       251,500          462,432
        Pro forma                     252,023       202,396          442,360
     Basic earnings per share:
        As reported                       .52           .27              .46
        Pro forma                         .31           .22              .44
--------------------------------------------------------------------------------

     The above disclosed pro forma effects of applying SFAS No. 123 to compensation costs may not be representative of the effects on reported pro forma net income for future years.

     The  fair  value  for  each  option   granted  is  estimated   based  on  a
     Black-Scholes option pricing model. The model incorporates the following weighted average assumptions:

------------------------------------------------------------------------------------------------------

                              For options granted in  For options granted in  For options granted in
                              accordance with 1997    accordance with 1995    accordance with 1995
                              Director's Stock Option   Stock Option Plan       Stock Option Plan
                                 Plan granted on            granted on             granted on
                                 June 10, 1997              April 9, 1997        January 17, 1996
------------------------------------------------------------------------------------------------------

   Risk-free interest rate            6.46%                    7.07%                   5.78%
   Expected life                      10 years                 10 years                10 years
   Expected volatility                12.00%                   12.00%                  12.00%
   Expected dividends                 None                     None                    None
------------------------------------------------------------------------------------------------------

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

     (13) Federal Home Loan Bank Investment, Retained Earnings and Regulatory Capital Requirements

     The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Des Moines. In addition, the Bank is required to maintain cash and other liquid assets in an amount equal to 4% of its deposit accounts and other obligations due within one year. The Bank has met these requirements.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatoryand possibly additional discretionaryactions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tangible, Core and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of June 30, 1998 and 1997, the most recent notification from the OTS categorized the Bank as 'well capitalized.' There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

        The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands):

-----------------------------------------------------------------------------------------------------------------
                                                                                              To be Well
                                                                                           Capitalized Upon
                                                                                           Prompt Corrective
                   Actual                 Requirement            Excess Capital            Actions Provisions
           ------------------------  -----------------------  -----------------------   -------------------------
                        Percent                  Percent of                Percent                   Percent of
                        of assets                assets (1)                of assets                 assets (1)
            Amount         (1)        Amount                    Amount        (1)         Amount
-----------------------------------------------------------------------------------------------------------------
Bank's
net
worth    $     8,502


Less:
  AFS
  market
  valuation      132
           ----------

Tangible
capital        8,370       11.19%       1,122         1.50%       7,248      9.69%            N/A           N/A
           ----------

Core
capital
(2)            8,370       11.19%       2,244         3.00%       6,126      8.19%          3,751         5.00%
           ----------

Plus:

Allowable
portion
of
general
allowance
for loan
losses           251
           ----------

Risk-based
capital  $     8,621       31.66%  $    2,179         8.00%  $    6,442      23.66%         2,723        10.00%
           ----------


(1) Based on the Bank's adjusted total assets for the purpose of the tangible and core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

(2)   Pursuant  to  Prompt  Corrective  Action  regulations,  the  Bank  is also required to hold core capital equal to or greater than 6.00% of its risk-weighted assets, or $1,634 at June 30, 1998.
--------------------------------------------------------------------------------

(14) SAIF Assessment

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

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

        DIFA proposed that the Bank Insurance Fund (BIF) and SAIF be merged on January 1, 1999, provided no insurance depository institution is a savings association on that date. DIFA also directed the Secretary of the Treasury to present recommendations to Congress for establishment of a common depository institution charter.


(15)    Stock Repurchases

        During the fiscal year ended 1998, the Company repurchased a total of 93,782 shares, or 9.75%, of its 961,875 shares outstanding as of June 30, 1997, at an average price of $12.15 per share. During the fiscal year ended June 30, 1997, the Company repurchased 106,875 of its outstanding common stock at an average price of $11.48 per share. During the fiscal year ended June 30, 1996, the Company repurchased 101,250 shares of its outstanding common stock, at an average price per share of $9.53. As a result of these stock repurchase programs, the Company has now outstanding 868,093 shares of common stock. The following summarizes the Company's common stock repurchases during the twelve months ended June 30, 1998:


--------------------------------------------------------------------------------

                                                       Shares         Price
     Settlement date                                 Purchased     per share
--------------------------------------------------------------------------------

     September 11, 1997                                28,000       $11.75
     September 12, 1997                                20,093        11.75
     November 28, 1997                                 24,707        12.1250
     December 4, 1997                                   2,000        12.1250
     January 6, 1998                                    6,500        13.0000
     January 12, 1998                                  12,482        13.3125
--------------------------------------------------------------------------------

     Average price per share:                                       $12.1514
--------------------------------------------------------------------------------

        Repurchased shares are considered treasury shares and will be utilized for general corporate and other purposes, including the issuance of shares in connection with stock option plans, the management stock bonus plan, and other purposes.


(16)    Financial Instruments With Off-Balance-Sheet Risk

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to -- meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount -- recognized in the accompanying balance sheets. The contract amounts of these instruments reflect the extent of -- involvement by the Company.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial -- instrument for commitments to extend credit is represented by the contract amount of these commitments. The -- Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

        The contract amount of these financial instruments at June 30, 1998 and 1997, is as follows:

--------------------------------------------------------------------------------

                                                          Contract amount
                                                   -----------------------------
                                                         1998           1997
--------------------------------------------------------------------------------

          Financial instruments whose contract
          amount represents risk:
            Commitments to extend credit           $    2,197,996      402,000
            Letter of credit                               20,000         -
--------------------------------------------------------------------------------

        Commitments to extend credit and the letter of credit, collectively referred to as commitments, are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on the loan type and on management's evaluation of the borrower. Collateral consists primarily of residential real estate and personal property.


(17)    Fair Value of Financial Instruments

        SFAS No. 107, Disclosures about Fair Values of Financial Instruments, requires disclosure of estimated fair values of the Company's financial instruments, including assets, liabilities, and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of June 30, 1998 and 1997, based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

        The estimated fair value of the Company's financial instruments are shown below. Following the table, there is an explanation of the methods and assumptions used to estimate the fair value of each class of financial instruments.

------------------------------------------------------------------------------------------------------------------------------------

                                                                                     June 30
                                             ---------------------------------------------------------------------------------------
                                                                1998                                         1997
                                             -------------------------------------------  ------------------------------------------
                                               Carrying       Estimated       Contract      Carrying       Estimated       Contract
                                                amount        fair value       amount        amount        fair value       amount
------------------------------------------------------------------------------------------------------------------------------------
      Financial assets:
         Cash and cash equivalents         $     2,009,228      2,009,228                      763,792         763,792
         Securities available for sale          43,730,675     43,730,675                   15,131,002      15,131,002
         Securities held to maturity                  -               -                     24,269,460      24,481,726
         Loans receivable, net (1)              28,994,750     29,500,683                   20,766,539      21,248,657
          FHLB stock                               835,000        835,000                      333,500         333,500
         Accrued interest receivable               547,898        547,898                      613,357         613,357

      Financial liabilities:
         Deposits                               48,101,806     48,333,647                   45,687,590      45,864,695
         FHLB Advances                          16,200,000     15,912,088                    3,500,000       3,496,847
         Accrued interest payable                  631,168        631,168                      405,623         405,623

      Off-balance sheet financial instruments:
             Commitments to
                extend credit                         -         2,217,996    2,217,996            -              8,479      402,000

      ------------------------------------------------------------------------------------------------------------------------------


        (1) The carrying amount of loans receivable is reported net of $251,034 and $213,034 in allowance for losses on loans at June 30, 1998, and June 30, 1997, respectively

--------------------------------------------------------------------------------

        (a)   Cash and Cash Equivalents

        The carrying amount of cash and cash equivalents approximates their fair value.

        (b)   Securities Held to Maturity and Securities Available for Sale

        The fair values of securities held to maturity and securities available for sale are based upon quoted market prices.

        (c)   Loans Receivable, Net

        The fair value of the loan receivable portfolio, with the exception of the 1 to 4 family adjustable rate mortgage loan portfolio and the consumer, agriculture, commercial and commercial real estate portfolios, was calculated by comparison of the loan portfolio to observed secondary market prices for loans and mortgage-backed securities with similar characteristics. For consumer, agriculture, commercial, and commercial real estate loans, the fair value was calculated by discounting the scheduled cash flows through the estimated maturity using anticipated prepayment speeds and using discount rates that reflect credit and interest rate risk inherent in each loan portfolio. The fair value of the 1 to 4 family adjustable rate mortgage loan portfolio was estimated using the carrying value of the portfolio due to its repricing frequency and comparison to observed secondary market loans with similar characteristics.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

        (d)   FHLB Stock

        The carrying amount of FHLB stock approximates its fair value.

        (e)   Accrued Interest Receivable

        The carrying amount of accrued interest receivable approximates its fair
        value   since  it  is   short-term   in  nature  and  does  not  present
        unanticipated credit concerns.

        (f)   Deposits

        Under SFAS No. 107, the fair value of deposits with no stated maturity such as savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using as discount rates the rates that were offered by the Company as of June 30, 1998 and 1997, for deposits with maturates similar to the remaining maturities of the existing certificates of deposit.

        The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by the Company's existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible.

        (g)   FHLB  Advances

        The fair value of FHLB advances is based upon the discounted value of contractual cash flows using as discount rates the rates offered by the FHLB on advances with maturities similar to the remaining maturities of the existing advances.

        (h)   Accrued Interest Payable

        The carrying amount of accrued interest payable approximates its fair value since it is short-term in nature.

        (i)   Commitments to Extend Credit

        The fair value of commitments to extend credit is based on the proposed carrying value. All loan commitments are made at current market interest rates. Therefore, the proposed carrying value approximates fair value.


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

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

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


(19)    Business Segment Performance Disclosure

        SFAS No. 131, Disclosures about Segments of an Operation and Related Information, requires the disclosure of financial and descriptive information about the operating segments of a public business enterprise. For purposes of this disclosure, Redwood Financial, Inc. has deemed its operating segments to follow its corporate structure. The rationale for this segmentation is a result of the differing operational purposes of its corporate entities as well as the simplicity of the Company's corporate structure.

        To this extent, the Company has determined that it has three operating segments. These include (1) the parent holding company, Redwood Financial, Inc., (2) the insured financial institution, HomeTown Bank, and (3) a subsidiary of the Bank, Redwood Falls Federal Services, Inc. (the Service Corporation).

        Following is a brief description of the three operating segments:

        Holding Company: Redwood Financial, Inc. was organized in 1995 primarily to acquire and hold the common stock of the Association. This continues to be the Holding Company's primary purpose. The Holding Company also contributes to the operational performance of the consolidated Company through (1) retention and servicing of three loans which were not eligible for investment within the Bank's operating segment due to regulatory restrictions, (2) management of a small investment portfolio, including an investment in a limited partnership, and (3) providing and incurring expense as a result of employee benefits available to Bank personnel for the remuneration and retention of Bank personnel.

        The  Bank:   HomeTown  Bank  provides   standard   banking  services  to
        communities in Redwood and Renville Counties, Minnesota, including lending and deposit products services. The Bank is the largest of the consolidated Company's operating segments.

        The Service Corporation: Redwood Falls Federal Services, Inc. is a Minnesota corporation organized in 1993 for the sole purpose of providing insurance sales separate from the Bank as a result of previous federal regulatory requirements. These requirements have since been lifted and the Service Corporation has been inactive since June 1996. The Service Corporation provided no contribution to the consolidated Company's operating performance for the fiscal years ended June 30, 1998 and 1997.

        The following table summarizes the contribution of each segment to the operating performance of the consolidated Company for the fiscal years ended June 30, 1998, 1997, and 1996.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

------------------------------------------------------------------------------------------------------------------------------------
                                             For the year ended June 30, 1998                 For the year ended June 30, 1997
                                     ------------------------------------------------  ---------------------------------------------
                                     Unconsolidated     Intercompany  Consolidated     Unconsolidated   Intercompany  Consolidated
                                     segment results    eliminations  segment results  segment results  eliminations segment results
 -----------------------------------------------------------------------------------------------------------------------------------

 Holding Company
 Interest income:
   Loans                                   78,133                           78,133              48,784                     48,784
   Investment and mortgage-
     backed and related securities         26,778                           26,778             100,520                    100,520
              Other (1)                    45,602         (45,602)               -              51,703       (24,578)      27,125
 -----------------------------------------------------------------------------------------------------------------------------------

 Subtotal                                 150,513         (45,602)         104,911             201,007       (24,578)     176,429

 Noninterest income:
   Gain on sale of investments                  -                                -               2,863                      2,863
   Other noninterest income                     -                                -                   -                          -
 -----------------------------------------------------------------------------------------------------------------------------------

 Subtotal                                       -               -                -               2,863             -        2,863

 Noninterest expense:
   Compensation and
     employee benefits                    190,282                          190,282             171,275                    171,275
   Income tax benefit                     (78,829)                         (78,829)            (77,167)                   (77,167)
   Other (2)                              107,872         (48,000)          59,872             193,534       (48,000)     145,534
 -----------------------------------------------------------------------------------------------------------------------------------

 Subtotal                                 219,325         (48,000)         171,325             287,642       (48,000)     239,642
 -----------------------------------------------------------------------------------------------------------------------------------

 Segment total                            (68,812)          2,398          (66,414)            (83,772)       23,422      (60,350)
 -----------------------------------------------------------------------------------------------------------------------------------

 Total assets-segment                  11,759,177                       11,759,177          12,308,976                 12,308,976
 -----------------------------------------------------------------------------------------------------------------------------------

 Bank
 Interest income:
   Loans                                1,993,373                        1,993,373           1,514,821                  1,514,821
   Investment and mortgage-
     backed and related securities      2,567,773                        2,567,773           2,032,217                  2,032,217
   Other                                   81,865                           81,865             146,150                    146,150
 -----------------------------------------------------------------------------------------------------------------------------------

 Subtotal                               4,643,011               -        4,643,011           3,693,188             -    3,693,188

 Interest expense:
   Deposits                             2,624,936         (45,602)       2,579,334           2,171,842       (24,578)   2,147,264
   Borrowings                             419,138                          419,138              38,485                     38,485
 -----------------------------------------------------------------------------------------------------------------------------------

 Subtotal                               3,044,074         (45,602)       2,998,472           2,210,327       (24,578)   2,185,749

 Noninterest income:
   Gain on sale of investments             42,652                           42,652                   -                          -
   Other noninterest income               137,512         (48,000)          89,512             101,616       (48,000)      53,616
 -----------------------------------------------------------------------------------------------------------------------------------

 Subtotal                                 180,164         (48,000)         132,164             101,616       (48,000)      53,616

 Noninterest expense:
   Compensation and
     employee benefits                    649,378                          649,378             553,458                    553,458
   Provision for loan losses               38,000                           38,000                   -                          -
   Loss on sale of investments                911                              911                   -                          -
   Income tax expense                     321,738                          321,738             213,835                    213,835
   Other                                  274,927                          274,927             481,912                    481,912
 -----------------------------------------------------------------------------------------------------------------------------------

 Subtotal                               1,284,954               -        1,284,954           1,249,205             -    1,249,205
 -----------------------------------------------------------------------------------------------------------------------------------

 Segment total                            494,147          (2,398)         491,749             335,272       (23,422)     311,850
 -----------------------------------------------------------------------------------------------------------------------------------

 Total assets-segment                  75,022,442                       75,022,442          60,331,501                 60,331,501
 -----------------------------------------------------------------------------------------------------------------------------------

 Service Corporation (3)
 Interest income:
   Other (4)                                                                     -                                              -
 -----------------------------------------------------------------------------------------------------------------------------------

 Subtotal                                       -               -                -                   -             -            -

 Noninterest income:
   Other noninterest income                                                      -                                              -
 -----------------------------------------------------------------------------------------------------------------------------------

 Subtotal                                       -               -                -                   -             -            -

 Noninterest expense:
   Other (5)                                                                     -                                              -
 -----------------------------------------------------------------------------------------------------------------------------------

 Subtotal                                       -               -                -                   -             -            -
 -----------------------------------------------------------------------------------------------------------------------------------

 Segment total                                  -               -                -                   -             -            -
 -----------------------------------------------------------------------------------------------------------------------------------

 Total assets-segment                           -                                -                   -                          -
 -----------------------------------------------------------------------------------------------------------------------------------

 Total                                    425,335               -          425,335             251,500             -      251,500
 -----------------------------------------------------------------------------------------------------------------------------------

 Total assets                          86,781,619               -       86,781,619          72,640,477             -   72,640,477
 -----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
                                                 For the year ended June 30, 1996
                                        ----------------------------------------------
                                         Unconsolidated   Intercompany Consolidated
                                        segment results  eliminations segment results
 -------------------------------------------------------------------------------------

 Holding Company
 Interest income:
   Loans                                        30,519                       30,519
   Investment and mortgage-
     backed and related securities             130,826                      130,826
              Other (1)                         39,394         (959)         38,435
 -------------------------------------------------------------------------------------

 Subtotal                                      200,739         (959)        199,780

 Noninterest income:
   Gain on sale of investments                       -                            -
   Other noninterest income                        959                          959
 -------------------------------------------------------------------------------------

 Subtotal                                          959            -             959

 Noninterest expense:
   Compensation and
     employee benefits                         116,725                      116,725
   Income tax benefit                                                            -
   Other (2)                                    63,895      (44,000)         19,895
 -------------------------------------------------------------------------------------

 Subtotal                                      180,620      (44,000)        136,620
 -------------------------------------------------------------------------------------

 Segment total                                  21,078       43,041          64,119
 -------------------------------------------------------------------------------------

 Total assets-segment                       13,172,441                   13,172,441
 -------------------------------------------------------------------------------------

 Bank
 Interest income:
   Loans                                     1,333,064                    1,333,064
   Investment and mortgage-
     backed and related securities           1,781,102                    1,781,102
   Other                                       172,246                      172,246
 -------------------------------------------------------------------------------------

 Subtotal                                    3,286,412            -       3,286,412

 Interest expense:
   Deposits                                  1,884,432       (1,595)      1,882,837
   Borrowings                                                                    -
 -------------------------------------------------------------------------------------

 Subtotal                                    1,884,432       (1,595)      1,882,837

 Noninterest income:
   Gain on sale of investments                       -                            -
   Other noninterest income                    108,950      (45,800)         63,150
 -------------------------------------------------------------------------------------

 Subtotal                                      108,950      (45,800)         63,150

 Noninterest expense:
   Compensation and
     employee benefits                         532,134                      532,134
   Provision for loan losses                         -
   Loss on sale of investments                       -
   Income tax expense                          210,512                      210,512
   Other                                       326,933                      326,933
 -------------------------------------------------------------------------------------

 Subtotal                                    1,069,579            -       1,069,579
 -------------------------------------------------------------------------------------

 Segment total                                 441,351      (44,205)        397,146
 -------------------------------------------------------------------------------------

 Total assets-segment                       48,415,372                   48,415,372
 -------------------------------------------------------------------------------------

 Service Corporation (3)
 Interest income:
   Other (4)                                       636         (636)
 -------------------------------------------------------------------------------------

 Subtotal                                          636         (636)              -

 Noninterest income:
   Other noninterest income                      1,941                        1,941
 -------------------------------------------------------------------------------------

 Subtotal                                        1,941            -           1,941

 Noninterest expense:
   Other (5)                                     2,574       (1,800)            774
 -------------------------------------------------------------------------------------

 Subtotal                                        2,574       (1,800)            774
 -------------------------------------------------------------------------------------

 Segment total                                       3        1,164           1,167
 -------------------------------------------------------------------------------------

 Total assets-segment                                -                            -
 -------------------------------------------------------------------------------------

 Total                                         462,432            -         462,432
 -------------------------------------------------------------------------------------

 Total assets                               61,587,813            -      61,587,813
 -------------------------------------------------------------------------------------

             Footnotes:
             (1) The Holding Company maintains substantially all of its cash in an interest bearing account at the Bank. The elimination reflects interest earned and paid on this account.
             (2) The Holding Company pays the Bank $4,000 per month for management services provided by the Bank to the Holding
                   Company.
             (3) The Service Corporation has been inactive since June 1996 and has no assets as of June 30, 1996.
             (4) The Service Corporation maintained substantially all of its cash in an interest bearing account at the Bank. The elimination reflects interest earned and paid on this account.
             (5) The Service Corporation paid the Bank $1,800 per year for management services provided by the Bank to the Service
                   Corporation.

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(20)   Redwood Financial, Inc. Finanical Information (Parent Company Only)

       The parent companys principal assets are its investment in the Bank and securities. The following are the condensed financial statements for the parent company only as of and for the years ended June 30, 1998 and 1997.

       Condensed Balance Sheet

                                                                                                 June 30,       June 30,
                                       Assets                                                      1998           1997
---------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents                                                             $    1,172,127      2,122,649
       Securities held to maturity                                                                        -      1,274,607
       Securities available for sale                                                                375,000              -
       Loans receivable, net                                                                      1,340,118        500,269
       Investment in subsidiary                                                                   8,502,030      8,372,837
       Accrued interest receivable                                                                   17,789         35,479
       Other assets                                                                                 542,383         36,192
---------------------------------------------------------------------------------------------------------------------------

       Total assets                                                                          $   11,949,447     12,342,033
---------------------------------------------------------------------------------------------------------------------------


                        Liabilities and Stockholders' Equity
---------------------------------------------------------------------------------------------------------------------------

       Accrued expenses and other liabilities                                                        11,421              -
---------------------------------------------------------------------------------------------------------------------------

       Total liabilities                                                                             11,421              -
---------------------------------------------------------------------------------------------------------------------------

       Common stock                                                                                 112,500        112,500
       Additional paid-in capital                                                                 8,490,163      8,467,833
       Retained earnings, subject to certain restrictions                                         6,794,926      6,369,591
       Net unrealized gain (loss) on securities available for sale                                  131,909         (3,135)
       Unearned employee stock ownership plan shares                                               (463,264)      (529,504)
       Unearned management stock bonus plan shares                                                 (220,172)      (306,797)
       Treasury stock, at cost                                                                   (2,908,036)    (1,768,455)
---------------------------------------------------------------------------------------------------------------------------

       Total stockholders equity                                                                11,938,026     12,342,033
---------------------------------------------------------------------------------------------------------------------------

       Total liabilities and stockholders equity                                            $   11,949,447     12,342,033
---------------------------------------------------------------------------------------------------------------------------


       Condensed Statement of Income

                                                                                    1998           1997           1996
---------------------------------------------------------------------------------------------------------------------------
       Gain on sale of investments available for sale                          $           -          2,863              -
       Interest income                                                               150,513        201,007        200,739
       Equity in earnings of subsidiary                                              494,147        335,271        433,884
       Compensation and employee benefits                                           (250,181)      (171,275)      (116,725)
       Other                                                                         (47,973)      (193,533)       (62,936)
---------------------------------------------------------------------------------------------------------------------------

       Earnings before income tax benefit                                            346,506        174,333        454,962

       Income tax benefit                                                             78,829         77,167          7,470
---------------------------------------------------------------------------------------------------------------------------

       Net earnings                                                            $     425,335        251,500        462,432
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

----------------------------------------------------------------------------------------------------------------------------

        Condensed Statement of Cash Flows

                                                                                              Years ended
                                                                                                June 30,
                                                                             -----------------------------------------------
                                                                                 1998            1997             1996
----------------------------------------------------------------------------------------------------------------------------
        Operating activities:
          Net earnings                                                     $       425,335         251,500          462,432
          Adjustments to reconcile net earnings to cash
             provided by operating activities:
               Equity in earnings of subsidiary                                   (494,147)       (335,271)        (433,884)
               Amortization of premiums (discounts), net                              (395)         (1,028)          (1,092)
               (Increase) decrease in accrued interest receivable                   17,690          31,305          (66,784)
               Gain on sale of investments available for sale                         -             (2,863)            -
               Amortization of unearned ESOP shares                                 66,240          66,240           66,240
               Earned ESOP priced above original cost                               22,330          10,816           10,781
               Earned management stock bonus plan shares                            86,625          86,625           39,703
               Increase (decrease) in accrued expenses and
                 other liabilities                                                  11,421         (15,405)          15,405
               Increase in other assets                                           (506,191)        (36,192)          (7,470)
----------------------------------------------------------------------------------------------------------------------------

        Net cash provided (used) by operating activities                          (371,092)         55,727           85,331
----------------------------------------------------------------------------------------------------------------------------

        Investing activities:
          Proceeds from maturities of investment securities
             held to maturity                                                      900,000       1,215,000            -
          Purchases of investment securities available for sale                       -           (996,513)      (2,487,487)
          Proceeds from sales of investment securities available for sale             -            999,376            -
          Increase in loans receivable, net                                       (839,849)        (24,911)        (475,358)
----------------------------------------------------------------------------------------------------------------------------

        Net cash provided by investing activities                                   60,151       1,192,952       (2,962,845)
----------------------------------------------------------------------------------------------------------------------------

        Financing activities:
          Adoption of ESOP                                                            -               -            (661,984)
          Dividend from Bank                                                       500,000       2,000,000             -
          Proceeds from sale of common stock                                          -               -           8,549,361
          Purchase of Association stock                                               -               -          (3,943,688)
          Repurchase of common stock                                            (1,139,581)     (1,227,049)        (965,156)
----------------------------------------------------------------------------------------------------------------------------

        Net cash provided (used) by financing activities                          (639,581)        772,951        2,978,533
----------------------------------------------------------------------------------------------------------------------------

        Increase (decrease) in cash and cash equivalents                          (950,522)      2,021,630          101,019

        Cash and cash equivalents, beginning of year                             2,122,649         101,019             -
----------------------------------------------------------------------------------------------------------------------------

        Cash and cash equivalents, end of year                             $     1,172,127       2,122,649          101,019
----------------------------------------------------------------------------------------------------------------------------

REDWOOD FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(21)    Subsequent Event

        From July 1, 1998, through August 31, 1998, the investment in the limited partnership had incurred losses. The Company's share of these losses was approximately $120,000. Depending on the performance of the limited partnership, the losses may be recognized in the fiscal 1999 financial statements.

REDWOOD FINANCIAL, INC. AND SUBSIDIARY



-------------------------------------------------------------------------------------------------------------------------

        Summarized quarterly financial data for fiscal 1998 and 1997 are as follows:

-------------------------------------------------------------------------------------------------------------------------

                                                                                Three months ended
                                                          ---------------------------------------------------------------
                                                            June 30,       March 31,       December 31,     September 30,
             Selected Operations Data                         1998            1998           1997               1997
-------------------------------------------------------------------------------------------------------------------------
           Interest income                              $     1,233,154      1,202,259       1,158,230         1,154,278
           Interest expense                                     788,140        758,725         752,020           699,587
-------------------------------------------------------------------------------------------------------------------------

           Net interest income                                  445,014        443,534         406,210           454,691

           Provision for loan losses                             24,000         14,000               -                 -
           Non-interest income                                   50,123         35,054          33,536            13,451
           Non-interest expense                                 301,884        287,441         318,496           267,548
           Income tax expense                                    60,838         65,270          42,097            74,704
-------------------------------------------------------------------------------------------------------------------------

           Net earnings                                 $       108,415        111,877          79,153           125,890
-------------------------------------------------------------------------------------------------------------------------

           Earnings per common sharebasic              $      .13            .14             .10               .15
           Earnings per common sharediluted                   .13            .13             .09               .14



                                                                                Three months ended
                                                          ---------------------------------------------------------------
                                                            June 30,       March 31,       December 31,     September 30,
             Selected Operations Data                         1997            1997           1996               1996
-------------------------------------------------------------------------------------------------------------------------
           Interest income                              $     1,078,635        972,178         909,043           909,761
           Interest expense                                     623,269        553,189         502,095           507,196
-------------------------------------------------------------------------------------------------------------------------

           Net interest income                                  455,366        418,989         406,948           402,565

           Provision for loan losses                                  -              -               -                 -
           Non-interest income                                   13,910         14,923          12,712            14,933
           Non-interest expense                                 258,223        232,074         366,713           495,168
           Income tax expense (benefit)                          84,566         74,986          17,239           (40,123)
-------------------------------------------------------------------------------------------------------------------------

           Net earnings (loss)                          $       126,487        126,852          35,708           (37,547)
-------------------------------------------------------------------------------------------------------------------------

           Earnings per common sharebasic               $           .13            .14             .04              (.04)
           Earnings per common sharediluted                         .13            .13             .04              (.04)


REDWOOD FINANCIAL, INC. AND SUBSIDIARY


---------------------------------------------------------------------------------------------------------------------------

             Selected Financial                       June 30,          March 31,        December 31,       September 30,
               Condition Data                           1998               1998              1997               1997
---------------------------------------------------------------------------------------------------------------------------

           Total assets                          $      77,286,605         69,687,671        67,147,038         64,651,177
           Securities                                   43,730,675         38,332,752        39,997,129         40,510,502
           Net loans                                    28,994,750         26,905,925        23,374,423         22,356,259
           Deposits                                     48,101,806         48,668,957        46,979,232         45,780,689
           Stockholders' equity                         11,938,026         11,824,419        11,801,405         11,985,092



             Selected Financial                       June 30,          March 31,        December 31,       September 30,
               Condition Data                           1997               1997              1996               1996
---------------------------------------------------------------------------------------------------------------------------

           Total assets                          $      62,168,916         55,730,838        53,526,359         51,058,275
           Securities                                   39,400,462         35,592,367        26,318,389         30,081,878
           Net loans                                    20,766,539         18,878,902        18,171,579         17,229,712
           Deposits                                     46,093,213         42,561,895        40,077,112         37,410,421
           Stockholders' equity                         12,342,033         12,109,742        13,238,271         13,160,293

---------------------------------------------------------------------------------------------------------------------------
